UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                             SCHEDULE DEFM14A
                              (RULE 14a-101)

              Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934, as amended

Filed by the Registrant (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 240.14a-12
( )Confidential, for Use of the Commission
   Only (as permitted by Rule 14a-6(e)(2))


                             THOMAS NELSON, INC.
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               (Name of Registrant as Specified in its Charter)

                               Not Applicable
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

( ) No fee required.
( ) Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:


(X) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
                             ----------------------

(2)  Form, Schedule or Registration Statement No.:
                                                  ----------------------

(3)  Filing Party:
                   ----------------------

(4)  Date Filed:
                ----------------------


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                             THOMAS NELSON, INC.
                              501 Nelson Place
                              P.O. Box 141000
                         Nashville, Tennessee  37214

                              April 27, 2006

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Thomas Nelson, Inc. ("Thomas Nelson"), which will be held on Thursday, June 8, 2006, beginning at 10:00 a.m., local time, at the Sheraton Music City, 777 McGavock Pike, Nashville, Tennessee 37214.

At the special meeting, you will be asked to approve a merger and related merger agreement which provides for Thomas Nelson to become a privately owned company and for you to be entitled to receive $29.85 in cash, without interest, for each share of our common stock and our Class B common stock you own. The merger agreement, dated February 20, 2006, is by and among Thomas Nelson, Faith Media Holdings, LLC ("Faith Media") and Faith Media's wholly-owned subsidiary,
FM Mergerco, Inc. ("Mergerco"). If the merger is completed, Mergerco will be merged into Thomas Nelson, with Thomas Nelson as the surviving corporation. As a result of the merger, Thomas Nelson will become a wholly-owned subsidiary of Faith Media. Faith Media was formed by InterMedia Partners, L.P to acquire Thomas Nelson in the merger.

A special committee of our board of directors, composed of four directors who are not officers or employees of Thomas Nelson and who meet the New York Stock Exchange criteria as "independent directors", unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of Thomas Nelson and its shareholders and (ii) recommended to our board of directors that it adopt and approve the merger agreement and recommend to Thomas Nelson's shareholders that they approve the merger agreement. Acting on the unanimous recommendation of the special committee, our board of directors has unanimously adopted and approved the merger and the merger agreement and declared them advisable and in the best interests of Thomas Nelson and its shareholders and recommends that you vote "FOR" the approval of the merger and the merger agreement.

The proxy statement attached to this letter provides you with information about the merger and the special meeting of the shareholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us and the merger from documents we have filed with the Securities and Exchange Commission. These documents can be found at the Internet website maintained by the SEC at www.sec.gov or by contacting us by mail at the address above.

Your vote is very important. The merger cannot be completed unless the merger and the merger agreement are approved by the affirmative vote of the holders of at least two-thirds of the collective voting power of our outstanding shares of common stock and Class B common stock. If you fail to vote, the effect will be the same as a vote against the approval of the merger and the merger agreement at the special meeting.

Whether or not you plan to attend the special meeting, please submit a proxy for your shares by mail. If you hold shares of our common stock you will receive a proxy card relating to the voting of such common shares, and holders of shares of our Class B common stock will receive a different proxy card related to the voting of such Class B shares. Additionally, if you have shares of our common stock or Class B common stock that are registered differently and are in more than one account, you will receive more than one proxy card.
Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

                                           Sincerely,

                                           /s/ Michael S. Hyatt

                                           Michael S. Hyatt
                                           President and Chief Executive Officer

Neither the Securies and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

               THIS PROXY STATEMENT IS DATED APRIL 27, 2006
           AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT
                                MAY 1, 2006.

                             THOMAS NELSON, INC.
                              501 Nelson Place
                               P.O. Box 141000
                         Nashville, Tennessee 37214

                  Notice of Special Meeting of Shareholders
                      to be held Thursday, June 8, 2006


TO OUR SHAREHOLDERS:

The special meeting of the shareholders of Thomas Nelson, Inc., a Tennessee corporation ("Thomas Nelson"), will be held on Thursday, June 8, 2006, at 10:00 a.m., local time, at the Sheraton Music City, 777 McGavock Pike, Nashville, Tennessee 37214, for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2006, by and among Thomas Nelson, Faith Media Holdings, LLC, a Delaware limited liability company ("Faith Media"), and FM Mergerco, Inc., a Tennessee corporation and a wholly-owned subsidiary of Faith Media ("Mergerco"), and the merger contemplated thereby, pursuant to which, upon the merger becoming effective, each share of common stock, $1.00 par value per share, and each share of Class B common stock, $1.00 par value per share, of Thomas Nelson will be converted into the right to receive $29.85 in cash, without interest.

     2. To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement.

     3. To transact such other business as may properly come before the special meetiing or any adjournment or postponement thereof.

Only holders of our common stock and holders of our Class B common stock as of the close of business on April 26, 2006 are entitled to notice of the meeting and to vote at the meeting. At the special meeting, the holders of our shares of common stock and Class B common stock will vote together as a single class. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the meeting. Each outstanding share of our Class B common stock on the record date entitles the hodler to ten votes on each matter submitted to the share-holders for approval at the meeting.

You are cordially invited to attend the meeting in person.

A special committee of our board of directors, composed of four directors who are not officers or employees of Thomas Nelson and who meet the New York Stock Exchange criteria as "independent directors", unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of Thomas Nelson and its shareholders and (ii) recommended to our board of directors that it adopt and approve the merger agreement and recommend to Thomas Nelson's shareholders that they approve the merger agreement. Acting on the unanimous recommendation of the special committee, our board of directors has unanimously adopted and approved the merger and the merger agreement and declared them advisable and in the best interests of Thomas Nelson and its shareholders and recommends that you vote "FOR" the approval of the merger and the merger agreement.

Our board of directors also recommends that you vote "FOR" the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement.

Your vote is important, regardless of the number of shares of our common stock or our Class B common stock you own. The approval of the merger and the merger agreement requires the affirmative vote of the holders of at least two-thirds of the collective voting power of our shares of common stock and Class B common stock outstanding on the record date for the special meeting. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on the adjournment proposal, whether or not a quorum is present. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the meeting.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote "FOR" the approval of the merger and the merger agreement, and "FOR" the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement. If you do not return your proxy card or attend the meeting and vote in person, your shares will not be counted in determining the presence of a quorum at the meeting. In addition, your failure to vote will have the same effect as a vote against the approval of the merger and the merger agreement and against the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement. If you are a shareholder of record and you attend the meeting, you may vote in person if you wish.

                                    By Order of the Board of Directors,

                                    /s/ Joe L. Powers

                                    Joe L. Powers
                                    Executive Vice President,
                                    Chief Financial Officer and Secretary

April 27, 2006

                          TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER................1
SUMMARY.......................................................................7
     The Parties to the Merger................................................7
     The Merger Agreement.....................................................7
     Timing and Likelihood of Closing.........................................7
     Per Share Merger Consideration...........................................7
     Treatment of Stock Options...............................................7
     Procedure for Receiving Merger Consideration.............................8
     Special Committee of Our Board of Directors..............................8
     Opinion of SunTrust Robinson Humphrey....................................8
     Recommendation of Our Board of Directors.................................9
     Interests of Our Directors and Executive Officers in the Merger..........9
     Voting Agreement with Principal Shareholders.............................11
     Record Date and Voting Power.............................................12
     Shareholder Vote Required to Approve the Merger and the Merger Agreement.12
     Share Ownership of Our Directors and Executive Officers..................12
     Financing of the Merger..................................................13
     Appraisal Rights.........................................................13
     Conditions to Completing the Merger......................................13
     No Solicitation of Transactions; Superior Proposal.......................14
     Termination of the Merger Agreement......................................14
     Expense Reimbursement and Termination Fee................................15
     Regulatory Approvals.....................................................16
     Material United States Federal Income Tax Consequences...................16
     Market Price of Our Capital Stock........................................16
     Litigation Challenging the Merger........................................16
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...................18
MARKET PRICES OF OUR CAPITAL STOCK............................................19
THE SPECIAL MEETING...........................................................21
     Time, Place and Purpose of the Special Meeting...........................21
     Record Date, Quorum and Voting Power.....................................21
     Required Vote............................................................21
     Voting by Our Directors and Executive Officers...........................22
     Proxies; Revocation......................................................23
     Expenses of Proxy Solicitation...........................................24
     Adjournments and Postponements...........................................24
THE PARTIES TO THE MERGER.....................................................25
     Thomas Nelson, Inc.......................................................25
     Faith Media Holdings, LLC and FM Mergerco, Inc...........................25
THE MERGER....................................................................26
     Background of the Merger.................................................26
     Reasons for the Recommendation of the Special Committee and Our
          Board of Directors..................................................37
     Recommendation of the Special Committee and Our Board of Directors.......43
     Opinion of SunTrust Robinson Humphrey....................................43

                                         i

     Effects of the Merger....................................................50
     Effects on Us if the Merger is Not Completed.............................51
     Interests of Our Directors and Executive Officers in the Merger..........52
     Voting Agreement with Principal Shareholders.............................57
     Financing of the Merger..................................................58
     Appraisal Rights.........................................................59
     Regulatory Approvals.....................................................59
     Material United States Federal Income Tax Consequences...................60
     Litigation Challenging the Merger........................................62
     Fees and Expenses of the Merger..........................................62
THE MERGER AGREEMENT..........................................................64
     The Merger...............................................................64
     Effective Time...........................................................64
     Charter, Bylaws and Directors and Officers of Thomas Nelson as the
          Surviving Corporation...............................................64
     Conversion of Capital Stock..............................................65
     Exchange and Payment Procedures..........................................65
     Treatment of Stock Options...............................................66
     Representations and Warranties...........................................66
     Covenants of the Parties.................................................70
     Limitations on Considering Other Acquisition Proposals...................74
     Conditions to Completing the Merger......................................76
     Termination of the Merger Agreement......................................78
     Termination Fee..........................................................79
     Reimbursement of Expenses................................................80
     Amendment and Waiver.....................................................80
ADJOURNMENT OF THE SPECIAL MEETING............................................81
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS...............................82
BENEFICIAL OWNERSHIP OF OUR CAPITAL STOCK.....................................83
SHAREHOLDER PROPOSALS FOR OUR 2006 ANNUAL MEETING.............................85
OTHER MATTERS.................................................................86
     Other Business at the Special Meeting....................................86
     Delivery of this Proxy Statement.........................................86
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................87

ANNEX A - Agreement and Plan of Merger, dated as of February 20, 2006, by and among Thomas Nelson, Inc., Faith Media Holdings, LLC and
          FM Mergerco, Inc.
ANNEX B - Opinion of SunTrust Robinson Humphrey

                                         ii

     Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to "Thomas Nelson," the "company," "we," "our," "ours," and "us" refer to Thomas Nelson, Inc. and its subsidiaries; all references to "Faith Media" refer to Faith Media Holdings, LLC, which has been organized by, and is an affiliate of, InterMedia Partners, L.P., referred to herein as "InterMedia Partners," a private equity investment firm with investments in media companies; all references to "Mergerco" refer to FM Mergerco, Inc., a wholly-owned subsidiary of Faith Media; all references to "merger agreement" refer to the Agreement and Plan of Merger, dated February 20, 2006, by and among Thomas Nelson, Faith Media and Mergerco, a copy of which is attached as Annex A to this proxy statement, as it may be amended from time to time in accordance with its terms; and all references to the "merger" refer to the merger contemplated by the merger agreement.


                         QUESTIONS AND ANSWERS
               ABOUT THE SPECIAL MEETING AND THE MERGER

     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. Where applicable, each question below includes a page reference directing you to the portion of this proxy statement that addresses the question in greater detail.

Q:  When and where is the special meeting? (see page 21)

A: The special meeting of Thomas Nelson's shareholders will be held at 10:00 a.m., local time, on Thursday, June 8, 2006, at the Sheraton Music City, 777 McGavock Pike, Nashville, Tennessee 37214.

Q:  What matters will I vote on at the special meeting? (see page 21)

A:  You will vote on the following proposals:

    * to approve the merger and the merger agreement;

    * to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement; and

    * such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Q: How does our board of directors recommend that I vote on the proposals? (see pages 43 and 81)

A: Our board of directors, acting on the unanimous recommendation of a special committee of the board of directors composed of independent directors who are not officers or employees of Thomas Nelson and who meet the New York Stock Exchange criteria as "independent directors", unanimously recommends that you vote:

     * "FOR" the proposal to approve the merger and the merger agreement; and

     * "FOR" the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement.

Q: What vote of shareholders is required to approve the merger and the merger agreement? (see page 21)

A: Shareholders holding at least two-thirds of the collective voting power of our shares of common stock and Class B common stock outstanding as of the close of business on April 26, 2006 must vote "FOR" the approval of the merger and the merger agreement for us to complete the merger.

Q: How do our directors and executive officers intend to vote on the merger and the merger agreement? (see pages 22 and 23)

A: Our directors and our executive officers have informed us that they intend to vote all of their shares of our common stock and our Class B common stock "FOR" the approval of the merger and the merger agreement. In addition, Sam Moore, S. Joseph Moore, certain members of their families and certain affiliated entities (collectively defined in the merger agreement and referred to in this proxy statement as the "principal shareholders") have entered into a voting agreement pursuant to which they have agreed to vote their shares of capital stock in favor of the merger and the merger agreement.

Q:  What vote of shareholders is required to adjourn the meeting?
    (see pages 21, 22 and 24)

A: The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve merger and the merger agreement, requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the adjournment proposal.

Q:  Who is entitled to vote? (see page 21)

A: Shareholders as of the close of business on April 26, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. At the special meeting, the holders of our shares of common stock and Class B common stock will vote together as a single class. On the record date, 14,066,327 shares of our common stock, held by 614 shareholders of record, and 948,228 shares of our Class B common stock, held by 407 shareholders of record, were outstanding and entitled to vote at the meeting. You may vote all shares you owned as of the close of business on the record date. You are entitled to one vote per share of common stock and ten votes per share of Class B common stock.

Q:  What does it mean if I get more than one proxy card? (see page 23)

A: If you hold shares of our common stock you will receive a proxy card relating to the voting of such common shares, and holders of shares of our Class B common stock will receive a different proxy card related to the voting of such Class B shares. Thus, if you hold shares of both our common stock and our Class B common stock, you will receive two proxy cards. Additionally, if you have shares of our common stock or our Class B common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:  How do I cause my shares to be voted without attending the special meeting?
   (see pages 22 and 23)

A: If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in "street name" through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee's form of proxy card which includes proxy submission instructions. In either case, you may submit a proxy for your shares by mail without attending the special meeting. To submit a proxy by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Q:  How do I vote in person at the special meeting? (see page 22)

A: If you hold shares in your name as the shareholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

    If you hold shares in "street name" through a broker, bank or other nominee, you are not the shareholder of record and you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:  Can I change my vote? (see page 23)

A: After you submit a proxy for your shares you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our corporate secretary at our principal offices, 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. If you attend the special meeting in person, you may vote by ballot as described above, which will cancel your previous vote. Your last vote or proxy submission, as the case may be, before voting is closed at the special meeting is the vote that will be counted.

Q:  What is a quorum? (see page 21)

A: A quorum of the holders of the voting power of outstanding shares of our common stock and our Class B common stock must be present for the special meeting to be held. A quorum is present if the holders of two-thirds of the collective voting power of our outstanding shares of common stock and Class B common stock entitled to vote are present at the meeting, either in person or represented by proxy. Broker non-votes and abstentions are counted as present for the purpose of determining whether a quorum is present.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me? (see page 22)

A: Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted and will have the same effect as a vote against the approval of the merger and the merger agreement.

Q:  How do I vote my ESOP shares? (see page 22)

A: Shareholders who are current or former employees of Thomas Nelson participating in the Thomas Nelson, Inc. Savings and Investment Plan, and who have shares of our common stock credited to their plan account as of the record date, have the right to direct the plan administrator regarding how to vote those shares. A participant will provide the plan administrator with instructions on how to vote their shares by completing a proxy card furnished by the plan administrator and returning it to us as directed by the plan administrator. If a participant does not return his or her proxy card to us, the shares credited to the participant's account will be voted by the plan administrator in its discretion. The plan administrator intends to vote all shares for which it does not have participants' instructions at the special meeting in the manner recommended by our board of directors.

Q:  How are votes counted? (see pages 21, 22 and 23)

A: Our common stock is entitled to one vote per share. Our Class B common stock is entitled to ten votes per share. At the special meeting, the holders of our shares of common stock and Class B common stock will vote together as a single class. The affirmative vote of the holders of at least two-thirds of the collective voting power of our shares of common stock and Class B common stock outstanding on the record date is required to approve the merger and the merger agreement. As a result, broker non-votes and abstentions on the proposal to approve the merger and the merger agreement will have the same effect as a vote "AGAINST" the approval of the merger and the merger agreement.

    You may vote "FOR", "AGAINST", or "ABSTAIN" on each of the proposals. An abstention on a proposal will not count as a vote cast on that proposal, but will count for the purpose of determining whether a quorum is present.

    A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Like an abstention, broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

    The affirmative vote of the holders of a majority of the voting power of our shares of common stock and Class B common stock present and entitled to vote on the adjournment proposal, whether or not a quorum is present, is required to approve the proposal to adjourn the meeting. As a result, broker non-votes and abstentions on the proposal to adjourn the meeting will have the same effect as a vote "AGAINST" that proposal.

    If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the approval of the merger and the merger agreement, "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement, and in accordance with any recommendation of our board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents named in the enclosed proxy card, on any other matter properly brought before the meeting for a vote.

Q:  Who will bear the cost of this solicitation? (see page 24)

A:  We will pay the cost of soliciting shareholder proxies, and have retained
    D. F. King & Co., Inc. to assist us in this process. D. F. King will receive customary fees plus reimbursement of expenses. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. No additional amounts will be paid for the solicitation of proxies by our directors, officers or employees. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Q:  Should I send in my stock certificates now? (see pages 65 and 66)

A: No. In the event the merger is completed, shortly following its completion you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Thomas Nelson stock certificates for the cash consideration to which you are entitled as a result of the merger. Do not send any stock certificates with your proxy.

Q: What happens if I sell my Thomas Nelson shares before the special meeting? (see pages 21 and 50)

A: The record date of the special meeting is earlier than the date of the special meeting and the date on which the merger is expected to be completed. If you transfer your shares of our common stock or our Class B common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $29.85 per share in cash to be received by our shareholders in the merger.

Q:  When do you expect the merger to be completed? (see pages 64, 76, 77 and 78)

A: The merger is subject to certain conditions. Thus, the exact timing of the merger and the likelihood of its completion cannot be predicted. We expect, however, to complete the merger no later than two business days after obtaining shareholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time.

Q: When will I receive the cash consideration for my Thomas Nelson shares? (see pages 65 and 66)

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:  Who can help answer my other questions? (see page 86)

A: If you have more questions about the special meeting or the merger, you should contact us by mail at Thomas Nelson, Inc., Attention: Investor Relations, 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214, or by telephone at (615) 902-1329.

                                  SUMMARY

The following summary highlights selected information from this proxy statement. We encourage you to read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. You may obtain the information referred to in this proxy statement without charge by following the instructions in the section entitled "Where You Can Find Additional Information" on page 87. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

The Parties to the Merger. Thomas Nelson is the largest publisher, producer and distributor of books emphasizing Christian, inspirational and family value themes, and we believe we are the largest commercial publisher of the Bible in English language translation. We also believe we are the largest publisher of Christian and inspirational Bibles and books in the United States. Mergerco is a Tennessee corporation formed in 2006 and Faith Media is a Delaware limited liability company formed in 2005 for the sole purpose of acquiring the company. Faith Media is an affiliate of InterMedia Partners, L.P. (referred to herein as "InterMedia Partners"). InterMedia Partners is a private equity investment firm that makes mid- to large-size investments in media companies. Neither Faith Media nor Mergerco has engaged in any business except in anticipation of the merger. See "The Parties to the Merger" on page 25.

The Merger Agreement. You are being asked to vote to approve the merger and related merger agreement providing for the acquisition of Thomas Nelson by Faith Media. In the merger, Mergerco, a wholly-owned subsidiary of Faith Media, will be merged with and into Thomas Nelson, with Thomas Nelson as the surviving corporation. As a result of the merger, Thomas Nelson will become a wholly-owned subsidiary of Faith Media. The full text of the merger agreement is attached to this proxy statement as Annex A. See "The Merger Agreement" on page 64.

Timing and Likelihood of Closing. The merger is subject to certain conditions. Thus, the exact timing of the merger and the likelihood of its completion cannot be predicted. We expect, however, to complete the merger no later than two business days after obtaining shareholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time. If any of the conditions in the merger agreement are not satisfied, the merger transaction may be terminated as a result. See "The Merger Agreement-Effective Time" on page 64 and "The Merger Agreement-Conditions to Completing the Merger" on page 76.

Per Share Merger Consideration. Upon completion of the merger, you will be entitled to receive $29.85 in cash, without interest, for each share of our common stock or our Class B common stock that you own. See "The Merger-Effects of the Merger" on page 50 and "The Merger Agreement-Conversion of Capital Stock" on page 65.

Treatment of Stock Options. Immediately prior to the effective time of the merger, all outstanding options to acquire shares of our common stock or

Class B common stock will, in effect, become fully vested and immediately exercisable. In the merger, all such options will be cancelled and will represent solely the right to receive a cash payment equal to the difference between $29.85 and the exercise price of the applicable option multiplied by the number of shares of our common stock or our Class B common stock subject to the option, without interest and less any applicable withholding taxes. See "The Merger-Effects of the Merger" on page 50, "The Merger-Interests of Our Directors and Executive Officers in the Merger" on page 52 and "The Merger Agreement-Treatment of Stock Options" on page 66.

Procedure for Receiving Merger Consideration. As soon as practicable after the merger becomes effective, a paying agent designated by Faith Media will mail a letter of transmittal and instructions to all our shareholders. The letter of transmittal and instructions will tell you how to surrender your Thomas Nelson stock certificates in exchange for the cash merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. See "The Merger Agreement-Exchange and Payment Procedures" on page 65.

Special Committee of Our Board of Directors. On December 5, 2005, our board of directors formed a special committee composed of four directors who are neither officers nor employees of Thomas Nelson and who meet the New York Stock
Exchange criteria as "independent directors". The special committee, acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with InterMedia Partners who acted on behalf of Faith Media and Mergerco. The special committee unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of Thomas Nelson and its shareholders and (ii) recommended to our board of directors that it approve the merger agreement and recommend to Thomas Nelson's shareholders that they approve the merger agreement. See "The Merger-Background of the Merger" on page 26 and "The Merger-Reasons for the Recommendation of the Special Committee and Our Board of Directors" on page 37.

Opinion of SunTrust Robinson Humphrey. SunTrust Robinson Humphrey has rendered its oral opinion to the special committee, subsequently confirmed in writing, to the effect that as of February 20, 2006, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Thomas Nelson's common stock and Class B common stock (together referred to in this proxy statement as "Thomas Nelson's capital stock") pursuant to the merger was fair, from a financial point of view, to holders of Thomas Nelson's capital stock other than Sam Moore, his son, S. Joseph Moore, certain members of their family and certain affiliated entities (which are referred to in this proxy statement as the "principal shareholders". The full text of SunTrust Robinson Humphrey's written opinion, dated February 20, 2006, to the special committee, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Holders of Thomas Nelson's capital stock are encouraged to read the opinion in its entirety. SunTrust Robinson Humphrey's opinion was rendered at the request of the special committee and for the benefit of the special committee and our board of directors in their evaluation of the merger. The opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to Thomas Nelson nor does it address Thomas Nelson's underlying decision to engage in the merger or any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into by Thomas Nelson or any other person in connection with the proposed transaction. The opinion also does not constitute a recommendation as to how any shareholder should vote or act with respect to any matter relating to the proposed transaction. See "The Merger-Opinion of SunTrust Robinson Humphrey" on page 43.

Recommendation of Our Board of Directors. Acting on the unanimous recommendation of the special committee, our board of directors unanimously adopted and approved the merger and the merger agreement and declared them advisable and in the best interests of Thomas Nelson and its shareholders. Accordingly, our board of directors recommends that you vote "FOR" the approval of the merger and the merger agreement contemplated thereby. See "The Merger-Reasons for the Recommendation of the Special Committee and Our Board of Directors" on page 37 and "The Merger-Recommendation of the Special Committee and Our Board of Directors" on page 43.

Interests of Our Directors and Executive Officers in the Merger. Our directors and executive officers have interests in the merger that may differ from your interests, including the following:

     * our directors and executive officers will have their vested and unvested stock options cashed out pursuant to the merger, meaning that they will be entitled to receive cash payments for each share of common stock subject to their options equal to the excess of $29.85 per share over the exercise price of the option, without interest and less any applicable withholding taxes;

     * we have employment agreements with each of Sam Moore, the chairman of our board of directors; Michael S. Hyatt, our president and chief executive officer; and Joe L. Powers, our chief financial officer and secretary, that provide for certain benefits in the event of a change of control of Thomas Nelson. Each agreement provides that if the executive is involuntarily terminated or resigns with good reason in connection with, or within 36 months after, a change of control of Thomas Nelson, the executive is entitled to receive a lump sum severance payment, continuation of employee benefits for the remaining term of his employment agreement, and reimbursement of legal expenses incurred in connection with such termination. As described below, as the result of a recent amendment to his employment agreement to be effective upon the consummation of the merger, Mr. Moore is entitled to a severance payment recalculated to equal 2.99 times the sum of his W-2 compensation for calendar year 2005. It is expected that Mr. Moore's employment with us will be terminated upon the consummation of the merger (although, as described below, Mr. Moore will thereafter be engaged as a consultant for a period of one year). Mr. Hyatt and Mr. Powers are each entitled to a severance payment equal to two times their then current base salary plus their prior year's bonus (with such severance payments being subject to reduction to avoid certain excise tax payments), though it is not anticipated either will be terminated upon consummation of the merger. In addition, as described above, upon a change of control, each executive's stock options and other stock-based awards become exercisable and unrestricted and each executive is entitled to receive all previously deferred compensation. The merger will constitute a change of control as defined in these employment agreements;

     * we have agreed to reimburse or pay certain legal fees and expenses of our chief executive officer and president, Michael S. Hyatt, and our chief financial officer and secretary, Joe L. Powers, related to the merger and their current and anticipated future employment with the company. These fees and expenses are estimated to be approximately $25,000;

     * all amounts credited to accounts for our non-employee directors under our 1997 non-employee director deferred compensation plan will be paid to our participating non-employee directors upon completion of the merger notwithstanding such participants' prior payment deferral of such amounts to periods following the date of the merger;

     * Sam Moore, S. Joseph Moore, and the other principal shareholders entered into a voting agreement with us, Faith Media and Mergerco, dated February 20, 2006 (the "voting agreement"), pursuant to which such shareholders agreed to vote their shares of our capital stock in favor of the merger and the merger agreement and to take, or refrain from taking certain actions. In consideration of a single cash payment of $1.0 million to Sam Moore from Faith Media or Mergerco at the closing of the merger, plus continuation by Thomas Nelson of full medical and hospital insurance coverage for Sam Moore and his spouse during their lives, these shareholders agreed not to solicit, facilitate or take any action with respect to any other takeover proposal or alternative transaction other than such actions taken by them in their capacity as directors or officers of Thomas Nelson in the fulfillment of their fiduciary duties as permitted by the terms of the merger agreement;

     * as referenced above, we have entered into an amendment to the employment agreement with Sam Moore, dated February 20, 2006, pursuant to which
       (i) upon Mr. Moore's termination of employment in connection with a change of control of Thomas Nelson, he will be entitled to receive a lump-sum severance payment recalculated to equal 2.99 times the sum of his W-2 compensation for calendar year 2005, and (ii) upon such termination he will enter into a one year consulting agreement with us and will receive compensation for such consulting services at an annual rate of $450,000, which equals Mr. Moore's current base salary, and will be provided with office space and secretarial support during the term of the agreement;

     * we have also agreed that upon the termination of Sam Moore's employment, Mr. Moore will be entitled, if he chooses, to purchase (i) the existing $5.0 million key-man life insurance policy held by us on his life, such purchase to be for the then current cash surrender value of the policy,
       (ii) the company car currently available to Mr. Moore at its book value reflected on our financial statements, and (iii) our fractional ownership interest in an airplane at its book value reflected on our financial statements, provided that any option to purchase our interest in the airplane is subject first to our determination that we do not intend to continue ownership of that interest;

     * we will also reimburse or pay the legal, tax, and accounting fees and expenses incurred by Sam Moore and the other principal shareholders since October 28, 2005 related to any change of control transaction of the company. These fees and expenses are estimated to be approximately $250,000;

     * the merger agreement provides for indemnification arrangements and insurance coverage for each of our current and former directors and officers that will continue following completion of the merger and will cover their terms of service as directors or officers of the company; and

     * in consideration for their services, our board of directors approved and authorized the payment of a one-time fee of $25,000 to each of the members of the special committee and the reimbursement of all out-of-pocket expenses incurred by each member in serving on the special committee. While our board of directors has reserved the authority to periodically review whether the compensation is appropriate for the amount of time required for service on the special committee, it is not expected that any additional compensation will be requested or paid to the members of the special committee for their services on the special committee.

See "The Merger-Interests of Our Directors and Executive Officers in the Merger" on page 52.

Voting Agreement with Principal Shareholders. Pursuant to the terms of the voting agreement described above, each of the principal shareholders agreed, among other things, that, until such time as the voting agreement is terminated (as described below), each shareholder shall (i) appear at all meetings of our shareholders called for the purpose of approving the merger agreement and otherwise cause all shares of our capital stock beneficially owned by such shareholder to be counted as present for the purpose of establishing a quorum at such meeting, and at every adjournment or postponement thereof, and
(ii) vote or cause such shares to be voted (a) in favor of approval of the merger and the merger agreement, and any actions required in furtherance thereof and (b) against any alternative transaction (as defined in the merger agreement), at all meetings of our shareholders. Each of the principal shareholders also agreed to deliver (or cause to be delivered) to Faith Media upon Faith Media's request a proxy authorizing Faith Media to vote such shareholder's shares in the same manner described in the previous sentence.
The shares subject to the voting agreement represent, in the aggregate, 38.2% of the voting power of our shares as of the record date.

In addition, each of the principal shareholders also agreed to refrain from, and to use such shareholder's best efforts to cause such shareholder's affiliates and representatives not to, directly or indirectly, solicit, encourage or take any other actions with respect to any takeover proposal
(as defined in the merger agreement) or any other proposal related to an alternative transaction or initiate an alternative transaction, provided that such restrictions shall not limit any shareholder who is also an officer or director of the company from fulfilling his or her fiduciary duties as permitted by the terms of the merger agreement.

The voting agreement terminates on the earliest of (i) the effective time of the completion of the merger, (ii) September 30, 2006, (iii) any modification or amendment to the merger agreement that reduces the consideration to be received by the principal shareholders and is not agreed to in writing by Sam Moore, (iv) the termination of the merger agreement in accordance with its terms, or (v) written notice by Faith Media to the principal shareholders of the termination of the voting agreement. See "The Merger-Voting Agreement with Principal Shareholders" on page 57.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock or shares of our Class B common stock as of the close of business on April 26, 2006, the record date for the meeting. At the special meeting, the holders of our shares of common stock and Class B common stock will vote together as a single class. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the meeting. Each outstanding share of our Class B common stock on the record date entitles the holder to ten votes on each matter submitted to the shareholders for approval at the meeting. As of the close of business on the record date, there were 14,066,327 shares of our common stock and 948,228 shares of our Class B common stock entitled to vote. See "The Special Meeting-Record Date, Quorum and Voting Power" on page 21.

Shareholder Vote Required to Approve the Merger and the Merger Agreement. For us to complete the merger, shareholders holding at least two-thirds of the collective voting power of our shares of common stock and Class B common stock outstanding as of the close of business on the record date must vote "FOR" the approval of the merger and the merger agreement. See "The Special Meeting-Required Vote" on page 21.

Share Ownership of Our Directors and Executive Officers. As of April 26, 2006, the record date for the special meeting, our directors and executive officers, including Sam Moore, S. Joseph Moore, and the other principal shareholders, are collectively entitled to vote a total of 1,684,866 shares of our common stock and a total of 797,942 shares of our Class B common stock, representing 41% of the voting power of the shares of our capital stock entitled to vote at the special meeting. As of the close of business on the record date, our directors and executive officers other than Sam Moore and S. Joseph Moore, as a group, are entitled to vote a total of 425,964 shares of our common stock and 23,577 shares of our Class B common stock, representing 2.8% of the voting power of the shares of our capital stock entitled to vote. All of these persons have indicated that they intend to vote in favor of the approval of the merger agreement and, as referenced above, Sam Moore and S. Joseph Moore have entered into a voting agreement pursuant to which they have agreed to vote their shares in favor of the approval of the merger and the merger agreement. See "The Special Meeting-Voting by Our Directors and Executive Officers" on page 22, "The Merger-Interests of Our Directors and Executive Officers in the Merger" on page 52, "The Merger-Voting Agreement with Principal Shareholders" on page 57 and "Beneficial Ownership of Our Capital Stock" on page 83.

Financing of the Merger. Faith Media and Mergerco estimate that the total amount of funds necessary to consummate the merger and related transactions is approximately $482.9 million, consisting of (i) approximately $473.5 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, and (ii) approximately $9.4 million to pay transaction fees and expenses and other obligations of the company incurred in connection with the transaction. It is anticipated that these funds will be obtained by Faith Media and Mergerco by equity financing, together with senior secured term loan facilities and a new revolving credit facility, each as described below, as well as certain cash on hand of Thomas Nelson at the time of the completion of the merger. Faith Media and Mergerco have received equity commitments from InterMedia Partners, VII, L.P., an affiliate of InterMedia Partners, and other investors pursuant to which they have agreed to provide, on the terms and subject to the conditions set forth in the commitment letters, up to $213.4 million in equity financing to Faith Media to fund a portion of the purchase price in the merger. In addition, Faith Media has received a binding commitment letter from Credit Suisse Securities (USA) LLC, pursuant to which Credit Suisse has committed to provide up to $292 million of debt financing, under a combination of term and revolving facilities, to fund a portion of the purchase price in the merger. The Credit Suisse commitment letter is subject to the satisfaction of a number of conditions which are customary for transactions of this type. The aggregate amount of these commitments is sufficient to fund the payment of the aggregate merger consideration and the fees and expenses incurred in connection with the transaction. See "The Merger-Financing of the Merger" on page 58.

Appraisal Rights. No appraisal rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock or Class B common stock, as the case may be, are no longer listed on the New York Stock Exchange or another registered exchange on the date of the consummation of the merger. See "The Merger-Appraisal Rights" on page 59.

Conditions to Completing the Merger. Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent waiver is permitted by law). These include:

     * the receipt of the affirmative vote of the holders of at least two-thirds of the collective voting power of shares of our common stock and our Class B common stock;

     * no party to the merger agreement being subject to an order or injunction that prohibits the consummation of the merger;

     * the truth and correctness in all respects (without giving effect to any materiality or material adverse effect qualification contained therein) of our representations and warranties, both as of the date made (or as of an earlier date if expressly made as of that earlier date), and at the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the company;

     * our performance of the obligations to be performed by us under the merger agreement prior to the closing date (without giving any effect to any materiality or material adverse effect qualification contained therein) except where the failure to perform those obligations would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect; and

     * since the date of the merger agreement there has not been a material adverse effect or changes that reasonably would be expected to have a material adverse effect on us.

See "The Merger Agreement-onditions to Completing the Merger" on page 76.

No Solicitation of Transactions; Superior Proposal. The merger agreement prohibits us from soliciting, and restricts our ability to engage in discussions or negotiations with third parties regarding, specified transactions involving the company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited takeover proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee of $14.0 million to Faith Media (less any amounts already paid to Faith Media and Mergerco as reimbursement for their out-of-pocket expenses). See "The Merger Agreement-Limitations on Considering Other Acquisition Proposals" on page 74, "The Merger Agreement-Termination Fee" on page 79 and "The Merger Agreement-Reimbursement of Expenses" on page 80.

Termination of the Merger Agreement. Thomas Nelson, Faith Media and Mergerco may agree in writing to terminate the merger agreement at any time without completing the merger, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

     * by either Faith Media or us if:

       > the closing has not occurred on or before September 30, 2006 (or a later "outside date" if the parties agree upon one in writing), so long as the failure to complete the merger by the outside date is not the result of the breach by the terminating party of any provision of the merger agreement;

       > our shareholders do not vote to approve the merger agreement at the special meeting (including any adjournment or postponement thereof); or

       > any governmental authority has issued an order or entered any injunction that permanently prohibits completion of the merger and the order or injunction has become final and non-appealable, so long as the party seeking to terminate has not caused the order or injunction by breaching the merger agreement and has not failed to use its commercially reasonable efforts to prevent the entry of the order or injunction or to appeal or lift it.

     * by Faith Media if:

       > we breach any of our representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured within such 30 day period; provided that Faith Media cannot terminate the merger agreement under this provision if Faith Media itself is then in material breach of any of its covenants or agreements contained in the merger agreement; or

       > prior to receipt of shareholder approval, our board of directors or the special committee makes an "adverse recommendation change" by withdrawing or adversely modifying its recommendation or declaration of advisability that our shareholders vote to approve the merger agreement, or by approving or recommending a superior proposal.

     * by us if:

       > either Faith Media or Mergerco breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured within such 30 day period; provided that we cannot terminate the merger agreement under this provision if we are then in material breach of any of our covenants or agreements contained in the merger agreement; or

       > if prior to receipt of shareholder approval, the special committee determines in good faith that termination of the merger agreement is necessary for the members of the special committee to comply with their fiduciary duties after receiving an unsolicited superior proposal and providing Faith Media with five business days to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal, and we pay the $14.0 million termination fee to Faith Media.

See "The Merger Agreement-Termination of the Merger Agreement" on page 78 and "The Merger Agreement-Termination Fee" on page 79.

Expense Reimbursement and Termination Fee. If the merger agreement is terminated:

     * under certain circumstances, including the failure of our shareholders to approve the merger agreement, the company will be obligated to pay the out-of-pocket expenses of Faith Media and Mergerco, up to $2.5 million; and

     * if certain additional circumstances exist, we will be obligated to pay to Faith Media a $14.0 million termination fee, provided that any expenses previously paid to Faith Media or Mergerco will be credited toward the termination fee.

See "The Merger Agreement-Termination of the Merger Agreement" on page 78, "The Merger Agreement-Termination Fee" on page 79 and "The Merger Agreement-Reimbursement of Expenses" on page 80.

Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the "HSR Act", and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied.
On March 7 and March 15, 2006, respectively, Faith Media and Thomas Nelson filed their respective Notification and Report Forms with the Department of Justice and Federal Trade Commission, and on March 24, 2006, the Federal Trade Copmmission granted early termination of the waiting period under the HSR Act. The completion of the merger is also subject to compliance with the merger procedures of the Tennessee Business Corporation Act. Except for approval under the HSR Act and compliance with the provisions of the Tennessee Business Corporation Act, we are unaware of any material governmental regulatory requirements or approvals required for the completion of the merger. See
"The Merger-Regulatory Approvals" on page 59.

Material United States Federal Income Tax Consequences. If you are a U.S. holder of our common stock or our Class B common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock or our Class B common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. You should consult your own tax advisor for a full understanding of how the merger will affect you. See "The Merger-Material United States Federal Income Tax Consequences" on page 60.

Market Price of Our Capital Stock. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "TNM" and our Class B common stock is listed and traded on the New York Stock Exchange under the trading symbol "TNMB." On February 17, 2006, the last trading day before we announced the execution of the merger agreement, our common stock closed at $24.66 per share and our Class B common stock closed at $24.50 per share.
On April 26, 2006, the record date for the special meeting and the last trading day before the date of this proxy statement, our common stock closed at $29.55 per share and our Class B common stock closed at $29.70 per share. See "Market Prices of Our Capital Stock" on page 19.

Litigation Challenging the Merger. In connection with the merger, we and each of our directors have been named as defendants in City of Pontiac General Employees' Retirement System vs. Thomas Nelson, Inc., et. al., a purported class action filed in the Chancery Court for Davidson County, Tennessee on

February 24, 2006. The plaintiff in the action alleges that the director defendants breached their fiduciary duties by, among other things, pursuing a transaction without regard to the fairness of the transaction to all of our shareholders and without properly valuing Thomas Nelson and allowing a competitive bidding process to take place. The plaintiff also alleges that the director defendants breached their fiduciary duties by taking steps to discourage other acquisition proposals, including agreeing to an excessive termination fee in the merger agreement. The lawsuit seeks, among other things, certification as a class action, a determination that fiduciary duties were breached, injunctive relief against the proposed transaction and recovery of costs of the plaintiff(s), including attorneys' fees. We believe the suit is without merit and intend to defend against it vigorously. See "The Merger-Litigation Challenging the Merger" on page 62.

       CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and many of the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning our possible or assumed future results of operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary" and "The Merger" and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar words or expressions. You should be aware that forward-looking statements are subject to various assumptions and significant known and unknown risks and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or referred to in this proxy statement, including with respect to the merger, we believe, with respect to our operating results, liquidity and capital position, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements: (i) softness in the general retail environment or in the markets for our products; (ii) the timing and acceptance of products being introduced to the market; (iii) the level of product returns experienced;
(iv) the level of margins achievable in the marketplace; (v) the collectibility of accounts receivable; (vi) the recoupment of royalty advances; (vii) the effects of acquisitions or dispositions; (viii) the financial condition of our customers and suppliers; (ix) the realization of inventory values at carrying amounts; (x) our access to capital; (xi) implementation of new processes and systems; (xii) the outcome of Internal Revenue Service audits; (xiii) the realization of income tax and intangible assets; and (xiv) the impact of the pendency of the merger on our employees, customers and our relationships with our authors.

                      MARKET PRICES OF OUR CAPITAL STOCK

Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "TNM" and our Class B common stock is listed and traded on the New York Stock Exchange under the trading symbol "TNMB." The following table sets forth the high and low sales prices per share of our common stock and Class B common stock on the New York Stock Exchange, as well as certain dividend information, for the periods indicated.

                                                                     Dividends
                                                                     Declared
                           Common Stock     Class B Common Stock     Per Share
                         -----------------  --------------------     ---------

Fiscal 2007               High        Low      High         Low
-----------              ------     ------    ------      ------
First Quarter            $29.70     $29.20    $29.70      $28.85       $-(a)
(through April 26, 2006)
                                                                     ---------
                                                                       $.00
                                                                     =========

Fiscal 2006               High        Low      High         Low
-----------              ------     ------    ------      ------
First Quarter            $25.10     $20.53    $24.75      $20.75       $.05
Second Quarter            23.37      18.15     23.25       18.50        .05
Third Quarter             26.26      18.01     25.40       18.50        .05
Fourth Quarter            29.54      23.93     28.85       24.00         -(a)
                                                                     ---------
                                                                       $.15
                                                                     =========

Fiscal 2005               High        Low      High         Low
-----------              ------     ------    ------      ------
First Quarter            $28.85     $20.30    $28.75      $20.75       $.04
Second Quarter            21.95      17.57     22.00       17.50        .05
Third Quarter             24.70      19.99     24.65       20.00        .05
Fourth Quarter            24.06      21.60     23.75       21.50        .05
                                                                     ---------
                                                                       $.19
                                                                     =========


(a) In light of, among other things, the pending merger, Thomas Nelson does not currently intend to declare dividends prior to completion of the merger.

On February 17, 2006, the last trading day before we announced the execution of the merger agreement, our common stock closed at $24.66 per share and our Class B common stock closed at $24.50 per share. On April 26, 2006, the record date for the special meeting and the last trading day before the date of this proxy statement, the closing price for the company's common stock and Class B common stock on the New York Stock Exchange was $29.55 per share and $29.70 per share, respectively. You are encouraged to obtain current market quotations for our common stock and/or Class B common stock.

As of April 26, 2006, there were 614 record holders of our common stock and 407 record holders of our Class B common stock.

Declaration of dividends is within the discretion of our board of directors. Our board considers the payment of dividends on a quarterly basis, taking into account our earnings and capital requirements, as well as financial and other conditions existing at the time. Certain covenants of our credit facility limit the amount of cash dividends payable based on our cumulative consolidated net income. In addition, the merger agreement limits our ability to declare dividends beyond the quarterly period ended March 31, 2006.

Our common stock is entitled to one vote per share. Our Class B common stock is entitled to ten votes per share. Shares of our Class B common stock are convertible into shares of common stock on a one-to-one ratio at the election of the holder. The Class B common stock and common stock are identical in all other material respects.

                           THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Thursday, June 8, 2006, starting at 10:00 a.m., local time, at the Sheraton Music City, 777 McGavock Pike, Nashville, Tennessee 37214. The purpose of the special meeting is for our shareholders (i) to consider and vote upon a proposal to approve the merger and the merger agreement, (ii) to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement, and (iii) to act on other matters and transact other business as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about May 1, 2006.

Record Date, Quorum and Voting Power

The holders of record of shares of our common stock or shares of our Class B common stock as of the close of business on April 26, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 14,066,327 shares of our common stock and 948,228 shares of our Class B common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the meeting. Each outstanding share of our Class B common stock on the record date entitles the holder to ten votes on each matter submitted to the shareholders for approval at the meeting. At the special meeting, the holders of our shares of common stock and Class B common stock will vote together as a single class.

The holders of two-thirds of the voting power of the shares of our common stock and our Class B common stock outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, the merger agreement requires that shareholders holding at least two-thirds of the collective voting power of our shares of common stock and Class B common stock outstanding as of the close of business on the record date must vote "FOR" the approval of the merger and the merger agreement. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on the adjournment proposal.

In order for your shares of our common stock and our Class B common stock to be included in the vote, if you are a shareholder of record, you must submit a proxy for your shares by returning the enclosed proxy or you must attend and vote in person at the special meeting.

If your shares are held in "street name" by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information on instructing your broker how to vote, contact your broker and request that you be given directions on how to cause your shares to be voted.
A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received voting instructions and thus the broker lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on either proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes and abstentions will have the same effect as a vote against the approval of the merger and the merger agreement or against adjournment of the meeting.

Shareholders who are current or former employees of Thomas Nelson participating in the Thomas Nelson, Inc. Savings and Investment Plan, and who have shares of our common stock credited to their plan account as of the record date, have the right to direct the plan administrator regarding how to vote those shares. A participant will provide the plan administrator with instructions on how to vote their shares by completing a proxy card furnished by the plan administrator and returning it to us as directed by the plan administrator. If a participant does not return his or her proxy card to us, the shares credited to the participant's account will be voted by the plan administrator in its discretion. The plan administrator intends to vote all shares for which it does not have participants' instructions at the special meeting in the manner recommended by our board of directors.

Voting by Our Directors and Executive Officers

As of the record date for the special meeting, our directors and executive officers, including Sam Moore, S. Joseph Moore, and the other principal shareholders who are parties to the voting agreement described below and elsewhere in this proxy statement, are collectively entitled to vote a total of 1,684,866 shares of our common stock and a total of 797,942 shares of our Class B common stock, representing 41% of the voting power of the shares of our capital stock entitled to vote at the special meeting. As of the close of business on the record date, our directors and executive officers other than Sam Moore and S. Joseph Moore, as a group, are entitled to vote a total of 425,964 shares of our common stock and 23,577 shares of our Class B common stock, representing 2.8% of the voting power of the shares of our capital stock entitled to vote. All of these persons have indicated that they intend to vote "FOR" the approval of the merger and the merger agreement and "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement and, as referenced above, Sam Moore and S. Joseph Moore have entered into a voting agreement pursuant to which they have agreed to vote their shares in favor of the approval of the merger and the merger agreement and the adjournment. Our directors and our executive officers have informed us that they intend to vote all of their shares of our capital stock in favor of the merger and the merger agreement.

Proxies; Revocation

If you submit a proxy for your shares of common stock or your shares of Class B common stock by signing and delivering a proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the approval of the merger and the merger agreement, "FOR" adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement, and in accordance with any recommendation of our board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents named in the enclosed proxy card, on any other matter properly brought before the meeting for a vote.

If you hold shares of our common stock you will receive a proxy card relating to the voting of such common shares, and holders of shares of our Class B common stock will receive a different proxy card related to the voting of such Class B shares. Thus, if you hold shares of both our common stock and our Class B common stock, you will receive two proxy cards. Additionally, if you have shares of our common stock or our Class B common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our corporate secretary of the revocation in writing, deliver a new proxy card bearing a date after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Your last vote or proxy submission, as the case may be, before voting is closed at the special meeting is the vote that will be counted.

If you have instructed your broker to vote your shares, the above options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your voting instructions.

We do not expect that any matter will be brought before the special meeting other than the proposal to approve the merger and the merger agreement and, possibly, the proposal to approve the adjournment of the meeting. If, however, another matter is properly presented at the special meeting or any adjournment or postponement of the meeting, the persons named as proxy agents in the enclosed proxy cards will vote the shares in accordance with the recommendation of our board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents.

Expenses of Proxy Solicitation

We will pay the cost of this proxy solicitation and have retained D. F. King & Co., Inc. to assist us in this process. D. F. King will receive customary fees, plus reimbursement of expenses. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting. The favorable vote of the holders of a majority of the collective voting power of our shares of common stock and Class B common stock present in person or represented by proxy and entitled to vote on the adjournment proposal may adjourn the meeting. Any adjournment or postponement of the special meeting will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

                      THE PARTIES TO THE MERGER

Thomas Nelson, Inc.

We are a Tennessee corporation with our principal executive offices at 501 Nelson Place, Nashville, Tennessee 37214. Our main telephone number is
(615) 889-9000. We are the largest publisher, producer and distributor of books emphasizing Christian, inspirational and family value themes and believe we are the largest commercial publisher of the Bible in English language translation. We also believe we are the largest publisher of Christian and inspirational Bibles and books in the United States. We also host inspirational conferences throughout North America.

If the merger and the merger agreement are approved by the requisite vote of our shareholders at the special meeting and the merger is completed, Thomas Nelson will continue its operations following the merger as a private company.

A more detailed description of Thomas Nelson's business and financial results is contained in the company's Annual Report on Form 10-K for the fiscal year emded March 31, 2005 and Quarterly Report on Form 10-Q for the nine monhts ended December 31, 2005. Unless explicitly stated otherwise, the information contained in Thomas Nelson's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and Quarterly Report on Form 10-Q for the nine months ended December 31, 2005 is as of June 14, 2005 and February 9, 2006, respectively, the respective dates of filing of the Form 10-K and Form 10-Q with the SEC. See "Where You Can Find Additional Information."

Faith Media Holdings, LLC and
FM Mergerco, Inc.

Faith Media Holdings, LLC, which we refer to as Faith Media, is a Delaware limited liability company and FM Mergerco, Inc., which we refer to as Mergerco, is a Tennessee corporation. Neither Faith Media nor Mergerco has engaged in any business except in anticipation of the merger. Faith Media is an affiliate of InterMedia Partners, L.P. (referred to herein as "InterMedia Partners"). InterMedia Partners is the general partner of InterMedia Partners VII, L.P., a private equity investment firm that makes mid- to large-size investments in media companies, and is the manager of Faith Media, in which InterMedia Partners VII has a majority interest. The business address of InterMedia Partners, Faith Media and Mergerco is 405 Lexington Avenue, 48th Floor, New York,
New York  10174, and their telephone number is (212) 503-2850.

                             THE MERGER

Background of the Merger

Sam Moore founded the National Book Company, a predecessor to Thomas Nelson, in Nashville, Tennessee in 1957. In 1967, after expanding the operations of the National Book Company and changing its name to Royal Publishers, Inc.,
Mr. Moore took the company public. After the initial public offering of Royal Publishers' common stock, Mr. Moore owned approximately 50% of its capital stock. In 1969, Royal Publishers acquired the U.S. operations of the historic Thomas Nelson and Sons publishing company, including the rights to use the Thomas Nelson name and its historic logo, from a multi-national publisher headquartered in England, and Royal Publishers subsequently changed its name to Thomas Nelson, Inc. In 1984, Thomas Nelson recapitalized its capital structure and issued shares of Class B common stock having ten votes per share as a dividend to the holders of its common stock.

For nearly all of the last 48 years, Mr. Moore has served as the company's chief executive officer and the chairman of its board of directors and has fostered Thomas Nelson's growth and development from a small local publisher into one of the world's largest publishers of Christian and inspirational materials. As of the record date for the special meeting, Mr. Moore had accumulated stock and stock options which, together with his family's and their related entities' holdings, represented an approximate 15% economic interest in Thomas Nelson. Their holdings also represent approximately 38% of the total voting power of Thomas Nelson's outstanding capital stock and approximately 49% of the total voting power of the company's capital stock on a fully diluted basis.

In early 2004, in anticipation of Mr. Moore's retirement and the possible liquidation of Mr. Moore's and his family's stock holdings in Thomas Nelson, Mr. Moore and our board of directors began to consider various alternatives to ensure a smooth transition to new leadership and to minimize the disruption to the company's operations in the event of a disposition of all or a portion of Mr. Moore's stock holdings. As part of its management succession planning, in April 2004, the board of directors appointed Michael S. Hyatt, an executive vice president of Thomas Nelson and the group publisher for the Thomas Nelson Book Group, to serve as the company's chief operating officer and president. In addition, in February 2004, Thomas Nelson engaged UBS Securities LLC to explore a possible transaction with a strategic buyer. Beginning in February 2004 through June 2004, UBS contacted six potential buyers in the publishing industry regarding a possible sale of the company. None of these firms, however, expressed an interest in acquiring the company at a meaningful premium valuation to then current trading levels, and the efforts of UBS to find a possible strategic buyer ceased in June 2004. Thereafter, during the summer of 2004, UBS also explored a repurchase by Thomas Nelson of all of the company's Class B common stock in order to eliminate the company's two-tiered capital structure and provide Mr. Moore and his family liquidity for estate planning. However, in late summer 2004, the company elected not to proceed with further consideration of this alternative.

In the fall of 2004 and during the winter and spring of 2005, Mr. Moore was contacted by a potential strategic buyer and a potential financial buyer regarding a purchase of his and his family's controlling interest in the company. Then in April 2005, Mr. Moore informed Thomas Nelson's board of directors that he had received a proposal from InterMedia Partners (an affiliate of Faith Media) regarding the purchase of the shares of common stock and the Class B common stock held by (i) Mr. Moore, (ii) certain members of Mr. Moore's immediate family, including Mr. Moore's son, S. Joseph Moore, a director of Thomas Nelson, and (iii) Joe L. Powers, an executive vice president and the secretary and chief financial officer of the company (collectively, the "selling shareholders"). InterMedia Partners' proposal also contemplated that InterMedia Partners would commence a tender offer to purchase any and all shares of Thomas Nelson's Class B common stock that remained outstanding at a specified date following the share acquisition from the selling shareholders, provided that certain conditions, including conditions relating to the trading prices of the Class B common stock during a specified reference period, were satisfied. These transactions, if consummated, would have resulted in InterMedia Partners purchasing at that time approximately 18% of the economic ownership and approximately 50% of the voting power (assuming exercise of options) of the company. InterMedia Partners proposed to pay (i) $30.00 per share for the Class B common stock to the selling shareholders and to any holders of Class B common stock who tendered shares in the tender offer, and
(ii) a trailing average market price per share for the common stock (which as of August 15, 2005 was approximately $22.50 per share) to the selling shareholders.

Because Mr. Moore and InterMedia Partners had requested that the board of directors take certain actions in connection with the proposed transaction, on April 19, 2005, the board of directors created a special negotiating committee of the board of directors consisting of two of the company's disinterested and independent directors - Ronald W. Blue and W. Lipscomb Davis, Jr. - to review and consider the proposed transaction. The special negotiating committee engaged (i) Troutman Sanders LLP, as its independent legal counsel,
(ii) SunTrust Robinson Humphrey, as its independent financial advisor, to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of both the company's common stock and the company's Class B common stock in a potential transaction, and
(iii) Hewitt Associates, LLC, as its independent compensation consultant. The special negotiating committee conducted numerous meetings and engaged in extensive negotiations with Mr. Moore and InterMedia Partners regarding the terms of the proposed transaction. As part of this negotiation, the company, with the approval of InterMedia Partners, offered Mr. Moore a five year employment agreement which provided that Mr. Moore would serve as an executive chairman of the board during the term of his employment, to be followed by a five year consulting agreement pursuant to which he would serve as a retiree consultant to the company. With the assistance of Hewitt Associates, the special negotiating committee also analyzed different scenarios for the retirement of Mr. Moore as Thomas Nelson's chief executive officer and the transition to new leadership with Mr. Hyatt succeeding Mr. Moore as chief executive officer. After approximately four months of negotiations with InterMedia Partners and the special negotiating committee, however, Mr. Moore decided in August 2005 that he was not interested in proceeding with the proposed transaction with InterMedia Partners at that time.

After this decision, Mr. Moore decided that he would step down as Thomas Nelson's chief executive officer. The board of directors thereupon appointed Mr. Hyatt as the company's chief executive officer on August 18, 2005, and this decision was announced by Mr. Moore at the company's annual shareholders' meeting that same day.

In the months following Mr. Moore's decision not to proceed with the sale of his stock to InterMedia Partners, Mr. Moore and the board of directors continued to consider ownership succession alternatives.

On October 28, 2005, at a special meeting of the board of directors called by Mr. Moore, Mr. Moore informed the board that Thomas Nelson had received a preliminary written proposal from a financial buyer (other than InterMedia Partners) which had previously expressed an interest in the company, for the purchase of all of the company's issued and outstanding common stock and Class B common stock at a cash purchase price of $25.00 per share. In submitting the preliminary proposal, the financial buyer indicated that a more formal proposal would be conditioned upon the conduct of additional due diligence with respect to the company. Mr. Moore advised the board that the financial buyer also proposed to Mr. Moore the opportunity to maintain a limited ownership interest in the surviving company as well as other financial and non-financial arrangements in exchange for his support of the proposed transaction. At this meeting, Mr. Moore indicated to the board that he would be interested in a transaction with the financial buyer in the form of a potential sale of the company.

At the October 28, 2005, board meeting, representatives of Sherrard & Roe, PLC, Thomas Nelson's outside counsel, advised the board members of their fiduciary duties in analyzing and acting on the preliminary proposal from the financial buyer. The board then discussed other potential strategic alternatives available to the company. At the conclusion of the discussion, the board determined that it should review all available alternatives that related to the sale or disposition of Mr. Moore's and his family's stock. The board also specifically determined that, given the substance of the preliminary proposal from the financial buyer and Mr. Moore's indication of interest in the proposal, the proposal should be considered further by the company. Accordingly, the board authorized the completion of additional due diligence by the potential financial buyer and decided to invite the potential buyer to engage in the steps necessary to formalize a proposal for consideration by the board. The company then entered into a confidentiality agreement with the potential buyer on November 1, 2005.

On November 15, 2005, Thomas Nelson received a formal written proposal from the financial buyer for the purchase of all of the company's issued and outstanding common stock and Class B common stock at a cash purchase price of $25.50 per share, which was $0.50 per share more than had previously been proposed.

The board of directors met again on November 17, 2005, and determined to engage a financial advisor to assist it in evaluating the proposal from the financial buyer as well as other strategic alternatives available to the company.

On November 30, 2005, a representative of InterMedia Partners contacted
Mr. Hyatt and orally expressed an interest in discussing a possible investment in, or acquisition of, the company. The representative followed this expression of interest on December 1, 2005 by informing Sam Moore and S. Joseph Moore in writing that InterMedia Partners still had a significant interest in pursuing an acquisition of the Moore family's ownership stake or, alternatively, an acquisition of 100% of the outstanding capital stock of Thomas Nelson. Around the same time frame, another party also verbally expressed interest in potentially acquiring the company.

At a meeting held on December 5, 2005, the board of directors determined that it should commence a formal process of reviewing and considering the proposal it had already received, determining if there may be other competitive proposals available, and considering any other strategic alternatives available to the company. The board of directors appointed a special committee consisting of the independent members of the board - Ronald W. Blue, Brownlee O. Currey, Jr.,
W. Lipscomb Davis, Jr., and Millard V. Oakley - to review and consider the proposal received from the financial buyer and to explore other possible alternatives for the company and its shareholders. The special committee was given the authority to evaluate, negotiate and recommend to the board of directors the acceptance of the proposal from the financial buyer or any other competing proposal or strategic alternative that it deemed to be in the best interests of the company's shareholders and to participate in any negotiations with Mr. Moore that would be required in order to obtain his commitment to any proposal or alternative.

At this meeting, the board of directors further determined that the members of the special committee would each receive $25,000 as compensation for serving on the special committee and that Thomas Nelson would reimburse the members of the special committee for any out-of-pocket expenses incurred by each member in serving on the special committee. The board of directors also stated that it would periodically review whether the compensation is appropriate for the amount of time required for service on the special committee.

On December 12, 2005, the special committee met by telephone with Sherrard & Roe to consider the selection of legal and financial advisors to advise the special committee with respect to the proposed transaction and any other competing transactions or strategic alternatives that the special committee might consider. After reviewing and discussing the credentials and merits of several different law firms located in Nashville, New York and Atlanta and after interviewing a representative of a New York law firm, the special committee unanimously voted to retain Troutman Sanders as its independent legal counsel. Among the reasons for this selection were Troutman Sanders' prior representation of the special negotiating committee in 2005 and its reputation and experience in representing special committees of other companies.

On December 16 and December 19, 2005, the special committee met to select one or more investment banks to serve as the special committee's financial advisor and/or, if necessary or requested, to render a "fairness opinion" to the special committee. In view of UBS' familiarity with Thomas Nelson and its reputation and experience in the publishing industry, the special committee selected UBS as its financial advisor to assist in the negotiation and evaluation of a potential transaction. The special committee also decided in view of UBS' prior work for Thomas Nelson to separately retain SunTrust Robinson Humphrey to render an opinion to the special committee with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of Thomas Nelson's capital stock in a potential transaction and to pay SunTrust Robinson Humphrey a fixed fee for its services which was not contingent upon the completion of a proposed transaction. In connection with the engagement of SunTrust Robinson Humphrey, UBS agreed, at the request of the special committee, to reduce its fees by the amount to be paid to SunTrust Robinson Humphrey for its fairness opinion because no fairness opinion would be requested of UBS.

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

At the December 16, 2005, meeting, the special committee also reviewed any relationships between the members of the special committee, on the one hand, and Thomas Nelson, on the other hand, which could give rise to, or create the appearance of, a conflict of interest. One of the members of the special committee disclosed to the special committee that he had at one time considered participating with a group of other investors that had expressed an interest in purchasing Mr. Moore's ownership interest in the company. After receiving assurances from this member of the special committee that he was no longer involved in any discussions or other efforts to purchase Mr. Moore's ownership interest in the company either individually or as part of a group, the special committee concluded that none of its members had a conflict of interest. At this meeting, the special committee was also informed by company counsel that Mr. Moore's legal counsel had stated that Mr. Moore was prepared to entertain a potential transaction involving the sale of all of the company's stock and that Mr. Moore preferred a transaction in which all of the company's shareholders had the opportunity to participate over a transaction in which he sold only his and his family's interests. At this meeting, representatives of Troutman Sanders reviewed with the members of the special committee their fiduciary duties in connection with their review of proposals with respect to the sale of all of Thomas Nelson's stock and their consideration of other strategic alternatives.

On December 20, 2005, the special committee met by telephone with UBS and requested that UBS contact potential strategic and financial buyers to gauge their interest in purchasing all of the issued and outstanding shares of the company's common stock and Class B common stock. Based upon the special committee's request, UBS initiated the process of contacting parties that it believed might have an interest in purchasing all of Thomas Nelson's capital stock, and the company established a virtual data room so that interested parties could conduct due diligence regarding the company. Over the next several weeks, UBS contacted 13 companies (including both the potential buyer who submitted the November 15, 2005 proposal and InterMedia Partners) it believed might have an interest in purchasing all of the company's stock. With respect to the financial buyer who submitted the November 15, 2005 proposal, UBS requested that the financial buyer proceed through the process being conducted by UBS and the financial buyer agreed. Six of these parties expressed an interest in a transaction with the company. Thomas Nelson entered into confidentiality agreements with five of these parties (including the potential buyer who submitted the November 15, 2005 proposal and who had already executed a confidentiality agreement). Thomas Nelson's senior management made presentations to the five parties that had confidentiality agreements and provided additional information to the parties in response to a series of prior and subsequent requests.

On January 6, 2006, the special committee held a meeting by telephone to discuss a proposal letter submitted by InterMedia Partners on January 3, 2006, pursuant to which InterMedia Partners (i) offered to purchase all of Thomas Nelson's stock at a cash purchase price of $27.00 per share, and (ii) suggested that the board of directors and the special committee consider abandoning the process of contacting other parties to gauge their interest in purchasing all of the company's stock. UBS informed the special committee that, after the receipt of the offer from InterMedia Partners, UBS had advised InterMedia Partners and its advisors that UBS could not recommend that the special committee discontinue the process of soliciting bids from other interested parties. Following a discussion, the special committee decided that no formal response to InterMedia Partners was required by it under the circumstances and that it would be appropriate to continue with the process developed and being conducted by UBS.

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

The special committee next held a meeting by telephone on January 16, 2006, to review and discuss the proposed form of merger agreement to be distributed on behalf of the special committee to interested parties in connection with the competitive bidding process formulated by UBS. Copies of the form of merger agreement had been provided to members of the special committee in advance of the meeting. The special committee reviewed in detail with the legal advisors to the special committee and the company, the principal provisions of the form of merger agreement for any proposed acquisition transaction. The legal advisors pointed out that Thomas Nelson's charter requires an affirmative vote of at least 66 2/3% of the voting power of the company's capital stock to approve any merger of the company except that, if 75% of the directors approve such a transaction, only a majority of the voting power of the company's shares would be required. The special committee then discussed whether, notwithstanding the ultimate vote of our board of directors on a transaction, the form of merger agreement should require that 66 2/3% of the voting power of Thomas Nelson's capital stock approve a merger of the company. The special committee noted that, given Mr. Moore's large stock holdings, a buyer would more than likely require Mr. Moore and certain of his related parties to enter into a voting agreement simultaneously with the execution of a merger agreement. In order to ensure that a substantial number of shares held by persons other than Mr. Moore and his family would be required to approve a merger, the special committee concluded that the form of merger agreement should require that any merger of the company must be approved by a vote of no less than 66 2/3% of the voting power of Thomas Nelson's capital stock.

On January 25, 2006, the special committee received from Mr. Moore's counsel a list of "discussion points" that Mr. Moore wished to have considered by a potential buyer in connection with any sale transaction which might result from the process initiated by UBS in which the potential buyer wanted Mr. Moore's support as a shareholder. These discussion points, which Mr. Moore indicated were similar to the terms proposed by the first financial bidder, included:
(i) an opportunity for Mr. Moore to purchase an equity interest in the surviving company; (ii) a five year consulting agreement; (iii) clarification regarding the payment of severance benefits to Mr. Moore; (iv) a retirement payment of $1.0 million; (v) the assignment to Mr. Moore of the company's
$5.0 million key-man life insurance policy on Mr. Moore's life; (vi) medical and hospital insurance benefits for Mr. Moore and his spouse for life; and
(vii) use of the company's fractional interest in an airplane for twenty-five hours per year for five years at no cost to Mr. Moore.

On January 30, 2006, the special committee met to review the status of the competitive bidding process. At that meeting, Mr. Hyatt, by invitation, updated the special committee on the management presentations conducted with five of the interested parties (including the November 2005 financial buyer) prior to such meeting. Mr. Hyatt also reviewed with the special committee his assessment of the potential bidders whose due diligence teams had attended the management presentations. At this meeting, the special committee further discussed with its financial and legal advisors the list of discussion points submitted by Mr. Moore. The special committee acknowledged that Mr. Moore's support and cooperation would be necessary for any sale transaction to be successfully consummated because Mr. Moore and his family owned shares of the company's common stock and Class B common stock representing more than one-third of the voting power of the company and a buyer would likely require a voting agreement from Mr. Moore and his family as a condition to the transaction. Following a discussion of Mr. Moore's requests, the special committee determined that one of its members should meet with Mr. Moore regarding certain of his requests and report back to the other members as soon as practicable. The special committee also determined it should discuss and negotiate these matters with Mr. Moore on behalf of any bidder seeking Mr. Moore's support for the transaction as a shareholder, rather than encouraging direct contact with Mr. Moore, in order to maintain control of the process.

On February 10, 2006, the deadline for submitting bids under the bid process established by UBS, UBS received two proposals, one from InterMedia Partners at a cash purchase price of $28.60 per share and one from another private equity firm (the "other bidder") at a cash purchase price of $30.00 per share. UBS did not receive, however, a formal proposal from the financial buyer that had submitted the November 15, 2005 acquisition proposal to the company at a cash purchase price of $25.50 per share, and it did not receive a proposal from either of the other two interested parties that had attended management presentations. Included in the other bidder's proposal were (i) commitment letters for the full amount of its debt financing, (ii) a commitment letter for the full amount of its equity financing, (iii) a mark-up of the form of merger agreement, and (iv) a proposed form of voting agreement to be executed by Mr. Moore, members of his family and certain other affiliated entities. The other bidder's proposal also conditioned its obligation to close the transaction upon the company's satisfaction of minimum financial conditions contained in the debt financing commitment letters relating to the company's EBITDA for the 2006 fiscal year and having a specified minimum cash balance at the time of closing. The other bidder's proposal was also contingent on completing further due diligence, including due diligence with the company's leading authors, customers and suppliers prior to signing the merger agreement, as well as receiving a letter from the Internal Revenue Service prior to closing the transaction confirming the company's position with respect to its past tax deductions taken in connection with the company's disposition of the stock of its former subsidiary, C.R. Gibson. The other bidder further proposed that approval of the merger should be conditioned on only a majority vote approval of the shareholders rather than the 66 2/3% vote approval as proposed by the special committee.

InterMedia Partners' proposal included (i) a commitment letter for the full amount of its debt financing, (ii) a description of its proposed equity financing, and (iii) a mark-up of the form merger agreement. InterMedia Partners' proposal was not expressly contingent upon the arrangement of financing or any additional due diligence. InterMedia Partners' proposal, however, did not include a firm equity commitment letter as requested by the bidding procedures.

The special committee met on February 13, 2006, to discuss these proposals with its legal and financial advisors. Representatives of UBS reviewed a written presentation with the special committee which compared the bids received from InterMedia Partners and the other bidder. UBS reported that the other bidder's offer of $30.00 per share was at a premium to the company's highest historical stock price of $28.85. UBS also informed the special committee that since InterMedia Partners' mark-up of the merger agreement contemplated a restriction

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

on Thomas Nelson's ability to pay dividends, UBS valued InterMedia Partners' bid at $28.55, rather than $28.60, per share.

At this meeting, the legal advisors to the special committee and the company also summarized the changes each of the bidders had made to the form of merger agreement proposed by the special committee. The legal advisors noted that while InterMedia Partners' mark-up of the merger agreement was significantly less extensive than that of the other bidder, InterMedia Partners' proposal did not include any firm equity commitments. The legal advisors informed the special committee, however, that InterMedia Partners had agreed to the 66 2/3% shareholder vote approval requirement. The legal advisors further informed the special committee that the other bidder's proposal included more stringent "deal protection devices", including among other things, (i) a significantly higher transaction termination fee and expense cap, (ii) a "force the vote" provision that would require the company to hold a shareholders' meeting even if the special committee no longer supported a transaction with the other bidder, (iii) an expanded number of events which would trigger the payment of the termination fee and the reimbursement of expenses, and (iv) a voting agreement with Mr. Moore that contained a number of provisions which likely would be unacceptable to Mr. Moore.

In addition, company counsel updated the special committee regarding the items requested by Mr. Moore in connection with his support as a shareholder of any proposed transaction and provided an analysis of those items to which Mr. Moore was entitled under the terms of his employment agreement with the company. The special committee discussed again the necessity of Mr. Moore's support of any proposed transaction and concluded that a counterproposal to his previously submitted "discussion points" should be made to Mr. Moore in order to obtain the shareholder support needed to secure a binding offer. After discussion, the special committee proposed that, in exchange for the special committee agreeing to provide the benefits presented in the counterproposal, the special committee would require Mr. Moore to sign a form of voting agreement restricting Mr. Moore's ability to solicit other alternatives for the sale of his stock and committing him to support the transaction approved by the special committee.

Following discussion of the bids and Mr. Moore's proposed arrangements, the special committee instructed its advisors to engage in discussions with the other bidder to determine whether the other bidder would (i) eliminate the financing contingency included in its offer, (ii) agree to the 66 2/3% vote approval requirement, (iii) remove its confirmatory due diligence requests as a condition to entering into the merger agreement, and (iv) modify the deal protection provisions it had proposed in its mark-up of the merger agreement. The special committee also instructed UBS to inform InterMedia Partners that its cash offer price of $28.60 per share was inferior and that it needed to provide its equity commitment letter or letters and a statement of sources and uses of funds. The special committee further requested that company counsel communicate the special committee' counterproposal to Mr. Moore's counsel.

Following the meeting, the company's financial and legal advisors communicated the special committee's position to the other bidder, InterMedia Partners and Mr. Moore, and the legal advisors began to negotiate the terms of the merger agreement with the other bidder. In addition, a form of voting agreement prepared by the legal advisors to the special committee and the company was submitted to Mr. Moore's counsel for review.

On February 15, 2006, the special committee met to receive an update regarding the negotiations with the other bidder. During this meeting, the special committee's advisors informed the special committee that (i) on February 14, 2006, InterMedia Partners had submitted a revised cash offer to acquire all of the outstanding common stock and Class B common stock of the company for a purchase price of $29.70 per share, subject to the company meeting a minimum EBITDA requirement for fiscal year 2006, (ii) InterMedia Partners also provided a letter detailing its sources of equity financing but did not provide the requisite equity commitment letters, (iii) the other bidder's offer remained at $30.00 per share, and (iv) while the other bidder was willing to work with management to conduct its due diligence in accordance with management's proposed time schedule, it indicated an unwillingness to remove its financing conditions. At the conclusion of the meeting, the special committee instructed its financial and legal advisors to pursue additional negotiations with the other bidder. The special committee also requested that UBS inform InterMedia Partners that its offer price remained inferior to the other offer currently being pursued and that its minimum EBITDA condition needed to be removed as a condition to closing the transaction.

On February 15 and 16, 2006, at the request of the other bidder, the company scheduled a series of due diligence calls with the company's management, its tax counsel and the other bidder's representatives and tax advisors to provide an update on a meeting Thomas Nelson had with the Internal Revenue Service on February 14, 2006, regarding the C.R. Gibson tax issue.

On February 16, 2006, the special committee met again to hear an update on the status of negotiations with the other bidder. The company's legal and financial advisors informed the special committee that the other bidder questioned the company's tax position with respect to the C.R. Gibson stock disposition. The special committee determined that it might be prepared to accept the other bidder's minimum EBITDA condition, as well as a very short due diligence window on the day of signing (signing was contemplated to be February 20, 2006, when the market was closed), but was unwilling to accept either the minimum cash condition or the condition that the other bidder receive a confirmatory letter from the Internal Revenue Service regarding the C.R. Gibson tax issue. UBS conveyed the committee's determination to the other bidder, and the other bidder responded that it would consider these points and would itself respond on the morning of February 17, 2006.

On the morning of February 17, 2006, the other bidder submitted a revised proposal that eliminated its minimum cash condition and offered to acquire all of the outstanding shares of common stock and Class B common stock for either
(i) a cash purchase price of $29.00 per share payable at closing with an additional $1.00 per share contingent payment, payable in full or in part depending upon the resolution of the company's C.R. Gibson tax matter; or
(ii) a firm cash purchase price of $29.50 per share. UBS requested that the other bidder consider modifying its proposal to provide the company's shareholders with the right to elect whether to accept a contingent or fixed price rather than requiring the company to make such a choice prior to signing the merger agreement. The other bidder determined, however, not to modify its proposal as suggested by UBS.

On the morning of February 17, 2006, InterMedia Partners also submitted a revised, and what the special committee believed to be, final proposal offering to acquire all of the outstanding shares of the company's common stock and Class B common stock for a cash purchase price of $29.85 per share and removed its prior minimum EBITDA contingency. InterMedia Partners also provided its executed equity commitment letters. InterMedia Partners indicated that this current offer would only be available if Thomas Nelson granted InterMedia Partners an exclusive period to negotiate a definitive merger agreement. In making its proposal, InterMedia Partners also stated that, based on its own due diligence procedures (including discussions with the company' tax counsel), it had analyzed and taken into account to its satisfaction the C.R. Gibson tax issue and also had deleted the quarterly dividend limitation contemplated in its earlier proposal.

In a recent development involving the C.R. Gibson tax issue, on April 25, 2006, the company entered into an agreement with the IRS to resolve all issues regarding the outstanding proposed assessment of federal income tax arising primarily from the C.R. Gibson disposition. This agreement provides that the company would pay approximately $7.9 million in tax, together with interest thereon (approximately $1.5 million as of the date of this proxy statement), to resolve all outstanding issues regarding the C.R. Gibson disposition. The proposed settlement amount is consistent with the estimate previously provided by the company to InterMedia Partners and the other bidder. The agreement between the company and the IRS is subject to review by the Joint Committee on Taxation of the United States Congress, and will not become final until such review is completed and the agreement finally approved.

The special committee then met during the evening of February 17, 2006 to hear a status report on negotiations with the other bidder since the previous evening and to hear an update on discussions with counsel for Mr. Moore. UBS outlined for the special committee the developments described in the two preceding paragraphs above. Following discussion, the special committee concluded that it now had (i) a higher fixed purchase price proposal at $29.85 per share from InterMedia Partners, (ii) a favorable mark-up of the form of merger agreement from InterMedia Partners, including more favorable deal protection provisions as compared to the mark-up of the merger agreement negotiated to date with the other bidder, and (iii) firm equity commitments from InterMedia Partners. UBS also advised the special committee of InterMedia Partners' request for exclusive negotiating rights until March 6, 2006. The special committee instructed its advisors to engage in negotiations with InterMedia Partners with the objective of resolving all of the outstanding issues by Monday, February 20, 2006. Following discussions with UBS and its legal advisors, the special committee agreed to InterMedia Partners' request for exclusivity but only until the close of business on Monday, February 20, 2006. Over the weekend, the legal advisors engaged in negotiations with InterMedia Partners' legal advisors and resolved the outstanding issues in the form of merger agreement to be executed between Faith Media, Mergerco and Thomas Nelson.

During the week of February 13 through February 20, 2006, negotiations also continued with Mr. Moore. During these negotiations, Mr. Moore modified certain of his requests, including his requirement that he be allowed to invest in the company after the merger. As of February 20, 2006, Mr. Moore, his son,
S. Joseph Moore, certain members of their family and certain affiliated entities (which are referred to in this proxy statement as the "principal shareholders") agreed to enter into a voting agreement which committed
Mr. Moore and the other shareholder parties to the agreement to vote in favor of the proposed transaction and prohibited Mr. Moore and the other shareholder parties to the agreement from soliciting other offers for the sale of the company, including the sale of their shares of common stock and Class B common stock of the company. In consideration for Mr. Moore's and the other shareholders' agreement not to solicit other offers for the sale of the company as set forth in the voting agreement, the special committee agreed that Mr. Moore would receive a payment of $1.0 million in cash at the closing of the proposed transaction and that Thomas Nelson would provide full medical and hospital coverage for Mr. Moore and his spouse for life.

In addition to the foregoing, in connection with the expected early termination of Mr. Moore's employment upon the completion of a transaction, Thomas Nelson also agreed to amend its employment agreement with Mr. Moore, pursuant to which
(i) upon Mr. Moore's termination of employment in connection with a change of control of the company, he will be entitled to receive a lump-sum severance payment recalculated to equal 2.99 times the sum of his W-2 compensation for calendar year 2005, and (ii) upon such termination he will commence a one year consulting agreement with the company and will receive compensation for such consulting services at an annual rate of $450,000 and will be provided with office space and secretarial support during the term of the agreement. Thomas Nelson also agreed that upon the termination of Mr. Moore's employment, he will be entitled, if he chooses, to purchase (i) the existing $5.0 million key-man life insurance policy held by the company on his life, such purchase to be for the then current cash surrender value of the policy, (ii) the company car currently available to Mr. Moore at its book value reflected on the company's financial statements, and (iii) the company's fractional ownership interest in an airplane at its book value reflected on the company's financial statements, provided that any option to purchase the company's interest in the airplane is subject first to the company's determination that it does not intend to continue ownership of that interest. The company also committed to reimburse or pay the legal fees and other professional expenses incurred by the principal shareholders since October 28, 2005 in connection with the proposed transaction and the termination of Mr. Moore's employment. The final terms of Thomas Nelson's arrangements with Mr. Moore and a summary of the provisions of the voting agreement are discussed in this proxy statement under the headings "-Interests of Our Directors and Executive Officers in the Merger" and
"-Voting Agreement with Principal Shareholders."

On February 20, 2006, the special committee met to consider whether to recommend to the board of directors the approval of the transaction proposed by InterMedia Partners and to approve the arrangements with Mr. Moore. A representative of UBS summarized for the special committee the sale process, highlighted the events that had transpired since the date the bids were received and recommended that the special committee accept the proposal from InterMedia Partners to purchase all of the shares of common stock and Class B common stock of the company at a price of $29.85 per share. Counsel for the special committee then reviewed the material changes to the merger agreement negotiated over the weekend. Next, a representative of SunTrust Robinson Humphrey summarized for the special committee the material analyses performed by SunTrust Robinson Humphrey. SunTrust Robinson Humphrey then delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of February 20, 2006, and based upon and subject to certain matters stated in its written opinion, SunTrust Robinson Humphrey was of the opinion that, as of that date, the consideration to be received by the holders of Thomas Nelson's capital stock pursuant to the merger was fair, from a financial point of view, to such shareholders (other than the principal shareholders). A summary of the material financial analyses presented by SunTrust Robinson Humphrey to the special committee on February 20, 2006 is set forth in this proxy statement under the heading "The Merger-Opinion of SunTrust Robinson Humphrey." A copy of that fairness opinion is also included as Annex B to this proxy statement. In addition, the special committee met solely with its counsel who reviewed their previous advice concerning the fiduciary duties and responsibilities of the members of the special committee.

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

Following further discussion, the special committee determined that the proposed transaction with InterMedia Partners' affiliate, Faith Media, was in the best interests of Thomas Nelson and its shareholders and unanimously voted to (i) recommend the approval and adoption of the merger agreement with Faith Media by our board of directors, and (ii) approve the arrangements with Mr. Moore.

Immediately following the meeting of the special committee, the board of directors convened a meeting to consider whether the transaction with Faith Media was in the best interests of Thomas Nelson and its shareholders and to approve the arrangements with Mr. Moore. At this meeting, the board reviewed with company counsel the board's fiduciary duties and responsibilities in considering the transaction and the company's other alternatives. Then, following a report by, and based upon the recommendation of, the special committee, the board of directors unanimously adopted and approved the merger and the merger agreement with Faith Media, determined that the merger and the merger agreement were in the best interests of the company and its shareholders and resolved to recommend that the company's shareholders vote to approve the merger and the merger agreement. In addition, the board of directors approved the arrangements with Mr. Moore.

During the evening of February 20, 2006, Thomas Nelson and Faith Media executed the merger agreement. In addition, Thomas Nelson, Faith Media, Sam Moore,
S. Joseph Moore, and the other principal shareholders executed the voting agreement. Prior to the opening of the New York Stock Exchange on February 21, 2006, Thomas Nelson issued a press release announcing the execution of the merger agreement and voting agreement. On February 22, 2006, Thomas Nelson filed a current report on Form 8-K disclosing the execution of the merger agreement and voting agreement and the company's arrangements with Mr. Moore, to which a copy of the executed merger agreement, voting agreement, amendment to Mr. Moore's employment agreement and a copy of the February 21, 2006 press release was attached.

Reasons for the Recommendation of the Special Committee and Our Board of Directors

The special committee has at all times been composed of four directors who are neither officers nor employees of Thomas Nelson, Faith Media or Mergerco, and who meet the New York Stock Exchange criteria as "independent directors." At all times since its formation on December 5, 2005, the four members of the special committee have constituted a majority of our entire board of directors. Sam Moore and Michael S. Hyatt were not members of the special committee because, among other things, they are both officers and employees of Thomas Nelson. S. Joseph Moore was not a member because he is the son of Sam Moore. Sam Moore and S. Joseph Moore were not present during any deliberations of the special committee.

The special committee, acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement with Faith Media and Mergerco. The special committee unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of Thomas Nelson and its shareholders and (ii) recommended to our board of directors that it approve the merger and the merger agreement and recommend to Thomas Nelson's shareholders that they approve the merger and the merger agreement.

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

Acting on the unanimous recommendation of the special committee, on February 20, 2006, our board of directors unanimously adopted and approved the merger and the merger agreement and declared them advisable and in the best interests of Thomas Nelson and its shareholders and recommended that Thomas Nelson's shareholders approve the merger and the merger agreement.

Substantive Factors

In reaching their respective determinations, the special committee and our board of directors considered a number of substantive factors and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

Relationship of Offer Price to Current and Historical Market Prices. The offer price of $29.85 per share represents a premium of 21% over our closing common stock price of $24.66 on the last trading day prior to execution of the merger agreement and a 21.8% premium over our closing Class B common stock price of $24.50 on the last trading day prior to the execution of the merger agreement. The offer price also represents a premium over Thomas Nelson's highest historical per share stock price of $28.85 and a significant premium over the average trading prices for the shares of common stock and Class B common stock for the one-month, two-month, three-month and six-month periods ending immediately before the execution of the merger agreement. In addition, the offer price is above the one-year and three-year average closing prices for the shares of common stock and Class B common stock for the periods ending
February 17, 2006 (average prices of $22.71 and $19.96, respectively, for the common stock and average prices of $22.71 and $20.31, respectively, for Class B common stock).

Comparative Bid Prices. The $29.85 per share offer was submitted in a competitive bid process initiated by the special committee and represented the highest final and definitive purchase price offered in the process. The special committee, based upon the advice of its financial advisor, UBS, did not believe that there was a reasonable likelihood that any of the bidders participating in that process would have been willing to enter into a binding acquisition agreement at a per share price higher than $29.85.

Increased Bid Price. The final per share bid price of $29.85 per share from InterMedia Partners was significantly greater than its original $27.00 per share proposal made prior to the competitive bidding process and greater than its initial $28.60 bid submitted on February 10, 2006. InterMedia Partners' $29.85 per share offer is also significantly greater than the $25.50 proposal submitted by a prospective financial buyer in November 2005. Moreover, the $29.85 share price was deemed by the special committee to be superior to the alternative price proposals submitted by the other bidder, which offered either
(i) a price of $29.00 per share with a contingent payment of up to $1.00 per share if the C.R. Gibson tax issue were favorably resolved, or (ii) a fixed $29.50 per share, with no contingency for the tax issue. The other bidder also required the special committee to choose its preferred alternative at the time of execution of a merger agreement. The conclusion of the special committee was that $29.85 per share offer represented both the highest price that InterMedia Partners was willing to pay and the highest price reasonably available for Thomas Nelson's shares.

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

Most Favorable Alternative. Our board of directors' determined that the merger is more favorable to Thomas Nelson's shareholders than any other alternative reasonably available to the company and its shareholders, including continuing to operate the business as a stand-alone, independent, public company. Our board of directors believes that a merger with Faith Media is more favorable to our shareholders than remaining independent based in part on the special committee's assessment of the risks and uncertainties inherent in a possible disposition, in the future, by Sam Moore and his family of their large stock holdings for estate planning purposes. Our board of directors believes that a sale of Mr. Moore's and his family's stock holdings would be unfavorable to the remaining shareholders based upon the presentation to the special committee by UBS, its financial advisor. In making this assessment, the special committee took into account Mr. Moore's age of 76, his desire for increased liquidity and diversification for his and his family's stock holdings in Thomas Nelson, and his prior efforts to sell his and his family's stock holdings to a third party. See "-Background of the Merger." In assessing the potential value of remaining independent, the special committee also considered and discussed, among other things, the financial condition, results of operations, management, competitive position, business and prospects of Thomas Nelson and current economic, industry and market conditions.

Independent Financial Advisors. The special committee considered the financial analyses of UBS and of SunTrust Robinson Humphrey, as well as the opinion, dated February 20, 2006, of SunTrust Robinson Humphrey with respect to the fairness, from a financial point of view, to the holders of Thomas Nelson's capital stock (other than the principal shareholders), of the consideration to be received by holders of Thomas Nelson's capital stock pursuant to the merger. The full text of the written opinion of SunTrust Robinson Humphrey, dated February 20, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B. See "-Opinion of SunTrust Robinson Humphrey."

Merger Agreement Terms. The special committee submitted a preferred form of merger agreement to the competing bidders and determined that the terms of the merger agreement as negotiated with InterMedia Partners were more favorable to Thomas Nelson and its shareholders than the terms proposed by the other bidder. These more favorable terms included the cash price, the ability to consider unsolicited offers, the ability of the company to terminate the merger agreement in certain circumstances, the lower termination fee and cap on reimbursement of expenses, the condition that the holders of at least two-thirds of the collective voting power of the company's common stock and Class B common stock approve the merger agreement, the reasonable number and scope of representations and warranties by Thomas Nelson, and the reasonable closing conditions.

Ability to Change Recommendation and Terminate Merger Agreement. The special committee considered that under the terms of the merger agreement, the company may terminate the merger agreement if the special committee determines that any unsolicited proposal made in good faith constitutes a superior proposal, subject to payment to Faith Media of a termination fee of $14.0 million.

Size of Termination Fee. The special committee believes, based upon advice from its legal and financial advisors, that the termination fee, which is less than 3% of the aggregate purchase price, is within the range of termination fees observed in similar transactions.

Financing Arrangements. Faith Media's and Mergerco's equity and debt financing arrangements for the transaction provide for sufficient funds to complete the merger, and the conditions to the availability of such funds to Faith Media's and Mergerco's are considered limited and reasonable in nature.

Cash Consideration. The merger consideration will be all cash, which provides liquidity and certainty of value to Thomas Nelson's shareholders.

Procedural Factors

The special committee and the board of directors also considered a number of factors relating to the procedures involved in the negotiation of the merger agreement, including those discussed below, each of which they believed were supportive of their respective decisions.

Formation, Authority and Independence of the Special Committee. Our board of directors appointed the special committee:

     * which consisted entirely of four independent directors who are not officers of Thomas Nelson or affiliated with InterMedia, Faith Media, Mergerco or its investors and who meet the New York Stock Exchange criteria as "independent directors";

     * whose members will not personally benefit from the consummation of the merger in a manner materially different from the shareholders;

     * which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

     * which retained its own financial and legal advisors who have extensive experience with transactions similar to the merger, assisted the special committee in the negotiations with InterMedia Partners and took direction exclusively from the special committee; and

     * which at all relevant times constituted a majority of the entire board of directors.

Competitive Bid Process. With the assistance and advice of its financial advisor, UBS, the special committee engaged in a competitive bid process with its primary purpose to maximize shareholder value, which process included contacting 13 potential strategic and financial acquirers, the delivery of corporate and financial information to five of the potential acquirers that signed confidentiality agreements with the company, the receipt and response to inquiries from these parties, and the receipt and evaluation of bids as of February 20, 2006, from two such parties, prior to entering into the merger agreement. This competitive bid process resulted in an increase in the per share offer price from $25.50 to $29.85. See "-Background of the Merger."

Arm's-Length Negotiations. The $29.85 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its representatives, on the one hand, and InterMedia Partners and its representatives, on the other hand.

Shareholder Approval Condition. The merger agreement requires that the merger agreement be approved by the affirmative vote of the holders of no less than two-thirds of the total voting power of the outstanding shares of Thomas Nelson's capital stock entitled to vote, rather than by only a majority of the voting power which is the minimum required by the Tennessee Business Corporation Act.

Potential Negative Factors

The special committee and our board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including those set forth below, but determined that these factors were outweighed by the benefits of the factors supporting the merger.

Possibility of Not Completing the Merger. The merger may not be completed even if approved by our shareholders as a result of a party's breach of the merger agreement or the failure of a party to satisfy all applicable conditions to complete the merger. This failure to complete the merger could adversely impact Thomas Nelson's stock price.

Limitations on Considering Other Acquisition Proposals; Termination Fee and Expense Reimbursement. Certain terms and conditions set forth in the merger agreement, required by InterMedia Partners as a prerequisite to having Faith Media and Mergerco enter into the merger agreement, prohibit Thomas Nelson and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances. Further, if the merger does not occur under certain circumstances, Thomas Nelson would be obligated to pay the out-of-pocket expenses of Faith Media and Mergerco up to $2.5 million, and if certain additional circumstances exist, Thomas Nelson would be obligated to pay Faith Media a $14.0 million termination fee, provided that any expenses previously paid to Faith Media or Mergerco would be credited toward the termination fee. If Thomas Nelson consummates a takeover proposal within one year of the termination of the merger agreement for certain specified reasons in which the termination fee was not previously payable, Thomas Nelson is also required to pay the $14.0 million termination fee. A takeover proposal is defined broadly in the merger agreement and would include a repurchase from Mr. Moore of shares representing 20% or more of the voting power of the company. While the special committee believes these terms and conditions are reasonable and customary in transactions such as this, these terms could have the effect of discouraging a third party from making a bid to acquire Thomas Nelson. See "The Merger Agreement-Limitations on Considering Other Acquisition Proposals," "The Merger Agreement-Termination of the Merger Agreement," "The Merger Agreement-Reimbursement of Expenses" and "The Merger Agreement-Termination Fee."

Interests of Directors and Executive Officers in the Merger. Our directors and executive officers will receive consideration in addition to the consideration received by our shareholders generally in the merger as the result of:
(i) the accelerated vesting and cash out of options held by each director and executive officer; (ii) the indemnification of and provision for directors' and officers' liability insurance for each director for six years from and after the effective time of the merger; and (iii) payments to Sam Moore under his employment agreement and certain other benefit arrangements following a change in control, his right to purchase the existing $5.0 million key-man life insurance policy held by us on his life for the then current cash surrender value of such policy and to purchase his company car and our fractional ownership interest in an airplane at their book value following his termination, and the consideration he will receive under the terms of the voting agreement he has entered into with respect to the merger. See "-Interests of Our
Directors and Executive Officers in the Merger."

No Effective Recourse Against Faith Media and Mergerco. Mergerco, as an acquisition vehicle, and Faith Media, as an entity formed solely for the purpose of consummating the merger, will not have any material assets unless the merger is consummated. Thomas Nelson's remedies for any breach of the merger agreement by Faith Media or Mergerco therefore are effectively limited to its termination rights.

Tax Treatment. The cash consideration to be received by Thomas Nelson's shareholders will be taxable to them. See "-Material United States Federal Income Tax Consequences."

Effects of the Merger. If Thomas Nelson consummates the merger, the current shareholders of Thomas Nelson would not be able to participate in any resulting long-term benefits, including potential market price increases, if Thomas Nelson were able to successfully implement its business plan after the merger.

Disruptions. The impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with our authors and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Faith Media, could impair our prospects as an independent company if the merger is not consummated.

Operating Restrictions. Pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company. See "The Merger Agreement-Covenants of the Parties."

Conclusion

After considering these factors, the special committee and our board of directors concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee and our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the factors considered in reaching their determination. However, individual members of the special committee and our board of directors may have assigned different weights to various factors. The determination of the special committee and our board of directors was made after consideration of all of the factors together.

Recommendation of the Special Committee and Our Board of Directors

Based on the foregoing considerations, the special committee unanimously
(i) determined that the merger and merger agreement are advisable and in the best interests of Thomas Nelson and its shareholders and (ii) recommended to our board of directors that it approve the merger and the merger agreement and recommend to Thomas Nelson's shareholders that they approve the merger and the merger agreement. Acting on the unanimous recommendation of the special committee, the board of directors unanimously adopted and approved the merger and the merger agreement and declared them advisable and in the best interests of Thomas Nelson and its shareholders.

Therefore, our board of directors unanimously recommends that you vote "FOR" the approval of the merger and the merger agreement.

Our directors and executive officers, including Sam Moore, S. Joseph Moore, and the other principal shareholders collectively hold, as of the record date, an aggregate of 41% of the voting power of Thomas Nelson's capital stock. As of the record date, our directors and executive officers other than Sam Moore and S. Joseph Moore hold, as a group, an aggregate of 2.8% of the voting power of Thomas Nelson's capital stock. Sam Moore, S. Joseph Moore, and the other principal shareholders who are parties to the voting agreement, have contractually agreed to vote their shares of our capital stock in favor of approving the merger and the merger agreement, and our directors and executive officers other than Sam Moore and S. Joseph Moore have indicated that they intend to vote their shares of our capital stock in favor of approving the merger and the merger agreement. Our directors and executive officers have informed us that they intend to vote all of their shares of our capital stock in favor of the merger and the merger agreement.

Opinion of SunTrust Robinson Humphrey

At the February 20, 2006 meeting of the special committee, SunTrust Robinson Humphrey rendered its oral opinion to the special committee, subsequently confirmed in writing, to the effect that, as of February 20, 2006, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Thomas Nelson's capital stock pursuant to the proposed merger was fair, from a financial point of view, to such holders (other than the principal shareholders).

The full text of SunTrust Robinson Humphrey's written opinion, dated
February 20, 2006, to the special committee, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Holders of Thomas Nelson's capital stock are encouraged to read the opinion in its entirety.

SunTrust Robinson Humphrey's opinion was rendered at the request of the special committee and for the benefit of the special committee and our board of directors in their evaluation of the proposed merger. The opinion only addresses the fairness from a financial point of view to the holders of Thomas Nelson's capital stock (other than the principal shareholders) of the consideration to be received by such holders in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into by Thomas Nelson or any other person in connection with the merger. The opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to Thomas Nelson nor does it address Thomas Nelson's underlying decision to engage in the merger. The opinion does not constitute a recommendation as to how any shareholder should vote or act with respect to any matter relating to the proposed merger.

Procedures Followed

In arriving at its opinion, SunTrust Robinson Humphrey:

     * reviewed the merger agreement;

     * reviewed certain publicly available information concerning Thomas Nelson;

     * reviewed certain financial and operating information with respect to the business, operations and prospects of Thomas Nelson furnished to SunTrust Robinson Humphrey by Thomas Nelson;

     * reviewed historical trading information with respect to Thomas Nelson's capital stock;

     * reviewed certain historical and projected financial information for Thomas Nelson and selected publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

     * reviewed certain historical information relating to premiums paid in acquisitions of selected publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

     * reviewed certain financial terms of the merger and selected transactions involving publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

     * had discussions with the management of Thomas Nelson concerning Thomas Nelson's business, operations, financial condition and prospects; and

     * undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

Summary of Financial and Other Analyses

In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon, without independent investigation or verification, the accuracy and completeness of the financial and other information reviewed by or discussed with it by Thomas Nelson. With respect to the financial forecasts of Thomas Nelson furnished to or discussed with SunTrust Robinson Humphrey, SunTrust Robinson Humphrey assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the management of Thomas Nelson as to the future financial performance of Thomas Nelson. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Thomas Nelson and SunTrust Robinson Humphrey did not make, nor was it provided with, any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Thomas Nelson. With respect to certain contingent or potential tax and environmental liabilities, SunTrust Robinson Humphrey relied, without independent investigation or verification, upon the assessments of Thomas Nelson's management and counsel. SunTrust Robinson Humphrey also assumed that the merger will be consummated in accordance with the terms of the merger agreement and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Thomas Nelson or on the expected benefits of the merger. Because the principal shareholders are willing to accept the same consideration per share for their shares of Thomas Nelson's Class B common stock and their shares of Thomas Nelson's common stock in the proposed merger and because shares of Thomas Nelson's Class B common stock have generally not traded at a premium to shares of Thomas Nelson's common stock, for purposes of SunTrust Robinson Humphrey's financial analyses and its opinion, SunTrust Robinson Humphrey treated shares of Thomas Nelson's Class B common stock and Thomas Nelson's common stock as having equivalent value.

The SunTrust Robinson Humphrey opinion is necessarily based upon business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. SunTrust Robinson Humphrey did not express an opinion as to the underlying valuation, future performance or long-term viability of Thomas Nelson.

Subsequent developments may affect SunTrust Robinson Humphrey's opinion, and SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and other analyses, including those summarized below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses and all relevant factors must be considered as an integrated whole and that selecting portions of its analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey's opinion.

In performing its analyses, SunTrust Robinson Humphrey considered general business, economic, industry and market conditions (financial and otherwise), many of which are beyond the control of Thomas Nelson. No company, transaction or business used in SunTrust Robinson Humphrey's analyses as a comparison is identical to Thomas Nelson or the proposed merger and, accordingly, the analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions reviewed and other factors that would affect the market values of the relevant companies and Thomas Nelson. While the results of each analysis are taken into account in reaching its overall conclusion with respect to fairness, SunTrust Robinson Humphrey does not make separate or quantifiable determinations regarding individual analyses. The estimates contained in these analyses and the valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and the underlying estimates and judgments are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey's opinion and analyses were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee with respect to the proposed merger.

The following is a summary of the material financial and other analyses presented by SunTrust Robinson Humphrey to the special committee on February 20, 2006.

Selected Companies Analysis. SunTrust Robinson Humphrey calculated ratios of firm value and equity value to certain historical and projected financial data for selected publicly traded companies in the publishing industry. For purposes of its analysis, SunTrust Robinson Humphrey defined firm value as the market value of the relevant entity's outstanding equity securities (sometimes referred to herein as equity value) plus the value of its outstanding indebtedness and certain other liabilities less the amount of any cash and cash equivalents on its most recent financial statements. The selected publicly traded companies in the publishing industry used for this analysis were:

     * Courier Corporation
     * John Wiley & Sons, Inc.
     * The McGraw-Hill Companies, Inc.
     * Meredith Corporation
     * Pearson PLC
     * PRIMEDIA, Inc.
     * The Reader's Digest Association, Inc.
     * Scholastic Corporation
     * Value Line, Inc.

For the selected publicly traded companies, SunTrust Robinson Humphrey calculated firm value as a multiple of the relevant entity's: latest 12 months ("LTM") and projected 2005 and 2006 revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"). SunTrust Robinson Humphrey also calculated equity value as a multiple of the relevant entity's LTM and projected 2005 and 2006 earnings per share ("EPS"). All multiples were based on closing stock prices as of February 17, 2006. Historical revenues, EBITDA, EBIT and EPS results were based on publicly available financial information for the selected companies. Projected revenues, EBITDA, EBIT and EPS estimates for the selected publicly traded companies were based on consensus research analyst estimates published by Thomson Financial.

SunTrust Robinson Humphrey applied the multiples indicated by the selected companies analysis to corresponding financial data for Thomas Nelson, including projected financial data provided by the management of Thomas Nelson. That analysis indicated (a) an implied low and high value per share of Thomas Nelson's capital stock based on the mean multiples of the selected companies of $23.73 and $34.96, with a mean of $30.21 and a median of $29.93 and (b) an implied low and high value per share of Thomas Nelson's capital stock based on the median multiples of the selected companies of $24.43 and $34.68, with a mean of $31.50 and a median of $32.22, in each case as compared to the proposed merger consideration of $29.85 per share.

Selected Transactions Analysis. SunTrust Robinson Humphrey reviewed implied transaction multiples for the following 14 selected merger and acquisition transactions in the publishing industry completed since July 12, 2001:

          Acquiror                                Target
          --------                                ------
Lagardere SCA                             AOL Time Warner Book Group
Pearson PLC                               American Guidance Services, Inc.
ABRY Partners, LLC                        F+W Publications, Inc.
Lagardere SCA                             Hodder Headline, Ltd.
Kona Acquisition Corporation              Integrity Media, Inc.
ZelnickMedia                              Time Life, Inc.
Davis Group                               Media Source, Inc.
Thomas H. Lee, et al.                     Houghton Mifflin
Reader's Digest Association, Inc.         Reiman Publications
Scholastic Corporation                    Klutz, Inc.
School Specialty, Inc.                    Premier Agendas, Inc.
Wiley Publishing, Inc.                    Hungry Minds, Inc.
Vivendi Universal, S.A.                   Houghton Mifflin Company
Reed Elsevier PLC                         Harcourt General, Inc.


For each of the selected transactions, SunTrust Robinson Humphrey calculated the ratio of the firm value of the target based on the transaction consideration as a multiple of LTM revenues, EBITDA and EBIT. SunTrust Robinson Humphrey also calculated the equity value of the target as a multiple of the target's book value. The firm values and the equity values of the targets were based on the aggregate consideration paid in the relevant selected transaction, and the revenues, EBITDA, EBIT and book values for each of the target companies were based on publicly available historical financial information.

SunTrust Robinson Humphrey applied the multiples indicated by the selected transactions analysis to corresponding financial data for Thomas Nelson as of December 31, 2005. That analysis indicated (a) an implied low and high value per share of Thomas Nelson's capital stock based on the mean multiples of the selected transactions of $13.67 and $28.15, with a mean of $21.44 and a median of $21.97 and (b) an implied low and high value per share of Thomas Nelson's capital stock based on the median multiples of the selected transactions of $20.51 and $33.17, with a mean of $25.96 and a median of $25.09, in each case as compared to the proposed merger consideration of $29.85 per share.

Premiums Paid Analysis. SunTrust Robinson Humphrey reviewed the premiums paid in approximately 250 selected mergers and acquisitions involving publicly traded target companies from January 1, 2003 to January 31, 2006 with a transaction value between $300 and $600 million. SunTrust Robinson Humphrey reviewed the percentage premium paid for the common stock of the target company in such transactions relative to the target company's closing stock price one day, five days and thirty days prior to public announcement of the transaction.

SunTrust Robinson Humphrey applied the percentage premiums indicated by the premiums paid analysis to the closing prices of Thomas Nelson's common stock one day, five days and thirty days prior to February 20, 2005. That analysis indicated (a) an implied low and high value per share of Thomas Nelson's capital stock based on the mean premiums paid in the precedent transactions of $28.99 and $33.12, with a mean of $30.44 and a median of $29.22 and
(b) an implied low and high value per share of Thomas Nelson's capital stock based on the median multiples of the selected transactions of $27.93 and $32.22, with a mean of $29.50 and a median of $28.36, in each case as compared to the proposed merger consideration of $29.85 per share.

Discounted Cash Flow Analysis. SunTrust Robinson Humphrey performed a discounted cash flow analysis of Thomas Nelson based upon projections provided by Thomas Nelson's management for the fiscal years ending March 31, 2006 through 2010, a weighted average cost of capital for Thomas Nelson ranging from 10% to 12% and terminal value multiples of estimated fiscal year 2010 EBITDA ranging from 8.5x to 9.5x. That discounted cash flow analysis indicated implied values per share of Thomas Nelson's capital stock as follows:

                                 Discounted Present Value
                                   of Equity Per Share
                       --------------------------------------
                       Discounted
                          Rate        8.5x     9.0x     9.5x
                       --------------------------------------
                          10.0%      $26.57   $27.79   $29.02
                          11.0%      $25.66   $26.83   $28.01
                          12.0%      $24.78   $25.91   $27.04

SunTrust Robinson Humphrey also performed a discounted cash flow analysis based on the same projections and the same weighted average cost of capital for Thomas Nelson but, as an alternative to applying a terminal value multiple, applied a perpetual growth rate to Thomas Nelson's projected free cash flow beyond fiscal 2010 ranging from 2.5% to 3.5%. That discounted cash flow analysis indicated implied values per share of Thomas Nelson's capital stock as follows:

                                 Discounted Present Value
                                   of Equity Per Share
                       --------------------------------------
                       Discounted
                          Rate        2.5%     3.0%     3.5%
                       --------------------------------------
                          10.0%      $22.11   $23.27   $24.62
                          11.0%      $19.51   $20.37   $21.36
                          12.0%      $17.45   $18.12   $18.86

Other Analyses. SunTrust Robinson Humphrey also considered the historical market prices and trading volumes for Thomas Nelson's common stock and Class B common stock as compared to corresponding data for selected publicly traded companies and selected market indexes, including the S&P 500 Index, Russell 2000 Index and Wilshire 5000 Index.

General

The special committee selected SunTrust Robinson Humphrey to render a fairness opinion to the special committee with respect to the fairness, from a financial point of view, to the holders of Thomas Nelson's capital stock (other than the principal shareholders) of the consideration to be received by such holders pursuant to the merger because of SunTrust Robinson Humphrey's experience and reputation and its familiarity with Thomas Nelson and its business. SunTrust Robinson Humphrey is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the past, SunTrust Robinson Humphrey has performed various investment banking services for Thomas Nelson and SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc.) have had financing and other business relationships with Thomas Nelson for which SunTrust Robinson Humphrey and its affiliates have received customary fees. Additionally, in the ordinary course of business, SunTrust Robinson Humphrey and its affiliates actively trade in the debt and equity securities of Thomas Nelson for their own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

SunTrust Robinson Humphrey became entitled to a fixed fee upon its engagement by the special committee to render an opinion and an additional fixed fee upon its completion of the work necessary to render an opinion, regardless of the conclusion reached therein. No portion of SunTrust Robinson Humphrey's fee is contingent upon consummation of the merger. Additionally, Thomas Nelson agreed to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of its engagement, including certain liabilities under the federal securities laws.

SunTrust Robinson Humphrey was engaged to render its opinion with respect to the fairness, from a financial point of view, to the holders of Thomas Nelson's capital stock (other than the principal shareholders) of the consideration be received by such holders pursuant to the merger and consequently was not requested to, and did not participate in, any discussions or negotiations relating to the proposed merger. In addition, SunTrust Robinson Humphrey was not authorized to and did not solicit indications of interest from any third party with respect to the purchase of all or a part of Thomas Nelson, although SunTrust Robinson Humphrey was advised, and for purposes of its opinion assumed, that the special committee's financial advisor in connection with the negotiation of the merger was authorized to and did solicit such indications of interest.

Effects of the Merger

In light of, among other things, the pending merger, Thomas Nelson does not currently intend to declare dividends prior to completion of the merger.

When the merger is completed, each share of our common stock and each share of our Class B common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $29.85 in cash, without interest.

The merger agreement also provides that immediately prior to the effective time of the merger, all outstanding options to acquire our common stock or our Class B common stock will, in effect, become fully vested and immediately exercisable. In the merger, all such stock options will be cancelled and will represent solely the right to receive a cash payment equal to the difference between $29.85 and the exercise price of the applicable option multiplied by the number of shares of our common stock or Class B common stock subject to the option, without interest and less any applicable withholding taxes.

As a result of the merger, Thomas Nelson, as the surviving corporation, will be a wholly-owned subsidiary of Faith Media and there will be no public market for Thomas Nelson's common stock or Class B common stock. Thomas Nelson's common stock and Class B common stock will cease to be listed or traded on the New
York Stock Exchange or any other securities exchange. In addition, thereafter Thomas Nelson will be entitled to deregister its common stock and Class B common stock under the Exchange Act. Termination of registration will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and some of the requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to Thomas Nelson.

Subsequent to the merger, Thomas Nelson's current shareholders will cease to have ownership interests in Thomas Nelson or rights as Thomas Nelson's shareholders and, as a result, if the merger is completed, such shareholders of Thomas Nelson will not participate in any future earnings, losses, growth or decline of Thomas Nelson.

If the merger is consummated, Faith Media will have a 100% interest in Thomas Nelson's net book value and net earnings and in Thomas Nelson's equity. Faith Media will be entitled to all benefits resulting from such interest, including all income generated by Thomas Nelson's operations and any future increase in Thomas Nelson's value. Faith Media will also bear all the risk of losses generated by Thomas Nelson's operations and any future decrease in the value of the company after the merger.

When the merger becomes effective, the directors of Mergerco (Leo Hindery, Jr. and Peter M. Kern) will be the directors of the surviving corporation and Thomas Nelson's officers will continue as the officers of the surviving corporation, each to hold office until the earlier of his or her resignation or removal. Faith Media expects that, initially following the merger, the business and operations of Thomas Nelson will generally continue as they are currently being conducted. As such, Faith Media currently intends that the company's existing executive officers will continue to run and manage Thomas

Nelson following the completion of the merger. As of the date we entered into the merger agreement with Faith Media, no member of management had any arrangement or understanding with Faith Media regarding continued employment with Thomas Nelson or Faith Media. As of the date of this proxy statement, certain members of our management have been informed by Faith Media that their continued services are desired following the completion of the merger. As of the date of this proxy statement, no member of our management (other than Sam Moore) has entered into any new agreement with Thomas Nelson or Faith Media regarding employment or consulting services following the consummation of the merger; the company has awarded, however, incentive and retention bonuses to certain key employees as further described under "-Interests of Our Directors and Executive Officers." In addition, InterMedia Partners indicated in its initial bid proposal a desire to create an incentive plan for management and employees of Thomas Nelson following the merger. Although we believe certain other members of our management team are likely to enter into new arrangements with Faith Media regarding employment with the surviving corporation, such matters are subject to further discussion and no terms or conditions have been finalized.

The surviving corporation's charter and bylaws will be amended as of the effective time of the merger to read as set forth in the exhibits referenced in the merger agreement.

Effects on Us if the Merger is Not Completed

In the event that the merger and the merger agreement is not approved by Thomas Nelson's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Thomas Nelson will remain an independent public company and our common stock and Class B common stock will continue to be listed and traded on the New York Stock Exchange. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, the nature of the Christian publishing industry, economic and market conditions and the likely need of Sam Moore and his family to obtain liquidity for their shares of common stock and Class B common stock and to diversify their investments.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay the out-of-pocket expenses of Faith Media and Mergerco, up to $2.5 million; and if certain additional circumstances exist, we will be obligated to pay a termination fee of $14.0 million to Faith Media (less any amounts previously paid as expenses). For a description of the circumstances triggering payment of the termination fee and reimbursement of Faith Media's and Mergerco's expenses, see "The Merger Agreement-Termination Fee" and "The Merger Agreement-Reimbursement of Expenses."

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

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock or our Class B common stock. From time to time, our board of directors will evaluate and review the business operations, properties and capitalization of Thomas Nelson, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger and the merger agreement are not approved by the Thomas Nelson shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Thomas Nelson will be offered, or that the business, prospects or results of operations of Thomas Nelson will not be adversely impacted.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger and the merger agreement, you should be aware that some of our directors and executive officers (and other key employees) have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger and the merger agreement.

Treatment of Stock Options

As of the close of business on the record date, 578,416 shares of our common stock and 486,318 shares of our Class B common stock were subject to stock options granted under our equity incentive plans to our current directors and executive officers, all having an exercise price of less than $29.85 per share. Immediately prior to the effective time of the merger, all outstanding options to acquire our common stock or our Class B common stock will, in effect, become fully vested and immediately exercisable. In the merger, all such stock options will be cancelled and will represent solely the right to receive a cash payment equal to the difference between $29.85 and the exercise price of the applicable option multiplied by the number of shares of Thomas Nelson's commo stock or Class B common stock subject to the option, without interest and less any applicable withholding taxes.

The following table summarizes the vested and unvested options held by our directors and executive officers as of April 26, 2006 and the approximate consideration that each of them will receive in the merger upon the cancellation of their options:


                                       Options That Will Vest
                                         on an Accelerated
   Directors and         Currently       Basis as a Result
Executive Officers    Vested Options       of the Merger          Totals
------------------   ------------------ --------------------  ---------------
                                                              Total     Total
     Name            Shares   Value ($)   Shares  Value ($)   Shares   Value ($)
----------------   --------------------  -------------------  ------------------
Ronald W. Blue       8,000  $  116,400    4,000  $  41,800    12,000  $  158,200
Brownlee O. Currey,
   Jr.              22,000     391,975    4,000     41,800    26,000     433,775
W. Lipscomb Davis,
   Jr.              22,000     391,975    4,000     41,800    26,000     433,775
Michael S. Hyatt    88,334   1,486,420   66,667    798,830   155,000   2,285,250
Vance Lawson        59,433   1,148,340    1,667     29,633    61,100   1,177,973
S. Joseph Moore     10,000     158,800    4,000     41,800    14,000     200,600
Sam Moore          504,632   9,723,650  100,002  1,752,035   604,634  11,475,685
Millard V. Oakley   22,000     391,975    4,000     41,800    26,000     433,775
Joe L. Powers      128,333   2,620,495   11,667    207,431   140,000   2,827,926
                  -------- -----------  ------- ----------  --------- ----------
All directors and
executive officers
as a group
(9 persons)       864,732  $16,430,030  200,003 $2,996,929 1,064,734 $19,426,959


Executive Employment Agreements; Change of Control Provisions

We have employment agreements with each of Sam Moore, the chairman of our board of directors; Michael S. Hyatt, our president and chief executive officer; and Joe L. Powers, our chief financial officer and secretary, that provide for certain benefits in the event of a change of control of Thomas Nelson. Each agreement provides that if the executive is involuntarily terminated or resigns with good reason in connection with, or within 36 months after, a change of control of Thomas Nelson, the executive is entitled to receive a lump sum severance payment, continuation of employee benefits for the remaining term of his employment agreement, and reimbursement of legal expenses incurred in connection with such termination.

Prior to the execution of the merger agreement, the employment agreement for Sam Moore would have entitled him to a severance payment equal to 2.99 times the sum of his salary and bonus for the previous fiscal year (which represents a total amount of approximately $2,210,000). As described below, in connection with the execution of the merger agreement and voting agreement, Sam Moore's employment agreement was amended, which amendment shall become effective upon the consummation of the merger. Under this amendment, Sam Moore is entitled to a severance payment equal to 2.99 times the sum of his W-2 compensation for calendar year 2005 (which represents a total amount of approximately $2,360,000). This amendment to Sam Moore's employment agreement was entered into because the calculations provided to Sam Moore and to the bidders of his severance benefits erroneously calculated his severance benefits based upon his W-2 compensation rather than his salary and bonus. Given the other issues being negotiated with Mr. Moore, the special committee felt it appropriate to conform Mr. Moore's employment agreement with the calculations previously provided by the company as he requested. It is expected that Mr. Moore's employment with us will be terminated upon the consummation of the merger and, as further described below, that upon such termination he will enter into a one year consulting agreement with us and will receive compensation for such consulting services at an annual rate of $450,000.

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

Mr. Hyatt and Mr. Powers are each entitled to a severance payment equal to two times their then current base salary and prior year's bonus (with such severance payments being subject to reduction to avoid certain excise tax payments), though it is not anticipated either will be terminated upon consummation of the merger. In addition, as described above, upon a change of control, each executive's stock options and other stock-based awards become exercisable and unrestricted and, as described below, each executive is entitled to receive all previously deferred compensation. The merger will constitute a change of control as defined in these employment agreements.

There are currently no plans that relate to, or would result in, a change in the terms of these employment agreements or the employment agreements of any other executive officer. Each of these employment agreements was entered into prior to, and not in anticipation of, the negotiation of the merger.

The following table shows the amount of potential cash severance currently payable to Michael S. Hyatt and Joe L. Powers pursuant to the terms of their employment agreements following completion of the merger. As described above, it is not expected that Mr. Hyatt's or Mr. Powers' employment will be terminated or that such executive will terminate his employment with Thomas Nelson.


                    Executive Officer       Estimated Payment*
                    -----------------       -----------------
                    Michael S. Hyatt         $1,222,000
                    Joe L. Powers            $  692,000

     *Excludes the value of acceleration of vesting of stock options described herein, the value of certain continued health and welfare benefits to be provided through the remaining term of their respective employment agreements, and unspecified amounts to be paid to such persons as reimbursement for legal fees incurred by them in connection with the termination of their employment.

Incentive and Retention Bonuses to Certain Key Employees

As disclosed by us in our current report on Form 8-K filed with the SEC on February 27, 2006, the compensation committee of our board of directors approved a discretionary bonus plan as an employee incentive and retention program to help retain the services of employees critical to the company's success. Under the plan, the compensation committee has approved an aggregate of $494,000 in cash bonus payments to three of our key management employees. Fifty percent of the bonus awards to each individual was paid on April 1, 2006, with the remainder of such awards to be paid on April 1, 2007, subject to the recipient's continued employment with Thomas Nelson on a full-time basis through the date of payment.

Relationships of Executive Officers with the Surviving Corporation

The merger agreement provides that the current officers of Thomas Nelson will continue as the officers of the surviving corporation immediately following the merger until their successors are duly selected or until their earlier death, resignation or removal. Faith Media and Mergerco have informed Thomas Nelson that they currently have no intention regarding the appointment or removal of any officers of Thomas Nelson, and Thomas Nelson is unaware of any officer of Thomas Nelson having any intention to resign from his or her position as such. Faith Media expects that, initially following the merger, the business and operations of Thomas Nelson will generally continue as they are currently being conducted. As such, Faith Media currently intends that the company's existing executive officers will continue to run and manage Thomas Nelson following the completion of the merger. As of the date we entered into the merger agreement with Faith Media, no member of management had any arrangement or understanding with InterMedia Partners or Faith Media regarding continued employment with Thomas Nelson or Faith Media. As of the date of this proxy statement, certain members of our management have been informed by Faith Media that their continued services are desired following the completion of the merger. As of the date of this proxy statement, no member of our management (other than Sam Moore) has entered into any new agreement with Thomas Nelson or Faith Media regarding employment or consulting services following the consummation of the merger. Although we believe certain other members of our management team are likely to enter into new arrangements with Faith Media regarding employment with the surviving corporation, such matters are subject to further discussion and no terms or conditions have been finalized.

We have agreed to reimburse or pay certain legal fees and expenses of our chief executive officer and president, Michael S. Hyatt, and our chief financial officer and secretary, Joe L. Powers, related to the merger and their current and anticipated future employment with the company. These fees and expneses are estimated to be approximately $25,000.

Accelerated Payments Under Non-Employee Director Deferred Compensation Plan

All amounts credited to accounts for our non-employee directors under our 1997 non-employee director deferred compensation plan will be paid to our participating non-employee directors upon completion of the merger notwithstanding such participants' prior payment deferral of such amounts to periods following the date of the merger. The following table shows the amount of compensation that will be paid upon completion of the merger to our existing non-employee directors who participate in the plan, assuming closing of the merger on or before June 30, 2006.


                   Non-Employee Director        Estimated Payment
                   ---------------------        -----------------
                   Brownlee O. Currey, Jr.         $  17,000
                   W. Lipscomb Davis, Jr.            207,000
                   Millard V. Oakley                 184,000


Agreements with Sam Moore

Sam Moore, the chairman of our board of directors, S. Joseph Moore, and the other principal shareholders entered into a voting agreement with us, Faith Media and Mergerco, dated February 20, 2006, pursuant to which such shareholders agreed to vote their shares of our capital stock in favor of the merger and the merger agreement. Moreover, in consideration of a single cash payment of $1.0 million to Sam Moore from Faith Media or Mergerco at the closing of the merger plus payment of full medical and hospital insurance coverage for Sam Moore and his spouse during their lives, these shareholders also agreed not to solicit, facilitate or take any action with respect to any other takeover proposal or alternative transaction other than such actions taken by them in their capacity as directors or officers of Thomas Nelson in compliance with the merger agreement.

As referenced above, we have also entered into an amendment to Sam Moore's employment agreement, dated February 20, 2006, which provides that (i) upon Mr. Moore's termination of employment in connection with a change of control of Thomas Nelson, he will be entitled to receive a lump-sum severance payment recalculated to equal 2.99 times the sum of his W-2 compensation for calendar year 2005, and (ii) upon such termination he will enter into a one year consulting agreement with us and will receive compensation for such consulting services at an annual rate of $450,000, which equals Mr. Moore's current base salary, as well as office space and secretarial support during the term of the agreement. The consulting agreement will replace Mr. Moore's current employment agreement which was renewed as of April 1, 2006 and would have expired on March 31, 2007. The company has also acknowledged to Mr. Moore that his bonus for the 2006 fiscal year will be paid in accordance with the payment practices of the company's cash incentive plan and that his bonus for such period will be no less than the bonus paid to our president and chief executive officer, Michael S. Hyatt.

We have also agreed that upon the termination of Sam Moore's employment, Mr. Moore will be entitled to purchase (i) the existing $5.0 million key-man life insurance policy held by us on his life, such purchase to be for the then current cash surrender value of the policy, (ii) the company car currently available to Mr. Moore at its book value reflected on our financial statements, and (iii) our fractional interest in an airplane at its book value reflected on our financial statements, provided, that, any option to purchase our interest in the airplane is subject first to our determination that we do not intend to continue ownership of that fractional interest. To date, we have made no determination with respect to the airplane.

Thomas Nelson will also reimburse or pay the legal, tax, and accounting fees and expenses incurred by Sam Moore and the other principal shareholders since October 28, 2005 related to any change of control transaction of the company. These fees and expenses are estimated to be approximately $250,000.

Indemnification and Insurance

The merger agreement provides that, following the merger, the surviving corporation will indemnify and hold harmless, and provide advancement of expenses to, each present and former officer or director of Thomas Nelson or any of its subsidiaries for acts or omissions made in their capacity as an officer or director at or prior to the time the merger takes effect (including for acts or omissions occurring in connection with their approval of the merger agreement and the completion of the merger). The indemnification and advancement of expenses will be to the same extent now provided for in the company's charter and bylaws and, if greater, to the fullest extent permitted by law.

The merger agreement requires the surviving corporation to maintain in effect, for the six-year period following the merger, the company's directors' and officers' liability insurance policies currently in effect with respect to matters occurring prior to the merger or to substitute policies with at least the same coverage and amounts containing terms and conditions no less advantageous with a reputable and financially sound carrier. However, if the annual expense of this D&O coverage would exceed 300% of the company's current annual premiums for D&O insurance, the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the 300% cap.

Prior to completion of the merger and upon 30 calendar days' notice, the company may elect, subject to Faith Media's consent not to be unreasonably withheld, to forego the annual D&O policy coverage and instead purchase "tail" or "runoff" D&O insurance policies in an amount and scope as favorable as its existing policies and with a claims period of at least six years from the date of the merger, covering claims arising from facts or events that occurred on or prior to completion of the merger. The surviving corporation may also elect to purchase such "tail" or "runoff" coverage in lieu of maintaining the current
D&O policy at any time during the six year coverage obligation for the then remaining term of such period.

Special Committee Compensation

In consideration for their services, our board of directors approved and authorized the payment of a one-time fee of $25,000 to each of the members of the special committee and the reimbursement of all out-of-pocket expenses incurred by each member in serving on the special committee. While our board of directors has reserved the authority to periodically review whether the compensation is appropriate for the amount of time required for service on the special committee, it is not expected that any additional compensation will be requested or paid the members of the special committee for ther services on the special committee. Members of the special committee have not and will not receive any compensation that is contingent on the signing of the merger agreement or the consummation of the transactions contemplated thereby.

Voting Agreement with Principal Shareholders

Pursuant to the terms of the voting agreement described above, each of the principal shareholders agreed, among other things, that, until such time as the voting agreement is terminated (as described below), such shareholder shall
(i) appear at all meetings of our shareholders called for the purpose of approving the merger agreement and otherwise cause all shares of our capital stock beneficially owned by the shareholder to be counted as present for the purpose of establishing a quorum at such meeting, and at every adjournment or postponement thereof, and (ii) vote or cause such shares to be voted (a) in favor of approval of the merger and the merger agreement, and any actions required in furtherance thereof and (b) against any alternative transaction
(as defined in the merger agreement), at all meetings of our shareholders. Each shareholder also agreed to deliver (or cause to be delivered) to Faith Media upon Faith Media's request a proxy authorizing Faith Media to vote the shareholders' shares in the same manner described in the previous sentence. As of the record date, the shares subject to the voting agreement represent, in the aggregate, 38.2% of the voting power of our shares.

In addition to the appearance and voting obligations regarding the shareholders' meeting contained in the voting agreement as described above, each of the principal shareholders also agreed not to, and use his, her or its best efforts to cause his, her or its affiliates and representatives not to, directly or indirectly, solicit, encourage or take any other actions with respect to any takeover proposal (as defined in the merger agreement) or any other proposal related to an alternative transaction or initiate an alternative transaction, provided that such restrictions shall not limit any shareholder who is also an officer or director of the company from fulfilling his fiduciary duties as permitted by the terms of the merger agreement. In consideration for these non-solicitation obligations, Faith Media or Mergerco will pay Sam Moore
$1.0 million at the closing of the merger plus payment of full medical and hospital insurance coverage for Sam Moore and his spouse during their lives.

The voting agreement terminates on the earliest of (i) the effective time of the completion of the merger, (ii) September 30, 2006, (iii) any modification or amendment to the merger agreement that reduces the consideration to be received by the principal shareholders and is not agreed to in writing by Sam Moore, (iv) the termination of the merger agreement in accordance with its terms, or (v) written notice by Faith Media to the principal shareholders of the termination of the voting agreement.

Financing of the Merger

The estimated total amount of funds necessary to consummate the merger and related transactions is approximately $482.9 million, consisting of
(i) approximately $473.5 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, and
(ii) approximately $9.4 million to pay transaction fees and expenses and other obligations of the company incurred in connection with the transaction. It is anticipated that these funds will be obtained by Faith Media and Mergerco by equity financing, together with debt financing that consists of senior secured term loan facilities and a new revolving credit facility, each as described below, as well as certain cash on hand of Thomas Nelson at the time of the completion of the merger. The following arrangements are necessary to provide financing for the merger, including the payment of related transaction costs, charges, fees and expenses.

Equity Financing

Faith Media and Mergerco have received equity commitments from InterMedia Partners VII, L.P., an affiliate of InterMedia Partners, and various other institutional investors pursuant to which, subject to the conditions contained in such commitments, the equity holders have agreed to make aggregate cash capital contributions to Faith Media of approximately $213.4 million.

Debt Financing

Faith Media and Mergerco have received a debt financing commitment from Credit Suisse Securities (USA) LLC, pursuant to which Credit Suisse has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide Faith Media and Mergerco with $219.0 million in senior secured first lien term loan and revolving credit facilities, including a six-year $199.0 million term loan and a five-year $20.0 million revolving credit facility, and a seven-year $73.0 million senior secured second lien term loan. The debt facilities will bear interest either at adjusted
LIBOR or an alternate base rate, in each case, plus an applicable margin. The debt facilities are expected to be guaranteed by Thomas Nelson's subsidiaries and secured by the assets of Faith Media and Thomas Nelson and its subsidiaries.

The availability of the term loan facilities and the revolving credit facility are subject to the satisfaction of various conditions, many of which are customary conditions for leveraged acquisition financings, including:
(i) funding of Faith Media's equity commitments; (ii) receipt of a solvency certificate from Faith Media; and (iii) with respect to each facility, funding of the other debt facilities. The amounts available under the debt facilities are also subject to certain limitations based upon Thomas Nelson's financial performance for the four quarter fiscal period ending March 31, 2006.

If any of the material conditions to the debt financing are not satisfied, we have no reason to believe Credit Suisse would waive the conditions and provide the debt financing. If any material portion of the debt financing under the debt financing commitment becomes unavailable, Faith Media will be required to obtain alternative financing. Depending on the condition of the publishing industry (and of Thomas Nelson in particular) and the leveraged acquisition debt financing market at such time, it may be difficult, or impossible, for Faith Media to obtain alternative financing on the same terms and conditions or otherwise. In that event, while Faith Media would still be obligated to complete the merger since obtaining financing is not a condition to its obligation to close under the merger agreement, Faith Media may be unable to complete the merger and you would not receive any of the merger consideration and your ownership interest in the company would continue. We cannot assure you that all the conditions to the debt financing will be met.

Appraisal Rights

No appraisal rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock or our Class B common stock, as the case may be, are no longer listed on the New York Stock Exchange or another registered exchange on the date of the consummation of the merger.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On March 7 and March 15, 2006, respectively, Faith Media and Thomas Nelson filed their respective Notification and Report Forms with the DOJ and the FTC, and on March 24, 2006, the FTC granted early termination of the waiting period under the HSR Act.

The DOJ and the FTC may challenge a merger on antitrust law grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ or the FTC could take action under the United States antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or to obtain other relief. Other persons could also take action under the United States antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

The parties believe that the merger does not violate the antitrust laws of the United States or of any other jurisdiction. However, we cannot assure you that the merger will not be challenged on antitrust grounds or that we will prevail if a challenge is made.

The completion of the merger is also subject to compliance with the merger procedures of the Tennessee Business Corporation Act.

Except for approval under the HSR Act and compliance with the Tennessee Business Corporation Act, we are unaware of any material governmental regulatory requirements or approvals required for the completion of the merger.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders of our common stock and our Class B common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term "U.S. holder" to mean:

     * a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

     * a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

     * a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

     * an estate the income of which is subject to U.S. federal income tax regardless of its source.

A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

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

This discussion assumes that a U.S. holder holds the shares of our common stock or our Class B common stock as a capital asset within the meaning of
Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, non-U.S. holders, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, tax-exempt organizations, financial institutions, mutual funds, partnerships and other pass-through entities for U.S. federal income tax purposes, shareholders who hold shares of our common stock or our Class B common stock as part of a hedge, straddle, constructive sale or conversion transaction, and shareholders who acquired their shares of our common stock or our Class B common stock through the exercise of employee stock options or other compensation arrangements).

In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock or our Class B common stock pursuant to the merger.

If a partnership holds our common stock or our Class B common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock or our Class B common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash pursuant to the merger by U.S. holders of our common stock or our Class B common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock or Class B common stock will recognize gain or loss equal to the difference between:

     * the amount of cash received in exchange for the common stock or Class common stock; and

     * the U.S. holder's adjusted tax basis in the common stock or Class B common stock.

If the holding period of our common stock or our Class B common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock or our Class B common stock at different times and different prices, the adjusted tax basis and holding period must be determined separately with respect to each block of common stock or Class B common stock.

Under the Code, a U.S. holder of our common stock or our Class B common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless the U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup

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

withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Litigation Challenging the Merger

In connection with the merger, we and each of our directors have been named as defendants in City of Pontiac General Employees' Retirement System vs. Thomas Nelson, Inc., et. al., a purported class action filed in the Chancery Court for Davidson County, Tennessee on February 24, 2006. The plaintiff in the action alleges that the director defendants breached their fiduciary duties by, among other things, pursuing a transaction without regard to the fairness of the transaction to all of our shareholders and without properly valuing Thomas Nelson and allowing a competitive bidding process to take place. The plaintiff also alleges that the director defendants breached their fiduciary duties by taking steps to discourage other acquisition proposals, including agreeing to an excessive termination fee in the merger agreement. The lawsuit seeks, among other things, certification as a class action, a determination that fiduciary duties were breached, injunctive relief against the proposed transaction and recovery of costs of the plaintiff(s), including attorneys' fees. We believe the suit is without merit and intend to defend against it vigorously.

Fees and Expenses of the Merger

Thomas Nelson estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses in connection with the merger, consisting of the estimated fees and expenses shown below. Not included in these estimated fees and expenses are any amounts payable or reimburseable to Sam Moore and/or the other principal sahreholders pursuant to the provisions of the voting agreement or other agreements and arrangements with Mr. Moore and legal fees and expenses payable or reimbursable to Michael S. Hyatt and Joe L. Powers as described in this proxy statement unter "-Interests of Our Directors and Executive Officers" or the fees paid to the members of the special committee in consideration for their services or any amounts reimbursed for expenses incurred by them in serving on the special committee, all as also described therein under "-Interests of Our Directors and Executive Officers in the Merger."


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



                    Description                          Amount
                    -----------                          ------
Financial advisory fees and expenses                  $4,042,000
Legal, accounting and tax advisory fees and expenses  $1,450,000
SEC filing fees                                       $   51,000
Printing, proxy solicitation and mailing costs        $   45,000
Miscellaneous                                         $  100,000
                                                      ----------
                                         Total        $5,688.000


Of the above expenses, approximately $3.27 million (related to financial advisory fees) are contingent upon consummation of the merger and would not be payable if the merger does not occur. Also, included in the above fees and expenses are estimated fees and expenses related to the defense of the share-holder litigation described herein unger "-Litigation Challenging the Merger". None of these fees and expenses will affect the shareholders' right to receive $29.85 per share if the merger occurs.

In addition to the foregoing, as described herein under "The Merger Agreement-Termination Fee" and "The Merger Agreement-Reimbursement of Expenses," if the merger agreement is terminated under certain circumstances, including the failure of the company's shareholders to approve the merger agreement, the company will be obligated to pay the out-of-pocket expenses of Faith Media and Mergerco, up to $2.5 million; and if certain additional circumstances exist, the company will be obligated to pay to Faith Media a $14.0 million termination fee, provided that any expenses previously paid to Faith Media or Mergerco will be credited toward the termination fee.

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

                             THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. The summary of the marical terms of the merger agreement below and elsewhere in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, at the effective time of the merger, Mergerco, a wholly-owned subsidiary of Faith Media, will merge with and into Thomas Nelson. Upon completion of the merger, Mergerco will cease to exist, and Thomas Nelson will remain as the surviving corporation and a wholly-owned subsidiary of Faith Media.

Effective Time

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Tennessee or at such later time as may be agreed by the parties in writing and specified in the articles of merger, which time is referred to as the effective time of the merger. The articles of merger will be filed on the closing date, which will be within two business days following the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement, or at such other time as Thomas Nelson, Faith Media and Mergerco shall agree.

Charter, Bylaws and Directors and Officers of Thomas Nelson as the Surviving Corporation

When the merger is completed:

     * the charter of Thomas Nelson will be amended and restated in its entirety as set forth in an exhibit to the merger agreement and shall serve as the charter of the surviving corporation;

     * the bylaws of Thomas Nelson will be amended and restated in their entirety as set forth in and exhibit to the merger agreement and shall serve as the bylaws of the surviving corporation;

     * the directors of Mergerco immediately prior to the effective time of the merger will become the directors of Thomas Nelson as the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law; and

     * the officers of Thomas Nelson immediately prior to the effective time of the merger will remain the officers of Thomas Nelson as the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law.

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

Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of Thomas Nelson's common stock and each share of Thomas Nelson's Class B common stock outstanding immediately prior to the effective time will automatically be converted into and represent the right to receive $29.85 in cash, without interest, which is collectively referred to as the merger consideration.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Faith Media will deposit (or cause the surviving corporation to deposit) an amount of cash sufficient to pay the aggregate merger consideration with a bank or trust company (the "paying agent") reasonably acceptable to Thomas Nelson. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to the shareholders. The letter of transmittal and instructions will describe to shareholders how to surrender their certificates representing shares of Thomas Nelson's common stock in exchange for the merger consideration.

A shareholder will not be entitled to receive the merger consideration until the shareholder surrenders its certificate or certificates for Thomas Nelson's common stock and Class B common stock to the paying agent, together with a dulY completed and validly executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

At the effective time of the merger, Thomas Nelson's stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Thomas Nelson's common stock or Class B common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of Faith Media, the surviving corporation or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the paying agent for payment to the holders of unsurrendered certificates that are unclaimed 180 days after the effective time of the merger will be returned to Faith Media. Thereafter, any holder of unsurrendered certificates may look only to Faith Media for the payment of the funds, subject to any applicable laws. Any cash, dividends or distributions payable in respect of any certificates that are not surrendered will become the property of Faith Media at the time immediately prior to such time as such amounts would, under applicable law, otherwise escheat to or become the property of any government entity, to the extent permitted by applicable laws.

If a shareholder has lost a certificate, or if it has been stolen or destroyed, then the shareholder will be required to comply with the replacement requirements established by the paying agent before the shareholder will be entitled to receive the merger consideration. In addition, if required by the paying agent, the shareholder will have to post a bond in a customary amount indemnifying Faith Media, the surviving corporation and the paying agent against any claims made with respect to the lost, stolen or destroyed certificate.

The paying agent will be entitled to deduct and withhold any applicable taxes which the paying agent or the surviving corporation may be required (or may reasonably believe it is required) to withhold under applicable tax laws from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

Treatment of Stock Options

Immediately prior to the effective time of the merger, each outstanding option to acquire shares of Thomas Nelson's common stock or Class B common stock will, in effect, become fully vested and immediately exercisable. In the merger, all such stock options will be cancelled and will represent solely the right to receive a cash payment equal to the difference between $29.85 and the exercise price of the applicable option multiplied by the number of shares of Thomas Nelson's common stock or Class B common stock subject to the option, without interest and less any applicable withholding taxes.

Representations and Warranties

The merger agreement contains various representations and warranties made by Thomas Nelson that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. The merger agreement contains representations and warranties as described below. This description of the representations and warranties has been included in this proxy statement to provide shareholders with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in the confidential disclosure letter that was delivered by the company in connection with signing the merger agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to shareholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Finally, information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Accordingly, you should not rely on the representations and warranties set forth in the merger agreement as characterizations of the actual state of facts at the time they were made or otherwise. Notwithstanding the foregoing, any specific facts that contradict the representations and warranties in the merger agreement in any material respect have been disclosed in this proxy statement or the information referred to in this proxy statement.

Our representations and warranties relate to, among other things:

     * the due organization, valid existence and good standing of Thomas Nelson and each of its subsidiaries and the requisite corporate power and authority of Thomas Nelson to own, lease and operate its properties and assets and to carry on its business as it is conducted;

     * the capitalization of Thomas Nelson;

     * the absence of agreements relating to the voting of the capital stock of, or equity interests in, Thomas Nelson or its subsidiaries;

     * the corporate power and authority to consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

     * the absence of any conflicts resulting from the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and Thomas Nelson's charter, bylaws, agreements, judgments and applicable laws;

     * required third-party and governmental consents or approvals;

     * the completeness and accuracy of filings made by Thomas Nelson with the SEC since April 1, 2003;

     * compliance with the Sarbanes-Oxley Act of 2002;

     * the absence of any undisclosed liabilities;

     * material contracts and royalty agreements;

     * the absence of defaults with respect to material contracts and royalty agreements of Thomas Nelson;

     * compliance with applicable federal, state, local, or foreign laws, rules, regulations or orders;

     * possession of, and compliance with, permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental entities required to conduct the business as currently conducted;

     * matters relating to material employee benefit plans and employee compensation;

     * the filing of tax returns, payment of taxes and other tax matters;

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

     * environmental matters;

     * employee relations and labor matters;

     * the ownership or right to use, and absence of misappropriation or infringement of, intellectual property of Thomas Nelson and absence of claims or threatened actions against Thomas Nelson for its misappropriation or infringement of another party's intellectual property;

     * the absence of certain changes or events with respect to Thomas Nelson or its business or operations since December 31, 2005;

     * the absence of undisclosed broker's fees or finder's fees or commissions;

     * the absence of any litigation, suit, action, proceeding, complaints or investigation pending or threatened against Thomas Nelson;

     * insurance policies;

     * real property owned or leased by Thomas Nelson;

     * transactions with affiliates;

     * the requisite shareholder vote;

     * the receipt by Thomas Nelson of the fairness opinion of SunTrust Robinson Humphrey;

     * the adequacy and accuracy (as of the filing date and, only in the case of the proxy statement, as of the date it or any amendments thereto are mailed to shareholders of Thomas Nelson and the date of the shareholders' meeting) of documents filed by Thomas Nelson with the SEC or any other governmental entity in connection with the merger and the transactions contemplated thereby; and

     * the inapplicability of anti-takeover statutes or regulations to the merger.

Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect. Under the merger agreement, a "material adverse effect" generally means any change, effect, event, occurrence or state of facts that is or would be materially adverse to the business, condition (financial or otherwise), assets, properties, results of operations or prospects of Thomas Nelson and its subsidiaries taken as a whole.

The merger agreement further provides that a "material adverse effect" will not include any change, effect, event, occurrence, or state of facts resulting from:

     * changes in general economic conditions in the United States or elsewhere that do not disproportionately impact Thomas Nelson or its subsidiaries, taken as a whole;

     * general changes or developments in the industry in which Thomas Nelson and its subsidiaries operate that do not disproportionately impact Thomas Nelson or its subsidiaries, taken as a whole;

     * the announcement of the merger agreement and the transactions contemplated thereby;

     * any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger;

     * the effect of incurring and paying expenses to Thomas Nelson's financial and other advisors in connection with negotiating, entering into, performing and consummating the transactions contemplated by the merger agreement;

     * changes in GAAP or the interpretation thereof by the Financial Accounting Standards Board or the SEC after the date of the merger agreement that do not disproportionately impact Thomas Nelson or its subsidiaries, taken as a whole;

     * any outbreak of major hostilities in which the United States is involved or any act of insurrection, sabotage or terrorism within the United States or directed against its facilities or citizens wherever located that do not affect Thomas Nelson or its subsidiaries disproportionately, taken as a whole; and

     * adverse developments with respect to the current ongoing tax audit relating to the deductions previously claimed with respect to the disposition of the stock of Thomas Nelson's former subsidiary
       C.R. Gibson that occur after the date of the merger agreement.

The merger agreement also contains various representations and warranties made by Faith Media and Mergerco, subject to identified exceptions, including representations and warranties relating to:

     * their proper organization and good standing;

     * their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

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

     * the absence of any violation of, or conflict with, their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

     * required consents and approvals of governmental entities as a result of the merger;

     * the receipt of binding debt and equity financing commitments by Faith Media sufficient to complete the merger and to pay the merger consideration, the amounts to be paid to holders of options and all merger-related fees and expenses;

     * the absence of undisclosed broker's fees;

     * the formation and operation of Mergerco;

     * Faith Media and Mergerco's ownership in Thomas Nelson;

     * the absence of litigation against Faith Media or Mergerco;

     * no further vote or other action of the members of Faith Media is required by applicable law, the operating agreement of Faith Media or otherwise for Faith Media and Mergerco to consummate the merger and the transaction contemplated thereby; and

     * the solvency of the surviving corporation.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or termination of the merger agreement; however termination does not relieve any party from any liability for any willful and material breach of the merger agreement by that party.

Covenants of the Parties

Mutual Covenants

The merger agreement contains the following mutual covenants:

     * the parties will use commercially reasonable efforts to take all actions and to do and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the merger;

     * Thomas Nelson and Faith Media will file with the FTC and the DOJ the notifications and other filings required to be filed with respect to the merger under the HSR Act and any other applicable competition, merger control, antitrust or similar law or under any foreign investment law;

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

     * Faith Media and Thomas Nelson will consult with each other before holding any press conferences, issuing any press release or other public announcement regarding the merger agreement or the transactions contemplated by it, except as, in the reasonable judgment of the relevant party, may be required by applicable laws or the rules of any national securities exchange;

     * Faith Media and Thomas Nelson will notify the other and use commercially reasonable efforts to cure, to the extent it has knowledge of any event, transaction or circumstance that causes or will cause any covenant or agreement under the merger agreement to be breached or that renders any representation or warranty untrue;

     * the parties to the merger agreement will cooperate and consult with one another in connection with any shareholder litigation against any of them or their respective directors or officers with respect to the transactions contemplated by the merger agreement; and

     * the parties to the merger agreement will cooperate with one another in taking all action required to delist Thomas Nelson's capital stock from the New York Stock Exchange and terminate the registration of Thomas Nelson's capital stock with the SEC, each effective upon the completion of the merger.

Covenants of Faith Media

The merger agreement also contains covenants of Faith Media, relating to, among other things:

     * the indemnification by the surviving corporation of current and former directors and officers of Thomas Nelson and its subsidiaries after the effective time of the merger;

     * directors' and officers' liability insurance to be provided by the surviving corporation for six years after the effective time of the merger, which Faith Media has the responsibility to ensure the provision of, provided that Faith Media will not be required to spend in any one year more than 300% of the current annual premium paid by Thomas Nelson for its existing coverage;

     * the surviving corporation's assumption of the terms of all existing employment agreements and benefit plans (other than equity based plans) and the continuation of comparable compensation to Thomas Nelson's employees for a period of one year from the effective date of the merger or until termination of any such employee, whichever is shorter; and

     * Faith Media's use of commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing pursuant to the existing commitment letters.

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

Covenants of Thomas Nelson

In the merger agreement, Thomas Nelson also covenants that, from the date of the merger agreement until the effective time of the merger, subject to certain exceptions:

     * Thomas Nelson and each of its subsidiaries will conduct Thomas Nelson's businesses and operate Thomas Nelson's properties in the ordinary course of business consistent with past practice;

     * To the extent permitted by applicable law and subject to the confidentiality agreement, Thomas Nelson will give Faith Media and its representatives full access during normal business hours and after reasonable notice, to Thomas Nelson's and its subsidiaries' officers, employees, agents and accountants and to properties, books, contracts, commitments, personnel and records;

     * Thomas Nelson will provide, and cause its subsidiaries to provide, such cooperation as may reasonably be requested by Faith Media in connection with the arrangement of the debt financing, including furnishing Faith Media and its financing sources with financial and operating data and other information reasonably requested;

     * Thomas Nelson will regularly confer with Faith Media with respect to its business and operations and promptly advise Faith Media of any change or event having or reasonably foreseeable to have a material adverse effect;

     * Thomas Nelson will not, subject to certain exceptions, nor will it permit any of its subsidiaries to, solicit, initiate or knowingly encourage a takeover proposal or take certain other actions with respect to a takeover proposal, all as more particularly described below under "-Limitations on Considering Other Acquisition Proposals";

     * As soon as is reasonably practicable following the execution of the merger agreement, Thomas Nelson shall call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement and, in the event shareholder approval will not be obtained on the date in which the meeting is initially convened, the meeting shall be adjourned no less than two times for the purpose of obtaining shareholder approval; and

     * Thomas Nelson will prepare and file with the SEC a proxy statement (together with any amendments and supplements that may be required) relating to the merger and use its reasonable best efforts to respond to any comments of the SEC with respect to such filings and cause the proxy statement to be mailed to Thomas Nelson's shareholders.

Conduct of Business Pending the Merger

Thomas Nelson has also agreed that from the date of the merger agreement until the effective time of the merger, and subject to certain exceptions or except with the prior written consent of Faith Media, Thomas Nelson will not:

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

     * make, declare or pay any dividend or distribution (other than the regular quarterly dividend the board of directors may, in its discretion, elect to pay in April 2006 (provided that such dividend does not exceed $0.05 per share) and dividends or distributions by a direct or indirect wholly-owned subsidiary of Thomas Nelson to its parent);

     * split, combine or reclassify its capital stock or take any action that would require an adjustment to the per share merger consideration or option consideration;

     * purchase, redeem or otherwise acquire, any shares of its capital stock or shares of its subsidiaries or any securities or rights, warrants or options to acquire any such shares;

     * issue, deliver or sell any of its capital stock or securities convertible into or exchangeable for, or any rights, warrants or options to acquire any such shares, except as required pursuant to employment agreements, employee benefit plans, or the exercise of options, in each case outstanding at the date of the merger agreement;

     * amend its charter or bylaws or comparable governing documents;

     * incur any indebtedness, other than indebtedness incurred in the ordinary course of business, consistent with past practice, under existing lines of credit but, in no event, to exceed an aggregate amount of $250,000;

     * sell, lease, or otherwise dispose of its assets or properties, other than sales of inventory in the ordinary course of business or sales of obsolete equipment and material, or grant any lien or otherwise encumber any of its material assets except in connection with such indebtedness permitted above;

     * enter into or approve any new, or amend in any material respect (except as required by applicable law) or terminate any existing, employment, consulting or change in control agreement with any current or former employee, officer or director;

     * enter into, or approve any new, or amend in any material respect (except as required by applicable law) or terminate any existing, employee benefit plans;

     * increase the compensation or benefits of any of its or its subsidiaries' current or former directors, officers or employees other than (i) with the consent of Faith Media, to officers with the rank of senior vice president or executive vice president or above and (ii) increases with respect to employees that are not senior officers provided such increases do not exceed 6% of such employees' base salaries for the prior year;

     * change any principles of accounting used by it, except as required by GAAP or any governmental entity;

     * with respect to itself or its subsidiaries, make, revoke or change a material tax election; consent to extend the period of limitations for payment or assessment of any taxes; or settle or compromise any material tax liability or refund;

     * acquire any significant business except for acquisitions for consideration that is individually not in excess of $250,000, or in the aggregate, not in excess of $500,000;

     * make, authorize or commit to any capital expenditure which is in excess of $1,000,000 or any capital expenditures which are, in the aggregate, in excess of $2,000,000, other than as provided for in its existing budget;

     * knowingly take any action that would reasonably be likely to prevent or materially delay the conditions to the merger set forth in the merger agreement;

     * approve a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     * settle, compromise, waive, satisfy or institute any material litigation, suit, proceeding, arbitration or claim other than claims which do not exceed $50,000 individually or $250,000 in the aggregate;

     * enter into any contract or amend or modify any existing contract, or engage in any new transaction with any affiliate of Thomas Nelson or its subsidiaries;

     * make any voluntary payment or deposit of taxes in connection with the audit currently underway relating to the deductions for the stock of C.R. Gibson; or

     * authorize, commit or agree to take any of the foregoing actions.

Limitations on Considering Other Acquisition Proposals

Thomas Nelson has agreed that, subject to the exceptions described below, it will not, nor will it permit any of its officers, directors, employees and subsidiaries to, and it shall use its commercially reasonable efforts to cause each of its and its subsidiaries financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents not to:

     * directly or indirectly solicit, initiate or knowingly encourage a takeover proposal;

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

     * enter into any agreement or agreement in principle regarding a takeover proposal;

     * participate in any discussions or negotiations regarding, or furnish or disclose to any person information with respect to a takeover proposal; or

     * other than as contemplated by the merger agreement, grant any approval pursuant to the Tennessee Business Corporation Act.

These restrictions will not prevent Thomas Nelson from complying with its disclosure obligations under Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934 with regard to a takeover proposal or making any disclosure to Thomas Nelson's shareholders if the board, in its good faith judgment (after consultation with outside counsel), concludes that failure to do so would be a breach of its fiduciary duties under applicable law.

Thomas Nelson and our board of directors may, at any time before the merger and the merger agreement are approved by the shareholders, provide information in response to a request for it by, or participate in discussions or negotiations with, a person who has made an unsolicited takeover proposal (under circumstances in which Thomas Nelson has not violated the relevant provisions of the merger agreement) if our board of directors receives from that person an executed confidentiality agreement on customary terms no less favorable to Thomas Nelson than the confidentiality agreement executed by Faith Media's affiliate, if and only to the extent that the special committee determines in good faith (after consultation with its financial advisors and legal counsel) that the takeover proposal constitutes or could reasonably be expected to lead to a superior proposal.

Thomas Nelson and our board of directors also may, at any time before the merger and the merger agreement are approved by the shareholders (i) withdraw or modify in a manner adverse to Faith Media (or not continue to make) a recommendation of advisability with respect to the merger with Faith Media, (ii) approve or recommend a superior proposal to the shareholders, or (iii) enter into an agreement regarding a superior proposal, if and only to the extent that:

     * the special committee determines in good faith (based on the advice of counsel) that such action is necessary in order for the members of the special committee to comply with their fiduciary duties under applicable law;

     * with respect to (ii) or (iii), Thomas Nelson has given Faith Media five business days' prior written notice of its intention to take such action; and

     * with respect to (iii), during the five business day waiting period following such notice, Thomas Nelson and its advisors consider in good faith any adjustments proposed by Faith Media in the terms and conditions of the merger agreement and the special committee fully considers any such adjustment and nonetheless concludes in good faith that the takeover proposal constitutes a superior proposal.

For purposes of the merger agreement, "takeover proposal" means any inquiry, proposal, offer, indication of interest, signed agreement or completed action from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Thomas Nelson and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of Thomas Nelson representing 20% or more of the combined voting power of the company, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of Thomas Nelson representing 20% or more of the combined voting power of the company, (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Thomas Nelson or any of its subsidiaries, (E) the acquisition, license, purchase or other disposition of the business or assets (including any capital stock or assets of any subsidiary of Thomas Nelson) of Thomas Nelson or any of its subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of Thomas Nelson and its subsidiaries, taken as a whole, outside the ordinary course of business or inconsistent with past practice or (F) any combination of the foregoing.

For purposes of the merger agreement, "superior proposal" means a bona fide written takeover proposal from any person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the combined voting power of Thomas Nelson then outstanding (and which provides for the same price per share for all shares of Thomas Nelson's capital stock), or all or substantially all of Thomas Nelson's consolidated assets, that is not subject to any financing condition or to any other condition to which the merger is not subject, and the special committee determines in its good faith judgment (after consulting its financial advisors and legal counsel), taking into account legal, regulatory, financial, timing and similar aspects of the proposal, the consideration offered and the person making it and any termination fees and expense reimbursement provisions proposed, would be more favorable to the shareholders than the transactions contemplated by the merger agreement.

Except as permitted above, our board of directors and its committees are not permitted to:

     * withdraw or modify in a manner adverse to Faith Media, the approval of the merger agreement, the merger or the transactions contemplated by the merger agreement or the recommendation of the our board of directors that the shareholders approve the merger agreement or the transactions contemplated thereby; or

     * approve or recommend, or propose publicly to approve or recommend, any takeover proposal.

Conditions to Completing the Merger

The obligations of the parties to complete the merger are subject to the following conditions:

     * the receipt of the affirmative vote of the holders of at least two-thirds of the collective voting power of Thomas Nelson's common stock and our Class B common stock;

     * no party to the merger agreement being subject to any law, order or injunction that prohibits the consummation of the merger, provided that this condition cannot be asserted until each party has used its commercially reasonable efforts to prevent the entry of the order or injunction and has appealed it promptly after its entry; and

     * the expiration or termination of the waiting period under the HSR Act and any other applicable foreign antitrust law or foreign investment law.

The obligations of Faith Media and Mergerco to complete the merger are subject to the following additional conditions:

     * the truth and correctness (without giving effect to any materiality or material adverse effect qualification contained therein) of Thomas Nelson's representations and warranties, as of the date made or as of an earlier date if expressly made as of that earlier date, and at the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect;

     * the performance by Thomas Nelson of the obligations to be performed by it under the merger agreement prior to the closing date (without giving effect to any materiality or material adverse effect qualification contained therein) except where the failure to perform those obligations would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect;

     * since the date of the merger agreement there has not been a material adverse effect or change that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

     * the receipt of all governmental consents and approvals and all consents required under material contracts or significant royalty agreements, except for those for which the failure to obtain such consent would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect.

Thomas Nelson's obligations to complete the merger are subject to the following additional conditions:

     * the truth and correctness (without giving effect to any materiality or material adverse effect qualification contained therein) of Faith Media's and Mergerco's representations and warranties, as of the date made or as of an earlier date if expressly made as of that earlier date, and at the effective time of the merger, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the merger; and

     * the performance by Faith Media and Mergerco of the obligations to be performed by each of them under the merger agreement at or prior to the closing date (without giving effect to any materiality or material adverse effect qualification contained therein) except where the failure to so perform, individually or in the aggregate, would not prevent or materially delay consummation of the merger.

No party to the merger agreement can rely on the failure of any condition to closing to be satisfied if the failure was caused by that party's failure to comply with its obligations to use its commercially reasonable efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

Thomas Nelson, Faith Media and Mergerco may agree in writing to terminate the merger agreement at any time without completing the merger, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

     * by either Faith Media or Thomas Nelson if:

       > the closing of the merger has not occurred on or before September 30, 2006 (or a later "outside date" if the parties agree upon one in writing), so long as the failure to complete the merger by the outside date is not the result of the breach by the terminating party of any provision of the merger agreement;

       > our shareholders do not vote to approve the merger agreement at the special meeting (including any adjournment or postponement thereof); or

       > any governmental authority has issued an order or entered any injunction that permanently prohibits completion of the merger and the order or injunction has become final and non-appealable, so long as the party seeking to terminate has not caused the order or injunction by breaching the merger agreement and has not failed to use its commercially reasonable efforts to prevent the entry of the order or injunction or to appeal or lift it.

     * by Faith Media if:

       > Thomas Nelson breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured within such 30 day period; provided that Faith Media cannot terminate the merger agreement if Faith Media itself is then in material breach of any of its covenants or agreements contained in the merger agreement; or

       > prior to receipt of shareholder approval, the Thomas Nelson board of directors or special committee makes an "adverse recommendation change" by withdrawing or adversely modifying its recommendation or declaration of advisability that Thomas Nelson shareholders vote to approve the merger agreement, or by approving or recommending a superior proposal.

     * by Thomas Nelson if:

       > Either Faith Media or Mergerco breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured within such 30 day period; provided that Thomas Nelson cannot terminate the merger agreement if Thomas Nelson is then in material breach of any of its covenants or agreements contained in the merger agreement; or

       > the special committee determines in good faith that termination of the merger agreement is necessary for the members of the special committee to comply with their fiduciary duties after receiving an unsolicited superior proposal and providing Faith Media with five business days to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal, and Thomas Nelson pays the $14.0 million termination fee to Faith Media.

Termination Fee

The $14.0 million termination fee is payable to Faith Media under the following circumstances, provided that any expenses previously paid will be credited toward the termination fee:

     * if the merger agreement is terminated as a result of Thomas Nelson entering into an agreement with respect to a superior proposal, then the termination fee is due to be paid within one business day of the delivery of any notice with respect to the termination of the merger agreement;
       or


     * if the merger agreement is terminated as a result of (i) an uncured breach of representation, warranty or covenant by Thomas Nelson;
       (ii) the non-occurrence of the consummation of the merger on or before the outside date of September 30, 2006; (iii) the failure of our shareholders to approve the merger agreement; or (iv) our board of directors or the special committee making an "adverse recommendation change," then the termination fee is due on the date Thomas Nelson or its subsidiaries enter into an agreement with respect to a takeover proposal or the date the acquisition is consummated, whichever occurs earlier; provided that the termination fee is only payable if such date occurs within one year of the termination of the merger agreement. Notwithstanding the foregoing, in the event the merger agreement is terminated pursuant to clause (i) above, then the termination fee is not payable to Faith Media unless:

       > the breach of the representations and warranties by Thomas Nelson giving rise to the termination of the merger agreement results from the intentional and willful actions or omissions of Thomas Nelson; or

       > prior to such termination of the merger agreement, a takeover proposal shall have been made to Thomas Nelson.

Reimbursement of Expenses

Thomas Nelson must pay Faith Media for its and Mergerco's out-of-pocket expenses up to a maximum of $2.5 million if the merger agreement is terminated as a result of: (i) the failure of Thomas Nelson's shareholders to approve the merger agreement; (ii) an uncured breach of representation, warranty or covenant by Thomas Nelson; or (iii) our board of directors or the special committee makes an "adverse recommendation change".

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties at any time, whether before or after shareholder approval. However, after approval of the merger agreement by our shareholders, no amendment will be made that by law or stock exchange regulation would require further approval by our shareholders without such approval having been obtained. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or, subject to any requirement to obtain approval of such waiver by our shareholders, waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. The failure of any party to the merger agreement to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

                     ADJOURNMENT OF THE SPECIAL MEETING

We are asking our shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement.

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement. Pursuant to the terms of the merger agreement, in the event shareholder approval will not be obtained on the date in which the special meeting is initially convened, the special meeting shall be adjourned no less than two times for the purpose of obtaining shareholder approval. Any adjournment may be made without notice, other than by an announcement made at the special meeting. The favorable vote of the holders of a majority of the collective voting power of our shares of common stock and Class B common stock present in person or represented by proxy and entitled to vote on the adjournment proposal may adjourn the meeting. Any adjournment or postponement of the special meeting will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. See "The Special Meeting-Adjournments and Postponements," "The Special Meeting-Required Vote" and "The Merger Agreement-Covenants of the Parties."

Our board of directors unanimously recommends that you vote "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement.

            SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The information below is based on a review of all statements on Schedules 13D and 13G filed with the SEC by persons other than our directors and executive officers, except as otherwise known by us. As of April 26, 2006, the shareholders indicated below have reported the following ownership of shares of our common stock or Class B common stock, which represents the following percent of outstanding shares of our common stock or our Class B common stock as of that date.

                                                          Amount of
                              Amount of                    Class B
                             Common Stock    Percent     Common Stock   Percent
                             Beneficially      of        Beneficially     of
Name of Beneficial Owner      Owned # (1)     Class       Owned # (1)    Class
-----------------------    ---------------   -------    --------------  -------
Gabelli Asset Management,
   Inc. (and Affiliates)(2)   1,691,080        12.0%          -             *
Paradigm Capital
   Management, Inc.(3)          866,300         6.2%          -             *
Investment Counselors of
   Maryland, LLC(4)             714,150         5.1%          -             *
Charles Z. Moore(5)              79,738          *          68,663         7.2%


------------------------
     *less than 1%

(1) Shares of Class B common stock are convertible into an equal number of shares of common stock at the option of the holder, and, wherever applicable, share information set forth above with respect to our common stock assumes the conversion of all Class B common stock by the holders thereof for an equivalent number of shares of common stock that may be so acquired by conversion.

(2) As reflected in a Schedule 13D filed with the SEC on November 22, 2004 by Gabelli Asset Management, Inc. The address of Gabelli Asset Management, Inc. is One Corporate Center, Rye, New York 10580-1434.

(3) As reflected in a Schedule 13G filed with the SEC on February 15, 2006 by Paradigm Capital Management, Inc. The address of Paradigm Capital Management, Inc. is 9 Elk Street, Albany, New York, 12207.

(4) As reflected in a Schedule 13G filed with the SEC on January 19, 2006 by Investment Counselors of Maryland. The address of Investment Counselors of Maryland, LLC is 803 Cathedral Street, Baltimore, Maryland 21201-5297.

(5) As reflected in a Schedule 13D filed with the SEC on March 6, 2006 by Charles Z. Moore. Mr. Moore's address is 5106 Pheasant Run Trail, Brentwood, Tennessee 37027. Charles Z. Moore is Sam Moore's brother. Charles Z. Moore is not a party to the voting agreement described in this proxy statement.

              BENEFICIAL OWNERSHIP OF OUR CAPITAL STOCK

The following table shows the ownership of our capital stock as of April 26, 2006 by (i) each of our directors, (ii) each of our executive officers,
(iii) our one additional named officer that is not an executive officer, and
(iv) all of our directors, executive officers and additional named officer as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                                          Amount of
                              Amount of                    Class B
                             Common Stock    Percent     Common Stock   Percent
                             Beneficially      of        Beneficially     of
Name of Beneficial Owner      Owned # (1)(2)  Class       Owned # (1)(2) Class
-----------------------    ---------------   -------    --------------  -------
Sam Moore ***** (3)           2,201,973        14.2%       1,113,442      77.9%
S. Joseph Moore** (4)           299,097         2.0%          91,987       9.7%
Ronald W. Blue** (5)              8,000          *              -           -
Brownlee O. Currey, Jr.** (6)   204,754         1.4%           4,035        *
W.  Lipscomb Davis, Jr.** (6)    31,312          *              -           -
Michael S. Hyatt***** (7)       107,356          *              -           -
Millard V. Oakley** (8)         234,605         1.6%          19,542       2.1%
Vance Lawson**** (9)             68,435          *             5,000        *
Jerry Park*** (10)               11,963          *              -           -
Joe L. Powers**** (11)          174,179         1.2%            -           -
All Executive Officers and
   Directors as a group
   (10 persons) (12)          3,341,674        20.9%       1,234,006      86.0%

----------------------------
     *  less than 1%
    **  director
   ***  named officer
  ****  executive officer and named officer
 *****  director, executive officer and named officer


(1) Pursuant to the rules of the SEC, the shares subject to options held by directors and executive officers of the company which are exercisable within 60 days of April 26, 2006, the record date for the special meeting, are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership that are scheduled to vest on June 11, 2006. The share information further assumes that when such individuals can elect to receive either common stock or Class B common stock upon exercise of options, an election is made to receive Class B common stock.

(2) Shares of our Class B common stock are convertible into an equal number of shares of our common stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the common stock assumes the conversion of all Class B common stock, including options convertible into either common stock or Class B common stock at the holder's option, by the holders thereof for an equivalent number of shares of common stock that may be so acquired by conversion during the 60-day period commencing on the record date.

(3) Includes shares issuable upon exercise of outstanding options to purchase 123,316 shares of common stock and 481,318 shares of Class B common stock under Thomas Nelson's 1992 and 2003 stock incentive plans, 301,945 shares of common stock held by two trusts of which Mr. Moore is trustee, and 250,000 shares held by the Moore International Foundation. Sam Moore's spouse owns 31,418 shares of common stock and 3,435 shares of Class B common stock. Sam Moore's address is 501 Nelson Place, P. O. Box 141000, Nashville, Tennessee 37214.

(4) Includes 10,000 shares of common stock issuable upon exercise of outstanding options under Thomas Nelson's 1992 and 2003 stock incentive plans, 22,750 shares of common stock and 36,785 shares of Class B common stock held by a trust of which S. Joseph Moore is a trustee and the sole beneficiary, 23,625 shares of common stock and 1,000 shares of Class B common stock owned by S. Joseph Moore as custodian for certain of
     S. Joseph Moore's children. S. Joseph Moore's spouse owns 2,380 shares of common stock. Excluded from the table are 44,167 Class B common stock held in trust, of which S. Joseph Moore has a 50% discretionary income interest for life; however, he has disclaimed beneficial ownership interest of these shares. S. Joseph Moore's address is 404 BNA Drive, Building 200, Suite 600, Nashville, Tennessee 37217.

(5) Includes 8,000 shares of common stock issuable upon exercise of outstanding options under Thomas Nelson's 1992 and 2003 stock incentive plans.

(6) Includes 22,000 shares of common stock issuable upon exercise of outstanding options under Thomas Nelson's 1992 and 2003 stock incentive plans.

(7) Includes shares issuable upon exercise of outstanding options to purchase 105,000 shares of common stock under Thomas Nelson's 1992 and 2003 stock incentive plans and 2,356 shares held by the Thomas Nelson ESOP which Mr. Hyatt has voting power.

(8) Includes 22,000 shares of common stock issuable upon exercise of outstanding options under Thomas Nelson's 1992 and 2003 stock incentive plans.

(9) Includes shares issuable upon exercise of outstanding options to purchase 56,100 shares of common stock and 5,000 shares of Class B common stock under Thomas Nelson's 1992 stock incentive plan and 5,935 shares held by the Thomas Nelson ESOP of which Mr. Lawson has voting power.

(10) Includes 3,334 shares of common stock issuable upon exercise of outstanding options under Thomas Nelson's 1992 stock incentive plan and 4,129 shares held by the Thomas Nelson ESOP of which Mr. Park has voting power.

(11) Includes shares issuable upon exercise of outstanding options to purchase 140,000 shares of common stock under Thomas Nelson's 1992 stock incentive plan.

(12) Includes an aggregate of 12,420 shares of common stock held by the Thomas Nelson ESOP, and shares issuable upon exercise of options to purchase 511,750 shares of common stock and 486,318 shares of Class B common stock.

            SHAREHOLDER PROPOSALS FOR OUR 2006 ANNUAL MEETING

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders' meetings.


The deadline for receipt of shareholder proposals intended to be presented at our annual meeting of shareholders to be held in 2006 was March 15, 2006 in order to be included in our proxy statement and proxy for that meeting.

For other shareholder proposals to be timely (but not considered for inclusion in our proxy statement), a shareholder's notice must be received in writing by us at our executive offices not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made.

For proposals that are timely filed, we retain discretion to vote proxies we receive provided (i) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and
(ii) the proponent does not issue a proxy statement.

                             OTHER MATTERS

Other Business at the Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then you shares will be voted in accordance with any recommendation of our board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents named in the enclosed proxy card.

Delivery of this Proxy Statement

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Thomas Nelson has received contrary instructions from one or more of the shareholders. Thomas Nelson will deliver promptly upon written or oral request, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Thomas Nelson, Inc., Attention: Investor Relations, 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214, telephone: (615) 902-1329. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Thomas Nelson at the address or phone number set forth in the prior sentence.

Each person solicited by this proxy statement may obtain, without charge, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2005, and our other SEC filings since such date, each as filed with the SEC, and our annual report to shareholders for the year ended March 31, 2005 by sending a written request to Thomas Nelson, Inc., Attention: Investor Relations,
501 Nelson Place, P.O. Box 141000, Nashville, Tennessee  37214.

                WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the
SEC:

       Public Reference Room
       100 F Street, N.E.
       Room 1580
       Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us, may also be inspected at the offices of the New York Stock Exchange at:

       20 Broad Street
       New York, New York 10005

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated April 27, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

                                  ANNEX A





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           FAITH MEDIA HOLDINGS, LLC,

                                FM MERGERCO, INC.

                                       AND

                               THOMAS NELSON, INC.

                             DATED FEBRUARY 20, 2006

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I. THE MERGER ...................................................     2
   Section 1.1.  The Merger .............................................     2
   Section 1.2.  Closing ................................................     2
   Section 1.3.  Effective Time .........................................     2
   Section 1.4.  Effects of the Merger ..................................     2
   Section 1.5.  Charter and Bylaws .....................................     2
   Section 1.6.  Directors and Officers .................................     2

ARTICLE II. EFFECT OF THE MERGER ON CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS ............................................................     3
   Section 2.1.  Effect on Capital Stock ................................     3
   Section 2.2.  Treatment of Options and Other Equity Awards ...........     3
   Section 2.3.  Adjustment of Merger Consideration and Option
                 Consideration ..........................................     4
   Section 2.4.  Payment and Exchange of Certificates; Payment for
                 Options ................................................     5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..............     7
   Section 3.1.  Organization, Standing and Corporate Power .............     7
   Section 3.2.  Subsidiaries ...........................................     7
   Section 3.3.  Capital Structure ......................................     8
   Section 3.4.  Authority ..............................................     9
   Section 3.5.  Non-Contravention; Consents and Approvals ..............     9
   Section 3.6.  SEC Reports and Financial Statements; Internal
                 Controls ...............................................    10
   Section 3.7.  No Undisclosed Liabilities .............................    11
   Section 3.8.  Material Contracts; Royalty Agreements .................    12
   Section 3.9.  Compliance with Applicable Laws ........................    14
   Section 3.10. Employment Agreements and Benefit Plans ................    14
   Section 3.11. Taxes ..................................................    16
   Section 3.12. Environmental Matters ..................................    17
   Section 3.13. Labor Matters ..........................................    18
   Section 3.14. Intellectual Property ..................................    18
   Section 3.15. Absence of Certain Changes or Events ...................    19
   Section 3.16. Brokers ................................................    19
   Section 3.17. Absence of Litigation ..................................    19
   Section 3.18. Insurance ..............................................    19
   Section 3.19. Real Property ..........................................    20
   Section 3.20. Affiliate Transactions .................................    20
   Section 3.21. Vote Required ..........................................    20
   Section 3.22. Opinion of Company Financial Advisor ...................    21
   Section 3.23. Information Supplied ...................................    21
   Section 3.24. TBCA ...................................................    21
   Section 3.25. No Other Representations or Warranties .................    21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .....    22
   Section 4.1.  Organization and Standing ..............................    22
   Section 4.2.  Authority ..............................................    22
   Section 4.3.  Non-Contravention; Consents and Approvals ..............    22
   Section 4.4.  Financing ..............................................    23
   Section 4.5.  Brokers ................................................    23
   Section 4.6.  Merger Sub. ............................................    23
   Section 4.7.  Company Stock ..........................................    23
   Section 4.8.  Litigation .............................................    23
   Section 4.9.  No Parent Vote Required ................................    24
   Section 4.10. Solvency of the Surviving Corporation ..................    24

ARTICLE V. COVENANTS OF THE PARTIES .....................................    24
   Section 5.1.  Conduct of Business ....................................    24
   Section 5.2.  No Solicitation by the Company .........................    27
   Section 5.3.  Securities Law Filings; Shareholders' Meeting;
                 Preparation of Proxy Statement .........................    29
   Section 5.4.  Access to Information; Confidentiality .................    30
   Section 5.5.  Commercially Reasonable Efforts; HSR Act ...............    31
   Section 5.6.  Financing ..............................................    32
   Section 5.7.  Delisting ..............................................    33
   Section 5.8.  Indemnification ........................................    33
   Section 5.9.  Public Announcements ...................................    35
   Section 5.10. Shareholder Litigation .................................    35
   Section 5.11. Employee Benefit Matters ...............................    35
   Section 5.12. Notice and Cure ........................................    36
   Section 5.13. Fulfillment of Conditions ..............................    36
   Section 5.14. Further Assurances .....................................    37
   Section 5.15. Undertakings of Parent .................................    37

ARTICLE VI. CONDITIONS PRECEDENT ........................................    37
   Section 6.1.  Conditions to Each Party's Obligation to Effect the
                 Merger .................................................    37
   Section 6.2.  Conditions to Obligations of Parent and Merger Sub. ....    37
   Section 6.3.  Conditions to Obligations of the Company ...............    38
   Section 6.4.  Frustration of Closing Conditions ......................    39

ARTICLE VII. TERMINATION ................................................    39
   Section 7.1.  Termination ............................................    39
   Section 7.2.  Effect of Termination ..................................    40
   Section 7.3.  Fees and Expenses ......................................    41

ARTICLE VIII. GENERAL PROVISIONS ........................................    42
   Section 8.1.  Non-survival of Representations and Warranties .........    42
   Section 8.2.  Notices ................................................    42
   Section 8.3.  Interpretation .........................................    43
   Section 8.4.  Counterparts ...........................................    43
   Section 8.5.  Entire Agreement; No Third-Party Beneficiaries .........    43

   Section 8.6.  Governing Law ..........................................    43
   Section 8.7.  Assignment .............................................    44
   Section 8.8.  Consent to Jurisdiction; Waiver of Jury Trial ..........    44
   Section 8.9.  Specific Enforcement ...................................    44
   Section 8.10. Amendment ..............................................    44
   Section 8.11. Extension; Waiver ......................................    45
   Section 8.12. Severability ...........................................    45

                        INDEX OF APPENDICES AND EXHIBITS

APPENDIX I   Definitions
EXHIBIT A    Charter of Surviving Corporation
EXHIBIT B    Bylaws of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 20, 2006, by and among Faith Media Holdings, LLC, a Delaware limited liability company ("Parent"), FM Mergerco, Inc., a Tennessee corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Thomas Nelson, Inc., a Tennessee corporation (the "Company"). Capitalized terms used herein shall have the meanings set forth in Appendix I annexed hereto.

                                    RECITALS:

     WHEREAS, the parties desire that Parent acquire the Company by means of a merger of Merger Sub with and into the Company, whereby the Company is the surviving entity, existing as a wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, a special committee comprised solely of independent directors (the "Special Committee") of the Board of Directors of the Company (the "Company Board") has recommended to the Company Board that it approve the Merger, in accordance with the TBCA and upon the terms and conditions set forth herein;

     WHEREAS, each of the Special Committee and the Company Board has (i) determined that it is in the best interests of the Company and its Shareholders, and declared it advisable for the Company, to enter into this Agreement with Parent and Merger Sub providing for the Merger, (ii) approved this Agreement in accordance with the TBCA, upon the terms and subject to the conditions set forth herein, and (iii) recommended adoption of this Agreement by the Shareholders;

     WHEREAS, Sam Z. Moore and certain other Shareholders (collectively, the "Principal Shareholders") have entered into a Voting Agreement, dated the date hereof (the "Voting Agreement"), with Parent, Merger Sub and the Company pursuant to which the Principal Shareholders have agreed, subject to the terms and conditions of the Voting Agreement, to vote in favor of the adoption of this Agreement and to take, or refrain from taking, certain other actions; and

     WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have unanimously approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the TBCA, upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.
                                   THE MERGER

     Section 1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, Merger Sub will be merged with and into the Company at the Effective Time, the separate corporate existence of Merger Sub will thereupon cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent.

     Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which is to be no later than the second (2nd) Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), unless another time or date is agreed to by the parties to this Agreement. The Closing will be held at the offices of Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, Tennessee 37219, or such other location to which the parties to this Agreement agree in writing.

     Section 1.3. Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Tennessee, in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and the terms of this Agreement, and the parties shall make all other filings or recordings required under the TBCA in connection with the Merger. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee on the Closing Date, or at such subsequent date or time as the Company and Parent agree and specify in the Articles of Merger.

     Section 1.4. Effects of the Merger. The Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, and all the capital stock of Merger Sub and all the Company Capital Stock shall be converted or cancelled in the manner provided in Article II.

     Section 1.5. Charter and Bylaws. At the Effective Time, the charter of the Company shall be amended and restated so as to read in its entirety in the form annexed hereto as Exhibit A and, as so amended, shall be the charter of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the bylaws of the Company shall be amended and restated so as to read in its entirety in the form annexed hereto as Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable Law.

     Section 1.6. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.

Immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

                                   ARTICLE II.
      EFFECT OF THE MERGER ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time ("Shares") (other than any Excluded Shares) shall be converted into and exchanged for the right to receive $29.85 in cash, without interest (the "Per Share Merger Consideration"). Shares converted in accordance with this paragraph shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

          (b) Each Share held in the treasury of the Company, or owned by Parent, Merger Sub or owned by any wholly owned direct or indirect Subsidiary of the Company, Parent or Merger Sub, in each case immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist without any conversion thereof and no consideration shall be paid with respect thereto (the "Excluded Shares").

          (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one
(1) fully paid and non-assessable share of common stock of the Surviving Corporation.

     Section 2.2. Treatment of Options and Other Equity Awards. Prior to the Effective Time, the Company shall take all action (including obtaining any consents required to take any of the actions described in this Section 2.2) necessary with respect to the Company's Stock Plans such that:

          (a) As of the Effective Time, each option (an "Option") granted by the Company to purchase shares of Company Capital Stock that is outstanding as of immediately prior to the Effective Time, shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Option not theretofore exercised shall be converted into the right to receive, upon the exercise thereof and payment of the applicable exercise price, an amount of cash, without interest, equal to the Per Share Merger Consideration multiplied by each share of Company Capital Stock subject to such Option so exercised, less applicable Taxes, if any, required to be withheld with respect to such payment. Unless so exercised at the Effective Time, each outstanding Option so converted shall, immediately following the Effective Time, be cancelled in exchange for a cash payment equal to the product of (x) the total number of shares of Company Capital Stock subject to such Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price (with the aggregate amount of such payment to the holder to be rounded to the nearest cent) (the "Option Consideration"), less applicable Taxes, if any, required to be withheld with respect to such payment. Each Option with a per share exercise price in excess of the Per Share Merger Consideration shall be cancelled without payment to the holder thereof.

          (b) As of the Effective Time, each outstanding share of Company Capital Stock granted under any of the Stock Plans that are subject to restrictions (each, a share of "Restricted Stock") which have not lapsed immediately prior to the Effective Time shall become fully vested and become free of all restrictions and shall be converted into the right to receive the Per Share Merger Consideration under Section 2.1(a).

          (c) As of the Effective Time, each outstanding right to receive Company Capital Stock pursuant to a stock unit award or deferred stock award under any of the Stock Plans (each a "Stock Unit") that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Per Share Merger Consideration for each share of Company Capital Stock such holder would have been entitled to under such stock unit award or deferred stock award, less applicable Taxes, if any, required to be withheld with respect to such payment.

          (d) Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this
Section 2.2 to the extent such treatment is not expressly provided for by the terms of the applicable Stock Plans and related award agreements. Without Parent's consent, the Company may not pay or transfer any consideration to obtain consent to any of the actions described in this Section 2.2.

          (e) The Company shall take such actions as are reasonably requested by Parent to ensure, as of immediately after the Effective Time, that no rights to acquire equity in the Company or any Company Subsidiary granted under Stock Plans exist or remain outstanding.

     Section 2.3. Adjustment of Merger Consideration and Option Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration, Option Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Capital Stock and Options the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, Option Consideration or other dependent item, subject to further adjustment in accordance with this sentence. Notwithstanding the terms of this Section 2.3, the Company shall at all times from and after the date of this Agreement to the earlier of the Effective Time and termination of this Agreement comply with the provisions of Section 5.1 hereof.

     Section 2.4. Payment and Exchange of Certificates; Payment for Options.

          (a) Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the Shareholders, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "Paying Agent"). At or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and shall deposit in trust with, the Paying Agent, in accordance with an agreement to be entered into between the Paying Agent and Parent reasonably satisfactory in form and substance to Parent and the Company, the aggregate consideration to which the Shareholders and holders of Options of the Company become entitled under this
Article II. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poor's Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available); provided that no such investment or losses thereon shall affect the Per Share Merger Consideration or Option Consideration payable to former Shareholders or holders of Options of the Company, and, in the event that the net amount of such investments or losses result in such funds being less than the aggregate amount required to be paid to former holders of Company Capital Stock and/or Options, Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent in the net amount of any such losses. Any interest or other earnings resulting from such investments shall be promptly paid to Parent.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Capital Stock immediately prior to the Effective Time, whose shares were converted pursuant to this Article II into the right to receive the Per Share Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Capital Stock (each, a "Certificate") in order to receive payment of the Per Share Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares formerly represented by the Certificate, or as otherwise directed in the letter of transmittal, the Per Share Merger Consideration with regard to each Share formerly represented by such Certificate, less any required withholdings in accordance with Section 2.4(d) below, and the Certificate shall be cancelled. No interest shall be paid or accrued on the Per Share Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Per Share Merger Consideration in respect of the Shares formerly represented by such Certificate, without any interest thereon.

          (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who holds Options immediately prior to the Effective Time, whose Options were converted pursuant to this
Article II into the right to receive the Option Consideration, a form of letter of transmittal and/or instruction letter for use in effecting the surrender of Options in order to receive payment of the Option Consideration. When the Paying Agent receives a properly completed and executed letter of transmittal/instruction letter and any other required documents, the Paying Agent shall pay to the holder of such Options the Option Consideration with regard to each Option, less any required withholdings in accordance with Section 2.4(d) below, and such Options shall be cancelled. No interest shall be paid or accrued on the Option Consideration payable upon the surrender of Options. After the Effective Time, any Option agreement shall represent only the right to receive the Option Consideration in respect of the Options formerly represented by such agreement, without any interest thereon.

          (d) The Paying Agent may withhold from the sum payable to any Person as a result of the Merger, and pay to the appropriate Taxing Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Taxing Authority as permitted by this Section 2.4 will be deemed to have been paid to the Person with regard to whom it is withheld.

          (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against the Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate, the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the Shares formerly represented by the Certificate pursuant to this Article II.

          (f) At any time which is more than one hundred eighty (180) calendar days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent pursuant to this Section 2.4(f), Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors for payment of the Per Share Merger Consideration or Option Consideration, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would, under applicable Law, otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this
Article II for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law or which becomes the property of Parent pursuant to the preceding sentence.

          (g) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Per Share Merger Consideration, without interest, in respect of the Shares formerly represented thereby.

          (h) Except as otherwise provided herein, Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Per Share Merger Consideration for Certificates and the payment of the Option Consideration.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1. Organization, Standing and Corporate Power. The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted as of the date of this Agreement, except for any such failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement via the Data Site complete and correct copies of its charter and bylaws and the analogous constitutive and governing documents of the Company Subsidiaries, each as amended to the date of this Agreement (the "Charter Documents"), and as so made available are in full force and effect, and no other such documents are binding upon the Company or any Company Subsidiary.

     Section 3.2. Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (collectively, the "Company Subsidiaries" and, together with the Company, the "Company Entities")
(i) have been validly issued and are fully paid and nonassessable and (ii) with respect to capital stock owned by the Company, are free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.2 of the disclosure schedules delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedules"), all outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are benefically owned, directly or indirectly, by the Company. Section 3.2 of the Company Disclosure Schedules sets forth a true and complete list of each Company Subsidiary and its jurisdiction of incorporation or organization. Except for the Company Subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person. None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

     Section 3.3. Capital Structure.

          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 5,000,000 shares of Company Class B Common Stock and 1,000,000 shares of the Company preferred stock, $1.00 par value per share ("Company Preferred Stock"). As of January 31, 2006, (i) 14,060,160 shares of Company Common Stock were issued and outstanding, (ii) 948,728 shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) no shares of Company Capital Stock were held in the Company's treasury, (v) 951,849 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options issued under the Stock Plans, and (vi) 481,318 shares of Company Class B Stock were reserved for issuance upon exercise of Options issued under the Stock Plans. Since such date, there has been no change in the number of issued or outstanding shares of Company Capital Stock or in the number of shares reserved for issuance, other than the issuance of shares of Company Capital Stock upon the exercise of Options issued under and in accordance with the Option Plans and the conversion of Company Class B Stock to Company Common Stock. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. No Company Subsidiary owns any shares of Company Capital Stock.

          (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedules and referred to in Section 3.3(a) above, as of the date of this Agreement there are not, and as of the Closing Date there will not be, (1) issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary and (2) any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. Except for the Stock Units granted pursuant to the Stock Plans (which Stock Units are set forth in Section 3.3(b) of the Company Disclosure Schedules), there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Capital Stock or other capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or Affiliate or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person, nor has the Company or any Company Subsidiary granted or agreed to grant to any Person any stock appreciation rights or similar equity-based rights. Except as permitted by this Agreement, following the Merger neither the Company nor any Company Subsidiary nor the Surviving Corporation will have any obligation to issue, transfer or sell any shares of its capital stock or other equity interest pursuant to any employee benefit plan or otherwise. As of the date of this Agreement, (i) 12,914,281 shares of common stock of Live Event Management, Inc. were issued and outstanding and (ii) 130,000 shares of common stock of Live Event Management, Inc. were reserved for issuance upon exercise of options described in Section 3.3(b) of the Company Disclosure Schedules.

          (c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of or other equity interest in the Company or any Company Subsidiary.

     Section 3.4. Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles. The Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) duly and validly approved and declared advisable this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Shareholders and (iii) recommended to the Shareholders that they vote in favor of the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby.

     Section 3.5. Non-Contravention; Consents and Approvals. Except as set forth in Section 3.5 of the Company Disclosure Schedules:

          (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the Charter Documents of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any Material Contract, Significant Royalty Agreement or Lease or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

          (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any stock exchange is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13(a) or 15(d) or such other applicable sections of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee; (iii) the filing of a premerger notification and report form by the Company under the HSR Act; (iv) notifications to the NYSE; and (v) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 3.6. SEC Reports and Financial Statements; Internal Controls.

          (a) The Company has filed all forms, reports, statements and schedules and made all other filings with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder since April 1, 2003 (the "SEC Reports"). Each SEC Report (i) as of its date, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and (ii) did not as of the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading.

          (b) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

          (c) The Company has designed, established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act to ensure, among other things, that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

          (d) The Company has, based on its most recent evaluation prior to the date hereof, made all required disclosures (if any) to the Company's auditors and the audit committee of the Company Board regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. To the extent that there were any such disclosures, such disclosures have been set forth in Section 3.6(d) of the Company Disclosure Schedules. The Company and each Company Subsidiary currently maintains a system of internal accounting controls sufficient to comply with all legal requirements applicable to financial reporting by the Company and each Company Subsidiary.

          (e) To the Company's Knowledge, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

          (f) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loan to, extended or maintained credit, or arranged for or maintained an extension of credit to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company (an "Insider Loan"). In addition, since the enactment of the Sarbanes-Oxley Act, there has not been any material modification to any Insider Loan.

          (g) Except as set forth in Section 3.6(g) of the Company Disclosure Schedules or otherwise stated in such financial statements, each of (i) the consolidated balance sheets for each of the two fiscal years ended as of March 31, 2004 and March 31, 2005 and the consolidated balance sheet for the nine months ended as of December 31, 2005 included in the SEC Reports (including the related notes and schedules) were prepared from and in accordance with the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries and fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of income, cash flows, shareholders' equity and comprehensive income included in the SEC Reports (including any related notes and schedules) were prepared from and in accordance with the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries throughout the periods covered and fairly present, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of the unaudited quarterly financial statements referenced in each of clauses (i) and (ii), to normal recurring year-end audit adjustments, none of which will be material, and the absence of full footnote disclosure). Except as set forth in Section 3.6(g) of the Company Disclosure Schedule, each Company Subsidiary is treated as a consolidated subsidiary of the Company in the financial statements for all periods covered thereby.

     Section 3.7. No Undisclosed Liabilities. Since December 31, 2005, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature required by GAAP, applied on a basis consistent with the Most Recent Balance Sheet, to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the consolidated balance sheet of the Company and each Company

Subsidiary as of December 31, 2005 included in the SEC Reports (the "Most Recent Balance Sheet") or are specifically set forth in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice, (iii) are incurred pursuant to the transactions contemplated by this Agreement, or
(iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.8. Material Contracts; Royalty Agreements. Except as set forth in
Section 3.8 of the Company Disclosure Schedules and except for contracts filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K of the SEC to the Company's SEC Reports filed prior to the date of this Agreement:

          (a) Except with respect to Royalty Agreements, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any (collectively, the "Material Contracts"):

               (i) contract that would be required to be, but has not been, filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

               (ii) written contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area;

               (iii) written contract which creates a partnership, joint venture, strategic alliance or similar arrangement;

               (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness (whether or not drawn or outstanding) in excess of $100,000, or any guaranty thereof;

               (v) any contract that by its terms provides for aggregate payments over the remaining term of such contract in excess of $250,000 per year or $500,000 in the aggregate;

               (vi) any contract which cannot be terminated on ninety (90) calendar days' notice without payment of any penalty or other stated obligation (excluding the particular goods or services covered by the contract) on the part of the Company or any Company Subsidiary of more than $100,000;

               (vii) any other contract (other than this Agreement and purchase orders for the purchase of inventory consistent with past practice and in the ordinary course of business) under which the Company and the Company Subsidiaries have made payments in excess of $1,000,000 within the last three (3) years;

               (viii) any contract (other than Employment Agreements and Plans) relating to employee compensation or employment services, involving annual payments to the employee in excess of $100,000, or relating to consulting services, involving annual payments to the consultant in excess of $250,000;

               (ix) any contract granting a purchase right, a right of first refusal or similar right with respect to any material asset of the Company or a Company Subsidiary;

               (x) any contract with any shareholder who owns or controls 5% or more of the Company's voting stock; and

               (xi) any contract requiring capital expenditures after the date hereof in an amount in excess of $250,000.

          (b) Set forth in Section 3.8(b) of the Company Disclosure Schedules is a list of the Royalty Agreements which, as of the date of this Agreement, are in effect and constitute the ten (10) most significant royalty relationships to which the Company is a party, based on the aggregate amount of outstanding royalty advances and binding commitments for royalty advances to any individual author or copyright proprietor (or group of authors or copyright proprietors) with respect to a single work or single catalog of works, exclusive of non-advanced royalties (collectively, the "Significant Royalty Agreements").

          (c) As of the date of this Agreement there is not, and as of the Closing Date there will not be, any outstanding balance under the Revolving Credit Agreement, and the Company is, and will be, in material compliance with all covenants of the Revolving Credit Agreement.

          (d) Except as set forth in Section 3.8(d) of the Company Disclosure Schedules (i) neither the Company nor any Company Subsidiary is in material breach of or material default under any Material Contract or Significant Royalty Agreement, (ii) neither the Company nor any Company Subsidiary has received any written notice or claim of a material default under any Material Contract or Significant Royalty Agreement or, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, any written notice of an intention to terminate any Material Contract or Significant Royalty Agreement (including as a result of the execution and performance of this Agreement), (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Material Contracts and Significant Royalty Agreements is in full force and effect, and is the valid and binding and enforceable obligation of the Company and the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles, and (iv) the Company and the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and Significant Royalty Agreements and are not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. The Company has made available to Parent via the Data Site true and complete copies of each Material Contract and Significant Royalty Agreements, including all amendments thereto.

     Section 3.9. Compliance with Applicable Laws. Except as set forth in
Section 3.9 of the Company Disclosure Schedules, the Company and the Company Subsidiaries are not (and have not been since April 1, 2004) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation that is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have, and are (and have been since April 1, 2004) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (each, a "Permit") required to conduct their respective businesses as now being conducted, except for any such Permit, the absence of, or the non-compliance, with which is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any material Permits is pending, or to the Knowledge of the Company, threatened. The Company and the Company Subsidiaries have received no written notice that such entity is not in compliance in all material respects with the terms of the applicable material Permits. This Section 3.9 does not apply to SEC Reports or internal controls (for which Section 3.6 is applicable) employee benefits matters (for which Section 3.10 is applicable), tax matters (for which Section 3.11 is applicable), environmental matters (for which Section
3.12 is applicable) or labor matters (for which Section 3.13 is applicable).

     Section 3.10. Employment Agreements and Benefit Plans. Except as set forth in Section 3.10 of the Company Disclosure Schedules:

          (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) each "employee benefit plan" as defined in Section 3(3) of ERISA and each other bonus, pension, profit sharing, deferred compensation, retention, incentive compensation, equity-related, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or with respect to which the Company or any Company Subsidiary has any actual or contingent liability, including each Multiemployer Plan (collectively, the "Benefit Plans") and (ii) each employment, consulting or change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the "Employment Agreements"). The Company has made available to Parent via the Data Site a true and correct copy of each Benefit Plan and Employment Agreement (collectively, the "Employment Agreements and Plans"). Neither the Company, any Company Subsidiary nor any entity required to be treated as a single employer with the Company or any Company Subsidiary (an "ERISA Affiliate"), has any actual or contingent or direct or secondary material liability that could arise under Title IV of ERISA and, to the Knowledge of the Company, there are no facts that could give rise to any such liability.

          (b) No Benefit Plan is a (i) "defined benefit plan" within the meaning of section 414(j) of the Code, or (ii) a Multiemployer Plan;

          (c) Except as specifically set forth in the SEC Reports filed prior to the date hereof or as would not have a Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any Benefit Plan, whether accrued, contingent or otherwise, nor to the Knowledge of the Company are any such liabilities or obligations expected to be incurred;

          (d) Each Employment Agreement and Plan is in compliance with, and has been administered in accordance with, its terms and all applicable Laws, including ERISA and the Code, except for any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the IRS as to its qualified status and no fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Benefit Plan or the exempt status of any related trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. All trusts providing funding for Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Benefit Plans, have been operated and administered in compliance with all applicable requirements, except where a failure to comply with such requirements would not reasonably be expected to have or result in a Material Adverse Effect.

          (e) With respect to each Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (i) each writing constituting a part of such Benefit Plan, including all Benefit Plan documents and trust agreements; (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent summary plan description and any summaries of material modification, if any, (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent calculations performed with respect to potential "parachute payments" or "excess parachute payments" (each as defined pursuant to Section 280G of the Code).

          (f) There are no pending or, to the Knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits, investigations or arbitrations that (i) have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans or (ii) involve any Employment Agreement.

          (g) No benefit or payment under any Employment Agreement and Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement and no Employment Agreement and Plan provides for any additional amounts to be paid with respect to any tax imposed under Section 4999 of the Code.

          (h) Neither the Company nor any Company Subsidiary have incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of, Section 280G of the

Code (or any corresponding provision of state, local or foreign income Tax law) or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code.

          (i) No Employment Agreement and Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Employment Agreement and Plan providing such coverage may be amended, modified or terminated after the Effective Time without material cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination.

     Section 3.11. Taxes.

          (a) Except as set forth in Section 3.11 of the Company Disclosure
Schedules: (i) the Company and each Company Subsidiary has filed all Tax Returns required to be filed, and all such returns are complete and accurate, other than such Tax Returns, the failure of which to file or the inaccuracy of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) other than Taxes currently being contested in good faith, the Company and each Company Subsidiary has paid all Taxes due, except for Taxes as to which the Most Recent Balance Sheet reflects an adequate reserve in accordance with GAAP applied on a basis consistent with the past practices of the Company (the "Tax Reserve") other than such Taxes, the failure to pay or maintain an adequate reserve would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due or Liens for Taxes as to which the Tax Reserve is adequate and except for Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iv) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law) or as a transferee or successor, by contract, or otherwise, except for Taxes as to which the Tax Reserve is adequate; (v) neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes; (vi) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by such jurisdiction; (vii) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except for Taxes as to which the Tax Reserve is adequate and except for any such failure to withhold that would not reasonably be expected to have a Material Adverse Effect; (viii) neither the Company nor any Company Subsidiary has (A) entered into a closing agreement or other similar agreement with a Taxing Authority relating to Taxes of the Company or any Company Subsidiary with respect to a taxable period for which the statute of limitations is still open, or (B) except with respect to extensions attributable to the statute of limitations in connection with sales and use Taxes and state income Taxes, in either case for which the corresponding Tax Reserve is adequate, granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding; and (ix) neither the Company nor any Company Subsidiary is or has ever been a member of any affiliated, combined, consolidated, unitary or similar Tax group that included any member other than the Company or a Company Subsidiary.

          (b) All inter-company charges and transactions between C. R. Gibson and the Company or any of its other Subsidiaries that have been taken into account in determining whether the stock of C. R. Gibson was a "worthless security" within the meaning of Section 165(g) of the Code were (i) contemporaneously recorded in the ordinary course of business in the Company's financial statements and (ii) reflected at a later date in the general ledger of the Company and C. R. Gibson in a manner consistent with the amounts so recorded in the financial statements. All such charges reflect actual transactions, direct costs incurred by the Company or its other Subsidiaries on behalf of C.
R. Gibson or reasonable allocations of corporate overhead costs or other similar charges consistently applied in all material respects over all periods. Any adverse developments with respect to the current ongoing audit relating to the deductions previously claimed with respect to the stock of C.R. Gibson that occur after the date hereof shall not be considered a breach of any representation or warranty in this Section 3.11.

     Section 3.12. Environmental Matters.

          (a) Except where failure to hold or noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, the Company Entities hold all Environmental Permits required under applicable Environmental Laws and are and have been at all times for the past three (3) years in compliance with all applicable Environmental Laws and Environmental Permits. Each of the Environmental Permits is in full force and effect and there are no actions to revoke, terminate, limit or appeal any Environmental Permit.

          (b) To the Knowledge of the Company, there are no Environmental Claims pending or threatened against the Company or any Company Subsidiary, except for matters that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of the Company Subsidiaries, and no action of any Governmental Entity has been taken or, to the Knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of the Company Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned, leased or operated by it in any deed to the real property on which such site or facility is located.

          (c) Within the past three (3) years, none of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability or obligation for, any actual or threatened Release of any Hazardous Substance at or from any site or facility, including any that is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous list, schedule, inventory or database, except where the potential liability would not reasonably be expected to have or result in a Material Adverse Effect.

          (d) Except as set forth in Section 3.12 of the Company Disclosure Schedules, (i) neither the Company nor any Company Subsidiary has assumed or become subject to a material liability or obligation of any third party arising under Environmental Laws, or (ii) to the Knowledge of the Company there has not been any Release of Hazardous Substances or any Environmental Condition that has or would be reasonably expected to cause a liability or a obligation to the Company or any Company Subsidiary under applicable Environmental Laws, except where the potential liability or obligation would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

          (e) The Company has provided the Parent with copies of all environmental assessment, audit or investigation reports or other material environmental documents concerning the past or present facilities or operations of the Company or any Company Subsidiary that are in its possession or control.

     Section 3.13. Labor Matters. Except as set forth in Section 3.13 of the Company Disclosure Schedules: (a) neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (b) there are no pending or, to the Knowledge of the Company, threatened, organizational activities or demands in writing for recognition or certification by a labor organization seeking to represent employees of the Company or any Company Subsidiary; (c) within the past three (3) years, there has been no, and to the Knowledge of the Company, there is no pending labor dispute, strike or work stoppage against the Company or Company Subsidiaries; (d) there are no charges, appeals or Actions against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Entity except for charges, appeals or Actions that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect; (e) except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance all material respects with all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment; and (f) the Company and each Company Subsidiary is in compliance with all Laws respecting labor, employment practices, workplace safety and the payment of wages other than for violations that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

     Section 3.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Liens except Permitted Liens, all material Intellectual Property required to operate their respective businesses as presently conducted (the "Company Intellectual Property"). As of the date hereof, except as set forth in Section 3.14 of the Company Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received any written notice of any claims or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been finally resolved;
(ii) no other Person
has violated, misappropriated or infringed the Company Intellectual Property owned by the Company or any Company Subsidiary; (iii) there are no Actions pending or, to the Knowledge of the Company, threatened in writing, challenging the ownership, enforceability, validity or use of any Company Intellectual Property owned by the Company or any Company Subsidiary; and (iv) each of the Company and the Company Subsidiaries take and have taken commercially reasonable actions to maintain and preserve its trade secrets.

     Section 3.15. Absence of Certain Changes or Events. Except as set forth in
Section 3.15 of the Company Disclosure Schedules, and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2005:

          (a) the Company has conducted its operations in all material respects in the ordinary course consistent with past practice;

          (b) there has not been a Material Adverse Effect, individually or in the aggregate; and

          (c) neither the Company nor any Company Subsidiary has taken any action which, if taken after the date hereof, would constitute a breach of any provisions of Section 5.1(a).

     Section 3.16. Brokers. Except for the Company Financial Advisor and SunTrust Capital Markets, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. True and complete copies of the engagement letters with the Company Financial Advisor and SunTrust Capital Markets, Inc. have been provided to Parent and there have not been any amendments or modifications thereto.

     Section 3.17. Absence of Litigation. Except as set forth in Section 3.17 of the Company Disclosure Schedules, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (each, an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, by or before any Governmental Entity other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to (i) any order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or (ii) any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, except (in the case of (i) or (ii)) for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.18. Insurance. (a) All material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as required by applicable Law and by Material Contracts, Significant Royalty Agreements, and Leases to which the Company or any Company Subsidiary is a party, (b) neither the Company nor any of the Company Subsidiaries is in breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) to the Knowledge of the Company no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no written notice of cancellation or termination has been received with respect to any such policy.

     Section 3.19. Real Property.

          (a) Section 3.19(a) of the Company Disclosure Schedules contains a true, correct and complete list of all real property owned by the Company or the Company Subsidiaries, (the "Owned Real Property"). Except as set forth in
Section 3.19(a) of the Company Disclosure Schedules, (i) the Company or the applicable Company Subsidiary owns good and marketable title to the Owned Real Property subject to no Liens except Permitted Real Property Encumbrances and Permitted Liens, and (ii) neither the Company nor any Company Subsidiary has leased all or any significant portion of any Owned Real Property.

          (b) Section 3.19(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i) all of the Leases are in full force and effect and (ii) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other party to any such Lease, is in default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a default by the Company nor any Company Subsidiary under any of the Leases.

     Section 3.20. Affiliate Transactions. Except as disclosed in the Company's SEC Reports filed prior to the date of this Agreement or set forth in Section
3.20 of the Company Disclosure Schedules, no executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent (5%) or more of the Company Capital Stock (or any of such Person's Immediate Family Members or Affiliates) is a party to any contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Company Subsidiary or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. In addition, except (i) the Voting Agreement, (ii) the Insurance Agreement, dated as of May 17, 1991, between the Company and Sam Z. Moore, (iii) the Employment Agreement, dated as of May 13, 1996, as amended February 20, 2006 between the Company and Sam Z. Moore, and
(iv) as disclosed in Section 3.20 of the Company Disclosure Schedule, the Company has not entered into any agreement or arrangement with any Principal Shareholder or Affiliate or the Immediate Family Member of any Principal Shareholder and is not obligated to make any payment to any such Person, whether before or after the Closing Date (other than as required by this Agreement in their capacity as a Shareholder or Option holder).

     Section 3.21. Vote Required. The affirmative vote of the holders of record of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of the Company Common Stock and Company Class B Common Stock, voting together as a single class with respect to the adoption of this Agreement, is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     Section 3.22. Opinion of Company Financial Advisor. The Company has received the opinion of SunTrust Capital Markets, Inc., dated the date hereof, to the effect that the consideration to be received in the Merger by the Shareholders (other than the Principal Shareholders) is fair from a financial point of view to the Shareholders, and a true and complete copy of such opinion has been delivered to Parent.

     Section 3.23. Information Supplied. The Proxy Statement and any other documents to be filed by the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Shareholders and at the date of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

     Section 3.24. TBCA. The Company Board has taken all necessary actions so that the provisions of Section 48-103-205 of the TBCA will not apply to this Agreement, the Merger, the Voting Agreement or the other transactions contemplated hereby or thereby or the other transactions contemplated hereby.

     Section 3.25. No Other Representations or Warranties.

          (a) Except for the representations and warranties contained in this
Article III, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent or Merger Sub and their respective principals and advisors. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent and/or Merger Sub in certain "data rooms", confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

          (b) In connection with investigation by Parent and Merger Sub of the Company and the Company Subsidiaries, Parent and/or Merger Sub and their respective principals and advisors have received or may receive from the Company and/or the Company Subsidiaries certain projections, forward-looking statements and other forecasts and certain future business plan information. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such, projections, statements, and other forecasts and future plans, that

Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections, forward-looking statements and other forecasts and future plans so furnished to it (including the reasonableness of the assumptions underlying such projections, statements, forecasts or future plans), and that, except as set forth in this Article III, absent fraud or willful misrepresentation, neither Parent nor Merger Sub shall have any claim against anyone with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any Company Subsidiary make any representation or warranty with respect to such projections, forward-looking statements, forecasts or future plans (including the reasonableness of the assumptions underlying such projections, statements, forecasts or future plans).

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company:

     Section 4.1. Organization and Standing. Parent is a limited liability company and Merger Sub is a corporation, each duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized.

     Section 4.2. Authority.

          (a) Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub, respectively.

          (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     Section 4.3. Non-Contravention; Consents and Approvals.

          (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of formation or operating documents of Parent or the Charter Documents of Merger Sub, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture or other agreement or instrument, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), conflict with or violate any judgment, order, decree or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

          (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by either of them or the consummation by either of them of the transactions contemplated hereby, except for: (i) the filing with the SEC of the Proxy Statement; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee; (iii) the filing of a premerger notification and report form by Parent under the HSR Act; and
(iv) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

     Section 4.4. Financing. Parent has, or has binding commitments for, funds sufficient to pay the aggregate Per Share Merger Consideration and the Option Consideration and all of its and Merger Sub's other payment obligations hereunder and to otherwise consummate the transactions contemplated by this Agreement.

     Section 4.5. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary for which the Company could have any liability if the Closing does not occur.

     Section 4.6. Merger Sub. Merger Sub is a duly incorporated, validly existing direct, wholly owned Subsidiary of Parent organized under the laws of the State of Tennessee, was formed for the purpose of engaging in the transactions contemplated by this Agreement, does not have any Subsidiaries and has not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby. Parent owns all outstanding shares of capital stock of Merger Sub.

     Section 4.7. Company Stock. Neither Parent nor Merger Sub is, and at no time during the last three (3) years has been, an "interested shareholder" of the Company as defined in Section 48-103-203 of the TBCA. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Capital Stock (other than as contemplated by this Agreement and the Voting Agreement).

     Section 4.8. Litigation. As of the date of this Agreement, there are not any Actions pending, or to the Knowledge of Parent, threatened in writing against or affecting, Parent or Merger Sub, except for any such Action that, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on Parent or that would prevent or materially delay consummation of the Merger.

     Section 4.9. No Parent Vote Required. No vote or other action of the members of Parent is required by applicable Law, the operating agreement of Parent or otherwise for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

     Section 4.10. Solvency of the Surviving Corporation. Assuming the accuracy of the Company's representations and warranties in this Agreement and based on the projections for the Company and the Company Subsidiaries provided to Parent by the Company, immediately after giving effect to the Merger, the Financing and the other transactions contemplated by this Agreement to occur on the Closing Date (i) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will be able to pay its debts as they become absolute and mature,
(ii) the then present salable value of the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will exceed the amount that will be required to pay the probable liability of its debts and other liabilities (including contingent liabilities) as they become absolute and mature, (iii) the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries), in each case at a fair valuation, will exceed its debts (including contingent liabilities), and (iv) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will not have unreasonably small capital to carry on its business, either (a) as then conducted or (b) as intended by Parent to be conducted following the Closing Date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

                                   ARTICLE V.
                            COVENANTS OF THE PARTIES

     Section 5.1. Conduct of Business.

          (a) Conduct of Business by the Company. Except as set forth in Section 5.1(a) of the Company Disclosure Schedules, except as otherwise specifically required by this Agreement or except as consented to in writing by Parent or Merger Sub, during the period from the date of this Agreement to the Effective Time (the "Interim Period"), the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to preserve intact their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers and authors and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Entities applicable to them. Without limiting the generality of the foregoing, except as (i) set forth on
Section 5.1(a) of the Company Disclosure Schedules, (ii) otherwise specifically required by this Agreement or (iii) consented to in writing by Parent or Merger Sub, during the Interim Period, the Company shall not and shall not permit any Company Subsidiary to:

          (i) (A) other than the regular quarterly dividend expected to be paid by the Company to the Shareholders in April 2006 in an amount not to exceed $0.05 per share of Company Capital Stock and dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or take any other action that would require an adjustment of the Per Share Merger Consideration or Option Consideration pursuant to Section 2.3 of this Agreement, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue or authorize the issuance of, deliver or sell any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) as required pursuant to Employment Agreements and Plans in effect on the date of this Agreement and set forth in the Company Disclosure Schedules, or (B) the issuance of shares of Company Common Stock upon the exercise of the Options set forth in Section 3.3 of the Company Disclosure Schedules under the Stock Plans or in connection with other awards or issuances of Common Stock under the Stock Plans, in any such case, outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

          (iii) amend its Charter Documents;

          (iv) incur any indebtedness for borrowed money, other than indebtedness incurred in the ordinary course of business consistent with past practice under lines of credit existing on the date of this Agreement but, in no event, to exceed an aggregate principal amount of $250,000 (net of any amounts of any such indebtedness discharged during such period);

          (v) other than sales of inventory in the ordinary course of business or sales of obsolete equipment and material, sell, lease or otherwise dispose of any of its assets and properties or grant any Lien in or otherwise encumber any of its material assets, except in connection with such indebtedness permitted under the preceding clause (iv);

          (vi) enter into, adopt, amend in any material respect (except as required by applicable Law) or terminate any Employment Agreements and Plans;

          (vii) (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any director or former director of the Company or any Company Subsidiary; (B) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any officer or employee of the Company or any Company

Subsidiary, other than (1) with the consent of Parent, to officers with the rank of Senior Vice-President or Executive Vice-President or above, and (2) increases with respect to employees that are not senior officers as detailed in the preceding clause in the ordinary course of business consistent with past practice, provided such increases do not exceed six percent (6%) of such employee's base salary for the prior year; (C) permit any director, officer or employee of the Company or any of its Subsidiaries who is not already a party to any agreement or a participant in a plan providing benefits upon or following a "change of control" to become party to any such agreement or a participant in any such plan; other than in case of clauses (A), (B) and (C), pursuant to a pre-existing contract or agreement set forth in Section 5.1(a) of the Company Disclosure Schedules or as required by applicable Law;

          (viii) change the accounting principles used by it unless required by GAAP or any Governmental Entity;

          (ix) (A) make, revoke or change a material Tax election with respect to the Company or any Company Subsidiary; (B) consent to extend the period of limitations for the payment or assessment of any Tax with respect to the Company or any Company Subsidiary; or (C) settle or compromise any material Tax liability or refund of the Company or any Company Subsidiary;

          (x) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any significant business or any corporation, partnership, association or other entity or division thereof, except for acquisitions for consideration (including any liabilities assumed by the Company or any Company Subsidiary or that are outstanding as a liability of any party that became a Company Subsidiary) that is individually not in excess of $250,000, or in the aggregate, not in excess of $500,000;

          (xi) make, authorize or enter into any commitment with respect to any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000, other than as provided for in the Company's current budget, a copy of which is attached in
Section 5.1 of the Company Disclosure Schedules (the "Budget");

          (xii) knowingly take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Article VI;

          (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (xiv) settle, compromise, waive, satisfy or institute any material litigation, suit, proceeding, arbitration or claim (other than claims which do not involve payment of any amount in excess of $50,000 individually or $250,000 in the aggregate);

          (xv) enter into any contract or amend or modify any existing contract, or engage in any new transaction with any Affiliate of the Company or any Company Subsidiary;

          (xvi) make any voluntary payment or deposit of taxes in connection with the audit currently underway relating to deductions for the stock of C. R. Gibson; or

          (xvii) authorize, commit or agree to take any of the foregoing actions.

          (b) Conduct of Business by Merger Sub. During the Interim Period, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or in furtherance of the consummation of the transactions contemplated by this Agreement.

          (c) No Interference with Marketing, Distribution or Pricing Decisions. Notwithstanding any provision of this Section 5.1 or any other section of this Agreement, neither Parent nor Merger Sub shall have the right to, nor shall either take any action which might reasonably be expected to, prohibit, restrict or interfere in any way with the Company's day-to-day decisions concerning the marketing, distribution or pricing of its products in the ordinary course of business consistent with past practices.

          (d) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would have, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law.

     Section 5.2. No Solicitation by the Company.

          (a) Takeover Proposal. From and after the date of this Agreement, the Company agrees that (i) it and its officers, directors and employees shall, (ii) the Company Subsidiaries and their officers, directors, and employees shall, and
(iii) it shall use its commercially reasonable efforts to ensure that its and the Company Subsidiaries' financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents (collectively, "Company Representatives"), immediately cease and cause to be terminated immediately all existing discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal. From and after the date of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries to, and it shall use its commercially reasonable efforts to cause each of the Company Representatives not to (i) directly or indirectly, solicit, initiate or knowingly encourage a Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, a Takeover Proposal, or (iv) other than as contemplated by this Agreement, grant any approval pursuant to Section 48-103-205 of the TBCA; provided, however, that, if at any time prior to Shareholder Approval: (A) the Company receives an unsolicited Takeover Proposal from a third party after the date hereof and (B) the

Special Committee determines in good faith (after consultation with its financial advisors and legal counsel) that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; then the Company may, subject to compliance with this Section 5.2, (i) furnish information and/or draft agreements with respect to the Company to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which restricts such Person no less than Parent is then restricted by the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that a copy of all such information that has not previously been delivered to Parent is delivered to Parent prior to or concurrently with the delivery to such Person, and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. Notwithstanding the foregoing, during the period from the date of this Agreement through the Effective Time, (i) neither the Company nor any of Company Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and (ii) the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

          (b) Actions by the Company. Notwithstanding any provision of this
Section 5.2 to the contrary, the Company Board may (i) withdraw or modify in a manner adverse to Parent (or not continue to make) the approval recommendation or declaration of advisability by such Company Board or the Special Committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (the "Company Recommendation"), (ii) approve or recommend a Superior Proposal (any action described in clause (i) or this clause (ii), an "Adverse Recommendation Change"), and/or (iii) enter into an agreement regarding a Superior Proposal if (x) the Special Committee has determined in good faith based on the advice of counsel that taking such action is necessary for the members of the Special Committee to comply with their fiduciary duties under applicable Law, (y) in the case of an action described in clause (ii) or clause
(iii) above, the Company has given Parent five (5) Business Days prior written notice of its intention to take such action and (z) in the case of an action described in clause (iii) above, (a) the Special Committee shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, (b) the Company has complied in all material respects with its obligations under this
Section 5.2 and (c) the Company shall have terminated this Agreement in accordance with the provisions of Section 7.1(d)(ii) hereof and the Company shall pay Parent the Termination Fee in accordance with Section 7.3(b).

          (c) Notice of Takeover Proposal. The Company shall (i) promptly advise Parent orally and in writing of the Company's receipt of any Takeover Proposal received after the date hereof and any request for information received in connection with such Takeover Proposal and shall furnish to the Parent a copy of such Takeover Proposal (or, if not in writing, a complete summary of such Takeover Proposal, including the identity of the parties making the Takeover Proposal), (ii) notify Parent in writing if it intends to provide information to, or participate in discussions or negotiations with any person with respect to a Takeover Proposal, prior to the time such information is furnished or such discussions or negotiations are commenced, and (iii) keep Parent informed on a current basis of the status and all material information with respect to any such discussions or negotiations. Promptly upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination.

          (d) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to the Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Shareholders if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure so to disclose would be a breach of its fiduciary duties under applicable Law.

     Section 5.3. Securities Law Filings; Shareholders' Meeting; Preparation of Proxy Statement.

          (a) The Company, Parent and Merger Sub shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated herein.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement as soon as reasonably practicable after the date hereof. Unless the Company Board has made an Adverse Recommendation Change in compliance with Section 5.2(b), the Company shall include in the Proxy Statement the Company Recommendation and shall use its reasonable best efforts to obtain Shareholder Approval. In the event that Shareholder Approval is not obtained on the date on which the Shareholders' Meeting is initially convened, the Company Board shall adjourn such Shareholders' Meeting at least twice for the purpose of obtaining Shareholder Approval and to use its reasonable best efforts during any such adjournments to obtain Shareholder Approval.

          (c) In connection with the Merger and the Shareholders' Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Shareholders' Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Proxy Statement") relating to the Merger and the other transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Shareholders as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent and Merger Sub reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the

Company or any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders' Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. The Company will notify Parent at least twenty-four (24) hours prior to the mailing of the Proxy Statement, or twenty-four (24) hours prior to the mailing of any amendment or supplement thereto, to the Shareholders.

          (d) The Company represents and warrants to Parent and Merger Sub that the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Shareholders and as of the time of the Shareholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on and in conformity with information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

          (e) Each of Parent and Merger Sub represent and warrant to the Company that the information supplied or to be supplied in writing by Parent and Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Shareholders, and as of the time of the Shareholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Company for inclusion or incorporation by reference therein.

          Section 5.4. Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the Confidentiality Agreement, dated as of April 29, 2005, between the Company, InterMedia Advisors, LLC and Parent (f/k/a/ Faith Media LLC) (the "Confidentiality Agreement"), the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its representatives full access, during normal business hours and after reasonable prior notice, during the period prior to the Effective Time, to the Company's and the Company Subsidiaries' officers, employees, agents and accountants and to the Company's and the Company's Subsidiaries' properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as such party may reasonably request. Parent and the Company shall hold, and shall cause their respective Affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Each party will use commercially reasonable efforts to minimize any disruption to the businesses of the other party and its

Subsidiaries which may result from the requests for access, data and information hereunder. Notwithstanding the foregoing, no investigation of the business of the Company or any Company Subsidiary shall affect any representation or warranty given by the Company hereunder.

     Section 5.5. Commercially Reasonable Efforts; HSR Act.

          (a) Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, including Section 5.2, and subject to applicable Law, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) taking of all acts necessary to cause the conditions to Closing that are within the control of such party to be satisfied as promptly as practicable, (ii) making all registrations and filings (including filings with Governmental Entities, if any) required to be made by such party in connection with this Agreement and the transactions contemplated hereby and taking all steps necessary to obtain any approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) in the case of the Company, obtaining all necessary consents, approvals or waivers required from third parties under the Material Contracts, Significant Royalty Agreements, and Leases with respect to the transactions contemplated by this Agreement (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering such additional instruments as may be reasonably requested by the other party and necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

          (b) HSR Filings. Without limiting the generality of Section 5.5(a), the Company and Parent shall (A) duly file with the FTC and the Antitrust Division the notification and report form (the "HSR Filing") required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the "Antitrust Filings") under any other applicable competition, merger control, antitrust or similar Law or under any foreign investment Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and within twenty (20) Business Days of the execution of this Agreement. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any Company Subsidiary shall, without the express written approval of Parent, commit to any divestitures, licenses or hold separate or similar arrangements with respect to assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by the Company and the Company Subsidiaries, including, without limitation, taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude consummation of the Merger. Neither party shall, nor shall it permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from any Governmental Entity with respect to the transactions contemplated by this Agreement.

          (c) Cooperation. Each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, or any other Governmental Entity relating to this Agreement or the Merger, and permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and
(iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger. Each party shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any Governmental Entity in connection with antitrust matters relating to this Agreement or the Merger and (z) not enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement.

          (d) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company shall (i) take all action necessary to ensure that no "fair price," "moratorium," "control share acquisition," "business combination," or other anti-takeover law (each, a "Takeover Statute") or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

     Section 5.6. Financing.

          (a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing pursuant to the existing commitment letters.

          (b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and the Company Representatives to provide, such cooperation as may reasonably be requested by Parent (including with respect to timeliness) in connection with the arrangement, marketing or syndication of the debt financing contemplated by Parent's commitment letter, including (i) participating in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of such debt financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of such debt financing, (v) facilitating the pledging of collateral, (vi) using commercially reasonable efforts to obtain accountants' comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Parent, and (vii) executing and delivering such credit or loan agreements, securities purchase agreements, indentures and other collateral or similar documents reasonably requested by Parent; provided, that in the case of the foregoing clause (vii), the Company and the Company Subsidiaries shall not be obligated to incur any indebtedness or other obligation under any such agreement or instruments until the Effective Time.

     Section 5.7. Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Company Capital Stock from the NYSE, and (ii) to terminate the registration of the Company Capital Stock under the Exchange Act; provided that such delisting and termination shall not be effective until on or after the Effective Time.

     Section 5.8. Indemnification.

          (a) Obligations Assumed by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of the Company and the Company Subsidiaries (in their capacities as such) (i) to the same extent such Persons have the right to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or a Company Subsidiary pursuant to the Company's or such Company Subsidiary's Charter Documents and indemnification agreements, if any, in existence on the date hereof with any current or former directors and officers of the Company and the Company Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the foregoing, Parent agrees that all obligations to provide indemnification (including obligations to advance funds for expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective Charter Documents, indemnification agreements and/or as provided to the fullest extent of applicable Law will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms and neither such obligations nor the rights to indemnification of individuals who on or prior to the Effective Time were directors or officers of the Company will be amended or otherwise modified in any manner that would adversely affect such rights, unless such modification is required by Law. The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with such Indemnified Party unless such settlement provides for a full and final release of all claims asserted any such Indemnified Party of the Company or a Company Subsidiary.

          (b) Successors and Assigns of Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this
Section 5.8.

          (c) Continuing Coverage. For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore made available to Parent) (the "Indemnified Parties"); provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance (the "Maximum Premium"); and provided further, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium; and provided further, however, that, (i) the Company may elect, subject to Parent's consent not to be unreasonably withheld, by giving written notice to Parent at least thirty (30) calendar days prior to the Effective Time, or (ii) the Parent may elect, in its sole discretion, at any time during such six (6) year period, to have the Company or the Surviving Corporation, as the case may be, purchase in lieu of the foregoing insurance a directors' and officers' liability insurance "tail" or "runoff" insurance program to be in effect until the end of such six (6) year period with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage).

          (d) Intended Beneficiaries. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified after the Effective Time in such a manner as to adversely affect any Indemnified Party without the express written consent of such Indemnified Party. The provisions of this Section 5.8 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Charter Documents, the comparable organizational documents of the Surviving Corporation, by Law, by contract or otherwise.

     Section 5.9. Public Announcements. Parent and the Company shall consult with each other before holding any press conferences and before issuing any press release or other public announcements that relate to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the reasonable opportunity to review and comment upon any press release or other public announcement or statement that primarily concern the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation or without the consent of the other party, such consent not to be unreasonably withheld, except as, in the reasonable judgment of the relevant party, may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement, including the Merger, shall be mutually agreed upon prior to the issuance thereof.

     Section 5.10. Shareholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. The Company shall notify Parent promptly of any shareholder litigation against the Company or any member of the Company Board relating to this Agreement and the transactions contemplated hereby, and of any material developments with respect to such litigation.

     Section 5.11. Employee Benefit Matters.

          (a) Parent Obligations. Parent shall and shall cause the Surviving Corporation to:

               (i) assume the terms of all Employment Agreements and Plans and honor and pay or provide the benefits required thereunder in accordance with their terms, recognizing that the consummation of the transactions contemplated hereby will constitute a "change in control" for purposes of any of the Employment Agreements and Plans that include a definition of "change in control" (notwithstanding anything to the contrary set forth in any such Employment Agreement or Plan); and

               (ii) with respect to employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the "Company Employees"), until the first anniversary of the Effective Time, or, if earlier, until any such employee's employment is terminated, except as may be required by applicable Law, (A) provide the Company Employees with a level of compensation on substantially the same terms and conditions that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation provided to such employee immediately prior to the Effective Time and (B) maintain the Company Benefit Plans (except to the extent any such plan provides equity-based compensation) that, with respect to each Company Employee, are substantially similar in the aggregate than the benefits provided to such employee immediately prior to the Effective Time.

          (b) Credit for Service of Company Employees. If Company Employees are included in any benefit plan maintained by Parent or any Subsidiary of Parent following the Effective Time, such Company Employees shall receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time to the same extent and for the same purposes thereunder as such service was counted under similar Benefit Plans of the Company for eligibility and vesting purposes. If Company Employees or their dependents are included in any medical, dental or health plan (a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Effective Time (a "Prior Plan"), for a period of one (1) year following the Effective Time, any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such Company Employee's participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan. Without limiting the generality of the foregoing, for purposes of determining severance pay and benefits under any applicable Benefit Plan of the Company covering a Company Employee at or after the Effective Time, each such Company Employee shall receive credit for service prior to the Effective Time with the Company and the Company Subsidiaries and their predecessors to the same extent and for the same purposes as such service was counted under the applicable Benefit Plan of the Company as in effect before the Effective Time, as well as for service from and after the Effective Time with Parent and the Surviving Corporation.

     Section 5.12. Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, Merger Sub or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent, Merger Sub or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent, Merger Sub or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     Section 5.13. Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

     Section 5.14. Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of Merger Sub or the Company or to effect the other purposes of this Agreement.

     Section 5.15. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of the Merger Sub under this Agreement.

                                  ARTICLE VI.
                              CONDITIONS PRECEDENT

     Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Company shall have obtained the affirmative vote at the Shareholders' Meeting of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of the Company Common Stock and Company Class B Common Stock voting together as a single class (the "Shareholder Approval").

          (b) No Laws, Orders or Injunctions. None of the parties hereto shall be subject to any Law, order or injunction of any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger; provided, however, that prior to asserting this condition, the party seeking termination shall have used its commercially reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered.

          (c) Antitrust Filings. The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust law or foreign investment law shall have expired or been terminated.

     Section 6.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed all of its obligations required to be performed by it under this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), expect where the failure to perform such obligations would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

          (c) Officer's Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (d) Absence of a Material Adverse Effect. There shall have not occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e) Governmental Entity and Other Consents and Approvals. Other than the filing provided for by Section 1.3, there shall have been obtained (i) all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent and Merger Sub or the Company and any Company Subsidiary to consummate the Merger and the other matters contemplated hereby, the failure of which to obtain would reasonably be expected to have a material adverse effect on Parent, Merger Sub or the Surviving Corporation, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, and (ii) all consents required under any Material Contract or Significant Royalty Agreement, the failure of which to obtain would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all in form and substance reasonably satisfactory to Parent and the Company.

     Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), except where the failure to perform such obligations, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

          (c) Officer's Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     Section 6.4. Frustration of Closing Conditions. Neither Parent nor Merger Sub nor the Company may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.5.

                                  ARTICLE VII.
                                   TERMINATION

     Section 7.1. Termination.

          (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval, by mutual written consent of Parent, Merger Sub and the Company.

          (b) Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval, by written notice of either Parent or the Company:

               (i) if the Merger has not been consummated by September 30, 2006, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by such time;

               (ii) if the Shareholders' Meeting (including any adjournment or postponement thereof) has concluded, the Shareholders have voted and Shareholder Approval was not obtained; or

               (iii) if any Governmental Entity of competent jurisdiction issues an order or injunction that permanently prohibits the Merger and such order or injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) is not available to any party whose breach of any provision of this Agreement results in or causes such order or injunction or who has not used its commercially reasonable efforts to prevent the entry of such order or injunction or to appeal or lift such order or injunction.

          (c) Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval, by written notice of Parent to the Company:

               (i) if the Company (i) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in
     Section 6.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of both (i) and (ii), such breach or failure to perform (1) is not cured within thirty (30) calendar days after receipt of written notice thereof specifically referencing this Section 7.1(c)(i) or (2) is incapable of being cured by the Company within such thirty (30) calendar day period; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement; or

               (ii) if, prior to receipt of Shareholder Approval, the Company Board or the Special Committee has made an Adverse Recommendation Change.

          (d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by written notice of the Company to Parent:

               (i) whether before or after Shareholder Approval, if either Parent or Merger Sub (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in
     Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within thirty (30) calendar days after receipt of written notice thereof specifically referencing this Section 7.1(d)(i) or (2) is incapable of being cured by Parent within such thirty
     (30) calendar day period; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

               (ii) if prior to receipt of Shareholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Special Committee determines in good faith that termination of this Agreement is necessary for the members of the Special Committee to comply with their fiduciary duties under applicable Law (C) the Special Committee has complied in all respects with the provisions of Section 5.2 and (D) not later than the effective time of such termination, the Company shall have paid the Termination Fee pursuant to Section 7.3(b).

          Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, however, that (i) the provisions of the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII shall survive such termination and (ii) payment of the Termination Fee and/or the Parent Expenses shall be the exclusive remedy of Parent and Merger Sub; provided, further, that neither the Company, Parent or Merger Sub shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any party to this Agreement be liable for punitive damages.

     Section 7.3. Fees and Expenses.

          (a) Expenses. Except as provided in this Section 7.3, all Expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated. In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(ii) or by the Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), then the Company shall promptly reimburse Parent and Merger Sub for their Expenses, up to an aggregate amount of $2,500,000 (the "Parent Expenses").

          (b) Termination Fee Payable By Company.

               (i) In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay Parent within one (1) business day of delivery of any notice of termination an amount equal to $14,000,000 (the "Termination Fee") payable by wire transfer of same day funds to an account designated in writing to the Company by Parent. Such termination by the Company shall not become effective until the Termination Fee shall have been paid. In the event that this Agreement is terminated pursuant to Section 7.1(b)(i), 7.1(b)(ii), Section 7.1(c)(i) or 7.1(c)(ii), then, in the event that, within one (1) year following such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Takeover Proposal, then the Company shall pay Parent, upon the earlier to occur of the execution of such definitive agreement or such consummation, the Termination Fee payable by wire transfer of same day funds to an account designated in writing to the Company by Parent; provided, however, that no such Termination Fee shall be payable to Parent in the event that a termination occurs pursuant to Section 7.1(c)(i) unless (A) the breach of the representations and warranties giving rise to a termination pursuant to
     Section 7.1(c)(i) results from the intentional and willful actions or omissions of the Company, or (B) after the date hereof and prior to such termination a Takeover Proposal shall have been made. In the event that the Company has previously paid to the Parent Expenses and subsequently becomes obligated to pay the Termination Fee, the amount of Parent Expenses previously paid shall be credited toward the amount of such subsequent Termination Fee. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, more than once the Termination Fee or the Parent Expenses.

               (ii) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee and the Parent Expenses are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.3 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and/or the Parent Expenses of the Parent, and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee or Parent Expenses, the Company shall pay to Parent its costs and expenses (including reasonable attorney's fees) in connection with such suit.

                                 ARTICLE VIII.
                               GENERAL PROVISIONS

     Section 8.1. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     if to the Company, to:

        Thomas Nelson, Inc.
        501 Nelson Place
        Nashville, Tennessee 37214
        Attention: Michael S. Hyatt
        President and Chief Executive Officer
        Telephone: (615) 902-2731
        Facsimile: (425) 969-5036

     with a copy (which shall not constitute notice) to:

        Sherrard & Roe, PLC
        424 Church Street, Suite 2000
        Nashville, Tennessee 37219
        Attention: Thomas J. Sherrard
        Telephone: (615) 742-4200
        Facsimile: (615) 742-4539

     if to Parent or Merger Sub, to:

        Faith Media Holdings, LLC
        405 Lexington Avenue, 48th Floor
        New York, New York 10174
        Attention: Mark J. Coleman, Esq.
        Telephone: (212) 503-2855
        Facsimile: (212) 983-3174

     with a copy (which shall not constitute notice) to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, New York 10005
        Attention: Thomas C. Janson
        Telephone: (212) 530-5921
        Facsimile: (212) 822-5899

     Section 8.3. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Schedules, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.8, are not intended to confer upon any Person other than the parties any rights or remedies.

     Section 8.6. Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this
Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

     Section 8.8. Consent to Jurisdiction; Waiver of Jury Trial.

          (a) Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the United States district court for the Middle District of Tennessee in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the United States district court for the Middle District of Tennessee.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(B).

     Section 8.9. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States district court for the Middle District of Tennessee, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.10. Amendment. This Agreement may be amended by the parties at any time before or after Shareholder Approval or adoption of this Agreement by Parent as sole shareholder of Merger Sub; provided, however, that, after such approvals, there is not to be made any amendment that by Law or stock exchange regulation requires further approval by the Shareholders or the shareholders of Parent, as applicable, without further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     Section 8.11. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     Section 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            PARENT:

                                            FAITH MEDIA HOLDINGS, LLC

                                            By: InterMedia Partners, L.P., its
                                                managing member
                                            By: HK Capital Partners, its general
                                                partner


                                            By: /s/ Leo Hindery, Jr.
                                                --------------------------------
                                            Name: Leo Hindery, Jr.
                                            Title: General Partner


                                            MERGER SUB:

                                            FM MERGERCO, INC.


                                            By: /s/ Leo Hindery, Jr.
                                                --------------------------------
                                            Name: Leo Hindery, Jr.
                                            Title: Authorized Signatory


                                            COMPANY:

                                            THOMAS NELSON, INC.


                                            By: /s/ Michael S. Hyatt
                                                --------------------------------
                                            Name: Michael S. Hyatt
                                            Title: CEO

                                   APPENDIX I

                                   DEFINITIONS

     The following capitalized terms used in this Agreement have the meanings set forth or referenced below:

     "Action" has the meaning set forth in Section 3.18.

     "Adverse Recommendation Change" has the meaning set forth in Section
5.2(b).

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" has the meaning set forth in the Preamble.

     "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

     "Antitrust Filings" has the meaning set forth in Section 5.5(a).

     "Articles of Merger" has the meaning set forth in Section 1.3.

     "Benefit Plans" has the meaning set forth in Section 3.10(a).

     "Budget" has the meaning set forth in Section 5.1(a)(x).

     "Business Day" means any day other than Saturday, Sunday or any day on which banking institutions in Nashville, Tennessee are authorized or required by Law to be closed.

     "Certificate" has the meaning set forth in Section 2.4(b).

     "Charter Documents" has the meaning set forth in Section 3.1.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" means the date on which the Closing actually occurs.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" has the meaning set forth in the Preamble.

     "Company Board" has the meaning set forth in the Recitals.

     "Company Capital Stock" means, collectively, the Company Common Stock and the Company Class B Common Stock.


                                      App-1

     "Company Class B Common Stock" means the shares of the Class B Common Stock, $1.00 par value per share, of the Company.

     "Company Common Stock" means the shares of the Common Stock, $1.00 par value per share, of the Company.

     "Company Disclosure Schedules" has the meaning set forth in Section 3.2.

     "Company Employees" has the meaning set forth in Section 5.11(a)(ii).

     "Company Entities" has the meaning set forth in Section 3.2.

     "Company Financial Advisor" means UBS Securities LLC.

     "Company Intellectual Property" has the meaning set forth in Section 3.14.

     "Company Preferred Stock" has the meaning set forth in Section 3.3(a).

     "Company Recommendation" has the meaning set forth in Section 5.2(b).

     "Company Representatives" has the meaning set forth in Section 5.2(a).

     "Company Subsidiaries" has the meaning set forth in Section 3.2.

     "Confidentiality Agreement" has the meaning set forth in Section 5.4.

     "Data Site" means the data site established by the Company and located at https://datasite.merrilcorp.com/.

     "Effective Time" means the date and time the Merger becomes effective.

     "Employment Agreements" has the meaning set forth in Section 3.10(a).

     "Employment Agreements and Plans" has the meaning set forth in Section 3.10(a).

     "Environment" means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality.

     "Environmental Claim" means any written demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities by any Person alleging any potential liability under any Environmental Law.

     "Environmental Condition" means any contamination, damage, injury or other condition related to Hazardous Substances and includes any present or former Hazardous Substance treatment, storage, or disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, materials containing asbestos which may become friable, lead paint or PCB-containing materials.

                                      App-2

     "Environmental Laws" means all Laws relating to pollution or protection of the Environment; emissions, discharges, Releases or threatened Releases of Hazardous Substances; threats to human health or ecological resources arising from exposure to Hazardous Substances; or the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances; "Environmental Laws" also include those portions of Laws relating to workplace health and safety that address any of the matters set forth above.

     "Environmental Permit" means all Permits required by any Governmental Entity in connection with any Environmental Law, including without limitation all consent orders and binding agreements issued or entered into by any Governmental Entity, and the timely submission of applications for Permits, as required under Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Shares" has the meaning set forth in Section 2.1(b).

     "Expenses" shall include all reasonable out-of-pocket expenses (including all reasonable and customary fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of Shareholder Approval, financing and all other matters related to the closing of the Merger or any transaction related thereto.

     "FTC" means the United States Federal Trade Commission.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

     "Hazardous Substance" means any chemical, substance or waste that is regulated under any Environmental Law as toxic, hazardous or radioactive or as a pollutant or a contaminant and any substance that is or contains asbestos which may become friable, urea formaldehyde foam insulation, PCBs, mold, petroleum or petroleum products, including without limitation crude oil and any fractions thereof, natural gas, synthetic gas and any mixture thereof, leaded paints or radon gas.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Filing" has the meaning set forth in Section 5.5(a).


                                      App-3

     "Immediate Family Member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, anyone (other than domestic employees) who shares such person's home, and any lineal descendants of the foregoing.

     "Indemnified Parties" has the meaning set forth in Section 5.8(c).

     "Intellectual Property" means all United States or foreign intellectual property, including (i) inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (v) computer software (including source code, databases and related documentation) (other than commercially available off-the-shelf software).

     "Interim Period" has the meaning set forth in Section 5.1(a).

     "Knowledge" means, with respect to the Company, the actual knowledge of the individuals set forth on Appendix I of the Company Disclosure Schedules, and with respect to Parent or Merger Sub, the actual knowledge of Mark J. Coleman.

     "Law" means any foreign, federal, state, provincial or local civil or criminal law, statute, code, ordinance, regulation, legally binding rule or other legally enforceable obligation imposed by a court or other Governmental Entity.

     "Leases" means all leases of real property leased by or to the Company or any Company Subsidiary.

     "Liens" means any pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, possessory rights, options, title and survey matters, encumbrances and security interests of any kind or nature whatsoever.

     "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is or would be materially adverse to the business, condition (financial or otherwise), assets, properties, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts that result from (i) changes in general economic conditions in the United States or elsewhere other than such changes that disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (ii) general changes or developments in the industry in which the Company and the Company Subsidiaries operate other than such changes or developments that disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) any actions required under this


                                      App-4

Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement, (v) the effect of incurring and paying expenses to the Company Financial Advisor and other advisors to the Company in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (vi) changes in GAAP or the interpretation thereof by the Financial Accounting Standards Board or the SEC after the date hereof other than such changes that disproportionately impact the Company and the Company Subsidiaries, and (vii) any outbreak of major hostilities in which the United States is involved or any act of insurrection, sabotage or terrorism within the United States or directed against its facilities or citizens wherever located, other than such outbreaks or acts that disproportionately impact the Company and the Company Subsidiaries, taken as a whole. In addition, adverse developments with respect to the current ongoing audit relating to the deductions previously claimed with respect to the stock of C.R. Gibson that occur after the date hereof shall not be considered, individually or in the aggregate, to constitute a Material Adverse Effect.

     "Material Contract" has the meaning set forth in Section 3.8(a).

     "Maximum Premium" has the meaning set forth in Section 5.8(c).

     "Merger" has the meaning set forth in the Recitals.

     "Merger Sub" has the meaning set forth in the Preamble.

     "Most Recent Balance Sheet" has the meaning set forth in Section 3.7.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "NYSE" means the New York Stock Exchange.

     "Option" has the meaning set forth in Section 2.2(a).

     "Option Consideration" has the meaning set forth in Section 2.2(a).

     "Outside Date" has the meaning set forth in Section 7.1(b)(i).

     "Owned Real Property" has the meaning set forth in Section 3.20(a).

     "Parent" has the meaning set forth in the Preamble.

     "Parent Entities" has the meaning set forth in Section 4.3(a).

     "Parent Expenses" has the meaning set forth in Section 7.3(a).

     "Parent Subsidiaries" has the meaning set forth in Section 4.3(a).

     "Paying Agent" has the meaning set forth in Section 2.4(a).

     "PCBs" means polychlorinated biphenyls.


                                      App-5

     "Per Share Merger Consideration" has the meaning set forth in Section
2.1(a).

     "Permit" has the meaning set forth in Section 3.9.

     "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of it and for which the relevant party or a Subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as liabilities on the balance sheet of the relevant party and its consolidated Subsidiaries as of the end of the second quarter of fiscal 2006 contained in its SEC Reports (as hereinafter defined) or the existence of which is referred to in the notes to such balance sheet, (iv) Liens arising under conditional sales contracts or as purchase money security interests for the purchase or lease of personal property and (v) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate.

     "Permitted Real Property Encumbrances" means (i) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (ii) any conditions that a current, accurate survey or physical inspection of any Owned Real Property may show, (iii) zoning, building and other similar restrictions and (iv) any unrecorded easements, covenants or rights-of-way that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate.

     "Person" means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns).

     "Principal Shareholders" has the meaning set forth in the Recitals.

     "Prior Plan" has the meaning set forth in Section 5.11(b).

     "Proxy Statement" has the meaning set forth in Section 5.3(c).

     "Release" means any (i) releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying, migrating, placing or otherwise entering into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances) or (ii) treating, storing, disposing, arranging for or permitting the disposal of or handling of any Hazardous Substance.

     "Restricted Stock" has the meaning set forth in Section 2.2(b).

     "Revolving Credit Agreement" means the Revolving Credit Agreement among the Company, as Borrower, the lenders appointed from time to time and Suntrust Bank as Administrative Agent and Lender, dated as of June 28, 2002 and amended August 27, 2004.


                                      App-6

     "Royalty Agreement" means an agreement between the Company or any Company Subsidiary and a creator or copyright proprietor of one or more works which provides the Company or Company Subsidiary with the right to publish such work(s) in exchange for such compensation to be paid to creator or proprietor as set forth in such agreement.

     "Sarbanes-Oxley Act" has the meaning set forth in Section 3.6(b).

     "SEC" means the Securities and Exchange Commission.

     "SEC Reports" has the meaning set forth in Section 3.6(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholder Approval" has the meaning set forth in Section 6.1(a).

     "Shareholders" mean, collectively, the holders of the issued and outstanding Company Capital Stock.

     "Shareholders' Meeting" has the meaning set forth in Section 5.3(b).

     "Shares" has the meaning set forth in Section 2.1(a).

     "Significant Royalty Agreements" has the meaning set forth in Section
3.8(b).

     "Special Committee" has the meaning set forth in the Recitals.

     "Stock Plans" means the Company's Amended and Restated 1992 Employee Stock Incentive Plan and 2003 Stock Incentive Plan, each as amended to date, and each other plan, program or arrangement pursuant to which compensatory equity-related awards may be granted.

     "Stock Unit" has the meaning set forth in Section 2.2(c).

     "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interest of which) is owned directly or indirectly by such first Person.

     "Successor Plan" has the meaning set forth in Section 5.11(b).

     "Superior Proposal" means a bona fide written Takeover Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the combined voting power of the Company then outstanding (and which provides for the same price per share for all shares of company Capital Stock) or all or substantially all of the consolidated assets of the Company that is not subject to any financing condition or to any other condition to which the Merger is not subject and the Special Committee determines in its good faith judgment (after consulting its financial advisors and legal counsel), taking into account legal, regulatory, financial, timing and similar aspects of the proposal, the consideration offered and the Person


                                      App-7
making it and any break-up fees and expense reimbursement provisions proposed, would be more favorable to the Shareholders than the transactions contemplated by this Agreement (for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the Shareholders has a lower nominal value than the Per Share Merger Consideration or is comprised of cash and/or other property or securities); provided, that for purposes of this definition, the term "Company" shall include any successor thereto.

     "Surviving Corporation" has the meaning set forth in Section 1.1.

     "Takeover Proposal" means any inquiry, proposal, offer, indication of interest, signed agreement or completed action from any Person relating to any
(A) direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company, (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement, (E) the acquisition, license, purchase or other disposition of the business or assets (including any capital stock or assets of any Company Subsidiary) of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, revenues or earnings of the Company and the Company Subsidiaries, taken as a whole, outside the ordinary course of business or inconsistent with past practice or (F) any combination of the foregoing; provided, that for purposes of this definition, the term "Company" shall include any successor thereto.

     "Takeover Statute" has the meaning set forth in Section 5.5(c).

     "Tax Reserve" has the meaning set forth in Section 3.11.

     "Tax Return" means any return, report, statement or information required to be filed with any Taxing Authority with respect to Taxes.

     "Taxes" means all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding, escheat or abandoned property and other taxes, duties, charges, fees, levies or other assessments imposed by any Taxing Authority, including any interest, penalties or additions with respect thereto.

     "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     "TBCA" means the Tennessee Business Corporation Act, as amended.


                                      App-8

     "Termination Fee" has the meaning set forth in Section 7.3(b).


                                      App-9

                                ANNEX B


SunTrust Robinson Humphrey
_______________________________________________________________________________
A Division of SunTrust Capital Markets, Inc.


                                                            February 20, 2006




The Special Committee of the Board of Directors
Thomas Nelson, Inc.
P. O. Box 141000
Nashville, TN  37214-1000

Gentlemen:

     We understand that Faith Media Holdings, LLC, a Delaware limited liability company ("Parent"), desires to acquire Thomas Nelson, Inc., a Tennessee corporation (the "Company"), by means of the merger of FM Mergerco, Inc., a Tennessee corporation and a wholly owned subsidiary of Parent ("Merger Sub"), with and into the Company (the "Proposed Transaction"). Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 20, 2006, by and among Parent, Merger Sub and the Company
(the "Agreement"), each share of Common Stock, $1.00 par value per share, of the Company ("Company Common Stock") and each share of Class B Common Stock, $1.00 par value per share, of the Company ("Company Class B Common Stock" and together with the Company Common Stock, the "Company Capital Stock") will be converted into the right to receive $29.85 in cash (the "Consideration"). You have requested that we render our opinion to you with respect to the fairness, from a financial point of view, to the holders of Company Capital Stock (other than the Principal Shareholders (as defined in the Agreement)) of the Consideration to be received by such holders in the Proposed Transaction.

     In arriving at our opinion, we reviewed: (i) the Agreement; (ii) certain publicly available information concerning the Company; (iii) certain financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (iv) historical trading information with respect to the Company Capital Stock; (v) certain historical and projected financial information for the Company and selected publicly traded companies we deemed relevant; (vi) certain historical information relating to premiums paid in acquisitions of selected publicly traded companies we deemed relevant; and (vii) certain financial terms of the Proposed Transaction and selected transactions involving publicly traded companies we deemed relevant.
In addition, we have had discussions with the management of the Company concerning its business, operations, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon, without independent investigation or verification, the accuracy and completeness of all of the financial and other information reviewed by or discussed with us in arriving at our opinion. With respect to the financial forecasts of the Company furnished to or discussed with us, we have assumed, at the direction of the management of the Company and without independent investigation or verification, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we

The Special Committee of the Board of Directors
Thomas Nelson, Inc.
P. O. Box 141000
Nashville, TN  37214-1000
Page 2

have not conducted a physical inspection of the properties and facilities of the Company and have not made nor been provided with any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company. With respect to certain contingent or potential tax and environmental liabilities, we have relied, without independent investigation or verification, upon the assessments of the Company's management and counsel. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and that the conditions to the closing of the Proposed Transaction will be satisfied without modification, delay or waiver.
We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. Because the Principal Shareholders are willing to accept the same consideration per share for their shares of Company Class B Common Stock and their shares of Company Common Stock in the Proposed Transaction and because shares of Company Class B Common Stock have generally not traded at a premium to shares of Company Common Stock, for purposes of our financial analyses and our opinion, we have treated shares of Company Class B Common Stock and Company Common Stock as having equivalent value. Our opinion only addresses the fairness, from a financial point of view, to the holders of Company Capital Stock (other than the Principal Shareholders) of the Consideration to be received by such holders in the Proposed Transaction and does not address any other aspect or implication of the Proposed Transaction or any other agreement, arrangement or understanding entered into by the Company or any other person in connection with the Proposed Transaction or otherwise.
In addition, our opinion does not address the merits of the Proposed Transaction as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company's underlying decision to engage in the Proposed Transaction. Our opinion is necessarily based upon business, economic, market and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update or revise our opinion.

     We became entitled to a fee upon our engagement by the Special Committee to render an opinion and an additional fee upon our completion of the work necessary to render our opinion, regardless of the conclusion reached therein. Additionally, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We were engaged to render an opinion and consequently were not requested to and did not participate in any discussions or negotiations relating to the Proposed Transaction. In addition, we were not authorized to and did not solicit indications of interest from any third party with respect to the purchase of all or a part of the Company, although we have been advised, and for purposes of our opinion have assumed, that the Special Committee's financial advisor in connection with the negotiation of the Proposed Transaction was authorized to and did solicit such indications of interest.
In the past, we have performed various investment banking services for the Company and we and our affiliates (including SunTrust Banks, Inc.) have had financing and other business relationships with the Company for which we and they have received customary fees. Additionally, in the ordinary course of business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee of the Board of Directors
Thomas Nelson, Inc.
P. O. Box 141000
Nashville, TN  37214-1000
Page 3


     Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Capital Stock pursuant to the Proposed Transaction is fair, from a financial point of view, to such holders (other than the Principal Shareholders). This opinion is being rendered at the request of the Special Committee and is for the benefit of the Special Committee and the Board of Directors of the Company in their evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any shareholder should vote or act with respect to any matter relating to the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.


                                                  SUNTRUST ROBINSON HUMPHREY

                                Common Stock (WHITE)/Class B Common Stock (BLUE)

                                Name of Shareholder:____________________________


                                 (FRONT)


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE SPECIAL MEETING OF SHAREHOLDERS OF THOMAS NELSON, INC.
                       TO BE HELD ON ____________, 2006

     The undersigned, revoking all previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated _____________, 2006 in connection with the special meeting of shareholders of Thomas Nelson, Inc. to be held on ______________, 2006, at __:00 a.m., local time, at ______________, Nashville, Tennessee _____, and hereby appoints
Joe L. Powers and Frank M. Wentworth and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of common stock and Class B common stock of Thomas Nelson registered in the name provided herein that the undersigned may be entitled to vote at the ___________, 2006 special meeting, and at any and all postponements and adjournments thereof, with all powers that the undersigned would have if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES. IF YOU INDICATE SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

     Regardless of whether you plan to attend the special meeting of shareholders, you can be sure your shares are represented at the special meeting by promptly returning this proxy in the enclosed envelope. Thank you for your attention to this important matter.

              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                                  (BACK)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Please mark votes.  The board of directors recommends you vote "FOR" items
1. and 2. below.

1. Approval of the Agreement and Plan of Merger, dated as of February 20, 2006, by and among Thomas Nelson, Inc., Faith Media Holdings, LLC, a Delaware limited liability company ("Faith Media"), and FM Mergerco, Inc., a Tennessee corporation and a wholly-owned subsidiary of Faith Media, and the merger contemplated thereby, pursuant to which, upon the merger becoming effective, each share of common stock, $1.00 par value per share, and each share of Class B common stock, $1.00 par value per share, of Thomas Nelson will be converted into the right to receive $29.85 in cash, without interest.

              ( ) FOR    ( ) AGAINST    ( ) ABSTAIN


2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement.

               ( ) FOR    ( ) AGAINST    ( ) ABSTAIN


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and any and all adjournments or postponements thereof.

              ( ) FOR    ( ) AGAINST    ( ) ABSTAIN


     Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


Signature:							Date:
          --------------------------------           --------------------
Printed Name:
             -----------------------------


Signature:							Date:
          --------------------------------           --------------------
Printed Name:
             -----------------------------


                           YOUR VOTE IS VERY IMPORTANT
              PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY